    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1996


                                                      REGISTRATION NO. 333-13219

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                       WESTINGHOUSE ELECTRIC CORPORATION
             (Exact name of registrant as specified in its charter)
                            ------------------------

           PENNSYLVANIA                          4833                           25-0877540
   (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)    Classification Code Number)           Identification No.)

                               11 STANWIX STREET
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 244-2300
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            LOUIS J. BRISKMAN, ESQ.
                           SENIOR VICE PRESIDENT AND
                                GENERAL COUNSEL
                       WESTINGHOUSE ELECTRIC CORPORATION
                               11 STANWIX STREET
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 244-2300
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

        PETER S. WILSON                       RICHARD D. BOHM
    CRAVATH, SWAINE & MOORE                 DEBEVOISE & PLIMPTON
        WORLDWIDE PLAZA                       875 THIRD AVENUE
       825 EIGHTH AVENUE                  NEW YORK, NEW YORK 10022
    NEW YORK, NEW YORK 10019


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement which relates to the Merger (as defined herein) of R Acquisition Corp., a wholly-owned subsidiary of Westinghouse Electric Corporation, with and into Infinity Broadcasting Corporation pursuant to the Merger Agreement described herein.

                            ------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           [WESTINGHOUSE LETTER HEAD]


                                                                OCTOBER 22, 1996


Dear Stockholder:


     You are cordially invited to attend a Special Meeting (the "Special Meeting") of Stockholders of Westinghouse Electric Corporation ("Westinghouse"). The meeting will be held at Le Parker Meridien, 118 West 57(th) Street, New York, New York on December 10, 1996 beginning at 1:30 p.m., local time. The purposes of the meeting are set forth below and described in detail in the accompanying Joint Proxy Statement/Prospectus.



     On June 20, 1996, Westinghouse entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") with Infinity Broadcasting Corporation ("Infinity") and R Acquisition Corp., a wholly owned subsidiary of Westinghouse ("Sub"), pursuant to which Sub will be merged (the "Merger") with and into Infinity, with Infinity surviving as a wholly owned subsidiary of Westinghouse. Subject to the terms and conditions of the Merger Agreement, each share of Infinity common stock outstanding immediately prior to the effective time of the Merger will be converted into 1.71 (the "Conversion Number") shares of Common Stock, par value $1.00 per share, of Westinghouse ("Westinghouse Common Stock"). Cash will be paid in lieu of any fractional shares of Westinghouse Common Stock. In order to accomplish the Merger, stockholders of Westinghouse are being asked:
(i) to approve an amendment to the Restated Articles of Incorporation of Westinghouse to increase the number of authorized shares of Westinghouse Common Stock from 630,000,000 to 1,100,000,000 (the "Charter Amendment"); and (ii) to approve the issuance of shares of Westinghouse Common Stock in accordance with the terms of the Merger Agreement (the "Share Issuance").


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER, THE CHARTER AMENDMENT AND THE SHARE ISSUANCE ARE ADVISABLE AND IN THE BEST INTEREST OF WESTINGHOUSE AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENT AND THE SHARE ISSUANCE. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT AND THE SHARE ISSUANCE.

     Chase Securities Inc. ("Chase") acted as financial advisor to Westinghouse in connection with providing a written opinion dated June 19, 1996 to the Board that the Conversion Number is fair to Westinghouse from a financial point of view. Salomon Brothers Inc ("Salomon") also delivered a written opinion dated June 19, 1996 to the Board to the effect set forth above.

     Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement and the transactions contemplated thereby by Infinity stockholders, approval of the Charter Amendment and the Share Issuance by Westinghouse stockholders and the review by, or receipt of certain approvals from, regulatory authorities.

     You are urged to read the accompanying Joint Proxy Statement/Prospectus which provides you with a description of the terms of the proposed transaction. A copy of the Merger Agreement is included as Annex I to the Joint Proxy Statement/Prospectus.

     It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and return the proxy card in the enclosed postage-paid envelope. Thank you for your time and attention to the accompanying Joint Proxy Statement/Prospectus.

                                         Sincerely,

                                         /s/ MICHAEL H. JORDAN

                                         Michael H. Jordan
                                         Chairman of the Board
                                         and Chief Executive Officer

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 10, 1996



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Westinghouse Electric Corporation ("Westinghouse") will be held at Le Parker Meridien, 118 West 57(th) Street, New York, New York on December 10, 1996 beginning at 1:30 p.m., local time, for the following purposes:



          (i) To consider and vote upon: (a) a proposal to approve an amendment to the Restated Articles of Incorporation of Westinghouse to increase the number of authorized shares of Common Stock, par value $1.00 per share, of Westinghouse ("Westinghouse Common Stock") from 630,000,000 to 1,100,000,000 (the "Charter Amendment"); and (b) a proposal to approve the issuance of shares of Westinghouse Common Stock (the "Share Issuance") in accordance with the terms of the Agreement and Plan of Merger dated as of June 20, 1996 (as amended, the "Merger Agreement"), among Westinghouse, R Acquisition Corp. and Infinity Broadcasting Corporation; and


          (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on October 15, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.



     The accompanying Joint Proxy Statement/Prospectus describes the Merger Agreement and certain actions to be taken in connection with the Merger. Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible. In this way, if you are unable to attend in person, your shares can nevertheless be voted at the Special Meeting. A return envelope is enclosed for your convenience. Your proxy may be revoked by delivering written notice of revocation to the Secretary prior to the time voting is declared closed or by attending the Special Meeting and voting your shares in person. Please see the accompanying Joint Proxy Statement/Prospectus for further details regarding the treatment of proxies at the Special Meeting.


     In the event that there are not sufficient votes to approve the Charter Amendment and the Share Issuance, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by or on behalf of Westinghouse.

                                          By Order of the Board of Directors

                                          /s/ ANGELINE C. STRAKA

                                          Angeline C. Straka
                                          Vice President, Secretary
                                          and Associate General Counsel
Pittsburgh, Pennsylvania

October 22, 1996

        [INFINITY LOGO]

          INFINITY
      BROADCASTING
       CORPORATION

600 Madison Avenue
New York, NY 10022
      212 750 6400

                                                                October 22, 1996


Dear Stockholder:


     You are cordially invited to attend a Special Meeting (the "Special Meeting") of Stockholders of Infinity Broadcasting Corporation (the "Company"). The Special Meeting will be held at Le Parker Meridien, 118 West 57(th) Street, New York, New York, on December 10, 1996, beginning at 9:30 a.m., Eastern Time. The purpose of the Special Meeting is set forth below and in the accompanying Notice of Special Meeting of Stockholders, and is described in detail in the accompanying Joint Proxy Statement/Prospectus.



     On June 20, 1996, the Company entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") with Westinghouse Electric Corporation ("Westinghouse") and R Acquisition Corp., a wholly owned subsidiary of Westinghouse ("Sub"), pursuant to which Sub will be merged (the "Merger") with and into the Company, with the Company surviving as a wholly owned subsidiary of Westinghouse. Subject to the terms and conditions of the Merger Agreement, each share of Class A Common Stock, par value $.002 per share, Class B Common Stock, par value $.002 per share, and Class C Common Stock, par value $.002 per share, of the Company (collectively, "Company Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.71 shares of Common Stock, par value $1.00 per share, of Westinghouse ("Westinghouse Common Stock"). Cash will be paid in lieu of any fractional shares of Westinghouse Common Stock. In order to accomplish the Merger, stockholders of the Company are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as financial advisor to the Company in connection with the Merger and delivered a written opinion to the Board that the consideration to be received by holders of Company Common Stock (other than Westinghouse and its affiliates) pursuant to the Merger Agreement is fair to such holders from a financial point of view.

     Consummation of the Merger is subject to certain conditions, including the approval and adoption of the transaction by the Company's stockholders, certain approvals from the stockholders of Westinghouse, and the review by, or receipt of certain approvals from, regulatory authorities.

     You are urged to read the accompanying Joint Proxy Statement/Prospectus, which provides you with a description of the terms of the proposed transaction. A copy of the Merger Agreement is included as Annex I to the Joint Proxy Statement/Prospectus.

     It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting in person, you are urged to complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope as promptly as possible.

     Thank you for your time and attention to the accompanying Notice of Special Meeting and Joint Proxy Statement/Prospectus.

                                          Very truly yours,

                                          /s/ MEL KARMAZIN

                                          Mel Karmazin
                                          President and Chief
                                          Executive Officer

                       INFINITY BROADCASTING CORPORATION
                               600 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 10, 1996



    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Infinity Broadcasting Corporation, a Delaware corporation (the "Company"), will be held at Le Parker Meridien, 118 West 57(th) Street, New York, New York, on December 10, 1996, beginning at 9:30 a.m., Eastern Time, for the following purposes:



        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 20, 1996 (as amended, the "Merger Agreement"), among the Company, Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), and R Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Westinghouse ("Sub"), and the transactions contemplated thereby, including, among other things, the merger (the "Merger") of Sub with and into the Company, and the conversion of each share of Class A Common Stock, par value $.002 per share, Class B Common Stock, par value $.002 per share, and Class C Common Stock, par value $.002 per share, of the Company (collectively, "Company Common Stock") into the right to receive 1.71 shares of Common Stock, par value $1.00 per share, of Westinghouse ("Westinghouse Common Stock"). Cash will be paid in lieu of any fractional shares of Westinghouse Common Stock. As a result of the Merger, the Company will become a wholly owned subsidiary of Westinghouse. The Merger and related matters are described in greater detail in, and a copy of the Merger Agreement is attached as Annex I to, the accompanying Joint Proxy Statement/Prospectus.


        2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


    Stockholders of record at the close of business on October 15, 1996, the record date for the Special Meeting, are entitled to notice of and to vote at, the Special Meeting and any adjournments or postponements thereof.


    Approval of the proposal described in item 1 above requires the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to be voted with respect to such proposal, voting as a single class.

    As of the record date for the Special Meeting, the holders of the Company's Class B Common Stock held, in the aggregate, a majority of the total voting power of the outstanding Company Common Stock. Consequently, such holders in the aggregate have sufficient voting power to approve and adopt the Merger Agreement and the transactions contemplated thereby, regardless of the vote of any other Company stockholders.

    The holders of the Company's Class B Common Stock have entered into a Stockholder Agreement dated as of June 20, 1996, with Westinghouse (as amended, the "Stockholder Agreement"), pursuant to which such holders have agreed to vote their shares of Company Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby (subject to certain conditions set forth in the Stockholder Agreement). The Stockholder Agreement is described in greater detail in, and a copy of the Stockholder Agreement is attached as Annex II to, the accompanying Joint Proxy Statement/Prospectus.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Any stockholder who signs and mails a proxy may revoke such proxy by delivering written notice of such revocation to the Secretary of the Company prior to the time voting is declared closed or by attending the Special Meeting and voting in person. Please see the accompanying Joint Proxy Statement/Prospectus for further details regarding the treatment of proxies at the Special Meeting.

    Please do not mail any stock certificates at this time.

                                         By Order of the Board of Directors,

                                         /s/ MICHAEL A. WIENER

                                         Michael A. Wiener
                                         Co-Chairman of the Board and Secretary

October 22, 1996

                       WESTINGHOUSE ELECTRIC CORPORATION
                                      AND
                       INFINITY BROADCASTING CORPORATION
                             JOINT PROXY STATEMENT
                            ------------------------
                       WESTINGHOUSE ELECTRIC CORPORATION
                                   PROSPECTUS
                            ------------------------


    This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to (i) the holders of Common Stock, par value $1.00 per share ("Westinghouse Common Stock"), of Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), in connection with the solicitation of proxies by the Board of Directors of Westinghouse (the "Westinghouse Board") for use at a Special Meeting of stockholders of Westinghouse to be held on December 10, 1996, and at any and all adjournments or postponements thereof (the "Westinghouse Special Meeting") and (ii) the holders of (a) Class A Common Stock, $.002 par value ("Infinity Class A Common Stock"), of Infinity Broadcasting Corporation, a Delaware corporation ("Infinity"), and (b) Class B Common Stock, $.002 par value ("Infinity Class B Common Stock"), of Infinity in connection with the solicitation of proxies by the Board of Directors of Infinity (the "Infinity Board") for use at a Special Meeting of stockholders of Infinity to be held on December 10, 1996, and at any and all adjournments or postponements thereof (the "Infinity Special Meeting" and, together with the Westinghouse Special Meeting, the "Special Meetings").



    This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger dated as of June 20, 1996 (as amended, the "Merger Agreement") among Westinghouse, R Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Westinghouse ("Sub"), and Infinity, which provides for the merger (the "Merger") of Sub with and into Infinity, with Infinity surviving as a wholly owned subsidiary of Westinghouse. Subject to the terms and conditions of the Merger Agreement, each share of Infinity Class A Common Stock, Infinity Class B Common Stock and Class C Common Stock, $.002 par value ("Infinity Class C Common Stock" and, together with Infinity Class A Common Stock and Infinity Class B Common Stock, "Infinity Common Stock"), of Infinity outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (other than shares owned directly or indirectly by Westinghouse or Infinity, which will be canceled) will be converted into the right to receive
1.71 (the "Conversion Number") shares of Westinghouse Common Stock. Cash will be paid in lieu of any fractional shares of Westinghouse Common Stock.


    At the Westinghouse Special Meeting, holders of Westinghouse Common Stock are being asked to approve (i) an amendment to the Restated Articles of Incorporation of Westinghouse (the "Westinghouse Charter") to increase the number of authorized shares of Westinghouse Common Stock from 630,000,000 to 1,100,000,000 (the "Charter Amendment") and (ii) the issuance of shares of Westinghouse Common Stock in accordance with the terms of the Merger Agreement (the "Share Issuance"). Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the shares of Westinghouse Common Stock outstanding as of the Westinghouse Record Date (as defined). Approval of the Share Issuance will require the affirmative vote of the holders of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on the Share Issuance represents more than 50% of the outstanding shares of Westinghouse Common Stock entitled to vote thereon at the Westinghouse Special Meeting. Approval of the Charter Amendment is not conditioned on approval of the Share Issuance; however, approval of the Charter Amendment is a prerequisite to the Share Issuance. As used herein, approval of each of the Charter Amendment and the Share Issuance are referred to collectively as the "Westinghouse Stockholder Approvals."

    At the Infinity Special Meeting, holders of Infinity Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby. Approval and adoption of the Merger Agreement and the transactions contemplated thereby (the "Infinity Stockholder Approval" and, together with the Westinghouse Stockholder Approvals, the "Stockholder Approvals") will require the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Infinity Common Stock.

    The consummation of the Merger is subject, among other things, to the Stockholder Approvals and the receipt of certain regulatory approvals. SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING. A composite conformed copy of the Merger Agreement is attached hereto as Annex I.

    This Proxy Statement/Prospectus also constitutes the Prospectus of Westinghouse filed as part of a Registration Statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of shares of Westinghouse Common Stock to be issued in connection with the Merger. Each share of Westinghouse Common Stock issued in connection with the Merger will also be accompanied by a right to purchase one one-hundredth of a share of Series A Participating Preferred Stock of Westinghouse (the "Series A Preferred Stock") pursuant to a Rights Agreement (the "Westinghouse Rights Agreement") between Westinghouse and First Chicago Trust Company of New York, as Rights Agent. See "DESCRIPTION OF WESTINGHOUSE CAPITAL STOCK--Preferred Stock--Series A Preferred Stock--Rights Plan."


    Westinghouse Common Stock is listed for trading under the symbol "WX" on the New York Stock Exchange (the "NYSE"), the Chicago Stock Exchange (the "CSE"), the Pacific Stock Exchange (the "PSE"), the Boston Stock Exchange (the "BSE") and the Philadelphia Stock Exchange (the "PHSE"). Infinity Class A Common Stock is listed for trading under the symbol "INF" on the NYSE. On June 19, 1996, the last trading day prior to the execution of the Merger Agreement, the last reported sale prices of Westinghouse Common Stock and Infinity Class A Common Stock, as reported on the NYSE Composite Transactions Tape, were $18 7/8 per share and $28 5/8 per share, respectively. On October 21, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale prices of Westinghouse Common Stock and Infinity Class A Common Stock, as reported on the NYSE Composite Transactions Tape, were $18 1/2 per share and $30 7/8 per share, respectively.



    This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Westinghouse and Infinity on or about October 24, 1996.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


        The date of this Proxy Statement/Prospectus is October 22, 1996.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................     4
INCORPORATION OF DOCUMENTS BY REFERENCE..............................................     4
SUMMARY..............................................................................     6
  The Companies......................................................................     6
  The Special Meetings...............................................................     6
  The Merger and the Merger Agreement................................................     8
  Selected Unaudited Pro Forma Combined Condensed Financial Data.....................    12
  Westinghouse Selected Consolidated Historical Financial Data.......................    14
  Infinity Selected Consolidated Historical Financial Data...........................    15
RISK FACTORS.........................................................................    16
RECENT DEVELOPMENTS..................................................................    18
WESTINGHOUSE SPECIAL MEETING.........................................................    19
  Purpose............................................................................    19
  Record Date; Voting Rights.........................................................    19
  Share Ownership of Management......................................................    19
  Quorum.............................................................................    19
  Proxies............................................................................    20
  Solicitation of Proxies............................................................    20
  Required Vote......................................................................    20
PROPOSED WESTINGHOUSE CHARTER AMENDMENT..............................................    21
INFINITY SPECIAL MEETING.............................................................    22
  Purpose............................................................................    22
  Record Date; Voting Rights.........................................................    22
  Share Ownership of Management......................................................    22
  Quorum.............................................................................    22
  Proxies............................................................................    23
  Solicitation of Proxies............................................................    23
  Required Vote......................................................................    23
  The Stockholder Agreement..........................................................    23
THE MERGER...........................................................................    25
  General............................................................................    25
  Background of the Merger...........................................................    25
  Westinghouse's Reasons for the Merger; Recommendation of its Board of Directors....    27
  Opinions of Westinghouse's Investment Bankers......................................    28
  Infinity's Reasons for the Merger; Recommendation of its Board of Directors........    36
  Opinion of Infinity's Financial Advisor............................................    37
  Certain Litigation.................................................................    42
  Interests of Certain Persons in the Merger.........................................    42
  Resale of Shares of Westinghouse Common Stock Issued in the Merger; Affiliates.....    44
  Certain Federal Income Tax Consequences............................................    45
  Anticipated Accounting Treatment...................................................    46
  Regulatory Reviews and Approvals...................................................    46
  Absence of Dissenters' and Appraisal Rights........................................    50
  Stock Exchange Listing.............................................................    50
  Delisting and Deregistration of Infinity Class A Common Stock......................    50

                                                                                       PAGE
                                                                                       ----
THE MERGER AGREEMENT.................................................................    51
  Certificate of Incorporation and By-Laws...........................................    51
  Directors and Officers.............................................................    51
  Conversion of Infinity Common Stock................................................    51
  Fractional Shares..................................................................    51
  Effective Time of the Merger.......................................................    52
  Substitution of Parties............................................................    52
  Exchange of Infinity Common Stock..................................................    52
  Representations and Warranties.....................................................    52
  Business of Infinity Pending the Merger............................................    53
  Business of Westinghouse Pending the Merger........................................    54
  No Solicitation....................................................................    54
  Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation
     to Effect the Merger............................................................    55
  Conditions to the Obligations of Westinghouse and Sub..............................    55
  Conditions to the Obligations of Infinity..........................................    56
  Effect on Infinity Benefit Plans, Stock Options, Deferred Shares and Warrants......    56
  Indemnification, Exculpation and Insurance.........................................    57
  Termination........................................................................    57
  Fees and Expenses..................................................................    58
  Amendment..........................................................................    58
  Waiver.............................................................................    58
COMPARATIVE PER SHARE MARKET INFORMATION.............................................    59
UNAUDITED PRO FORMA FINANCIAL INFORMATION............................................    60
DESCRIPTION OF INFINITY CAPITAL STOCK................................................    68
DESCRIPTION OF WESTINGHOUSE CAPITAL STOCK............................................    69
COMPARISON OF THE RIGHTS OF WESTINGHOUSE AND INFINITY
  STOCKHOLDERS.......................................................................    72
BUSINESS OF WESTINGHOUSE.............................................................    81
BUSINESS OF INFINITY.................................................................    83
STOCKHOLDER PROPOSALS................................................................    84
EXPERTS..............................................................................    84
LEGAL OPINIONS.......................................................................    84
ANNEXES
ANNEX I   AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 20, 1996,
                AS AMENDED (COMPOSITE CONFORMED COPY)
ANNEX II  STOCKHOLDER AGREEMENT DATED AS OF JUNE 20, 1996, AS AMENDED
                (COMPOSITE CONFORMED COPY)
ANNEX III OPINION OF CHASE SECURITIES INC.
ANNEX IV  OPINION OF SALOMON BROTHERS INC
ANNEX V   OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH
                INCORPORATED

                             AVAILABLE INFORMATION

     Westinghouse and Infinity are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such reports, proxy statements and other information may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov that contains such reports, proxy statements and other information. Copies of such materials filed by Westinghouse can be inspected at the NYSE, 20 Broad Street, New York, New York 10005; the CSE, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; the PSE, 301 Pine Street, San Francisco, California 94104; the BSE, 1 Boston Place, Boston, Massachusetts 02108 and the PHSE, 1900 Market Street, Philadelphia, Pennsylvania 19103. Copies of such materials filed by Infinity can be inspected at the NYSE at the address above. After consummation of the Merger, Infinity may no longer be required to file reports, proxy statements or other information with the SEC. Instead, such information may be included, to the extent required, in filings made by Westinghouse.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Form S-4, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Form S-4 and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Form S-4 or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF WESTINGHOUSE COMMON STOCK OR INFINITY COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO WESTINGHOUSE, WESTINGHOUSE ELECTRIC CORPORATION, 11 STANWIX STREET, ROOM 1064, PITTSBURGH, PENNSYLVANIA 15222, ATTENTION: CORPORATE INFORMATION CENTER (TELEPHONE: (412) 244-2300), AND, IN THE CASE OF DOCUMENTS RELATING TO INFINITY, INFINITY BROADCASTING CORPORATION, 600 MADISON AVENUE, NEW YORK, NEW YORK 10022,
ATTENTION: SECRETARY'S OFFICE (TELEPHONE: (212) 750-6400). IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN DECEMBER 3, 1996.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

     1. Westinghouse's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Westinghouse 10-K");

     2. The portions of Westinghouse's Notice of 1996 Annual Meeting and Proxy Statement that have been incorporated by reference in the 1995 Westinghouse 10-K;

     3. Westinghouse's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996;

     4. Westinghouse's Current Reports on Form 8-K reporting events on January 9, 1996, February 8, 1996, April 19, 1996, May 2, 1996, June 5, 1996, June 10,
1996, June 20, 1996, August 6, 1996 and September 19, 1996;


     5. Westinghouse's Current Report on Form 8-K/A dated February 6, 1996;


     6. Infinity's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Infinity 10-K");

     7. The portions of Infinity's Proxy Statement dated May 14, 1996 that have been incorporated by reference in the 1995 Infinity 10-K;

     8. Infinity's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996;

     9. Infinity's Current Reports on Form 8-K reporting events on March 26, 1996, June 20, 1996 and June 26, 1996; and

     10. Infinity's Current Reports on Form 8-K/A, dated April 1, 1996, May 15, 1996 and September 5, 1996.

     All reports and other documents filed by either Westinghouse or Infinity pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of its respective Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER WESTINGHOUSE OR INFINITY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WESTINGHOUSE OR INFINITY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------


     As used herein, unless the context otherwise clearly requires, "Westinghouse" refers to Westinghouse Electric Corporation and its consolidated subsidiaries and "Infinity" refers to Infinity Broadcasting Corporation and its consolidated subsidiaries. Capitalized terms not defined in this Proxy Statement/Prospectus have the respective meanings specified in the Merger Agreement.

                            ------------------------

     All information contained in this Proxy Statement/Prospectus with respect to Westinghouse and Sub has been provided by Westinghouse. All information contained in this Proxy Statement/Prospectus with respect to Infinity has been provided by Infinity.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy
Statement/Prospectus and the Annexes hereto.
                            ------------------------

     STOCKHOLDERS OF WESTINGHOUSE AND INFINITY ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."
                            ------------------------

THE COMPANIES


     Westinghouse. Westinghouse is a diversified, global company which engages in a wide variety of businesses through its Westinghouse/CBS Group and its Industries & Technology Group. The Westinghouse/CBS Group comprises the operations of CBS Inc. ("CBS"), which Westinghouse acquired in 1995, and the former Group W Broadcasting. The Industries & Technology Group provides services, fuel and equipment for the nuclear energy market, services and equipment for the power generation market, transport temperature control equipment, management services at government-owned facilities, and communication and information systems. Westinghouse's principal executive offices are located at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, and its telephone number is (412) 244-2300. See "BUSINESS OF WESTINGHOUSE."


     Infinity. Infinity is one of the largest owners and/or operators of radio stations in the United States. Infinity currently owns and/or operates 44 radio stations serving 13 of the nation's largest radio markets. In addition to its radio industry activities, Infinity participates in the out-of-home media business through its wholly owned subsidiary TDI Worldwide, Inc. ("TDI"). Infinity also manages and has a minority equity investment in Westwood One, Inc. ("Westwood One"), the nation's largest producer and distributor of radio programming. Infinity's principal executive offices are located at 600 Madison Avenue, New York, New York 10022, and its telephone number is (212) 750-6400. See "BUSINESS OF INFINITY."

     Sub. Sub, which is a wholly-owned subsidiary of Westinghouse, was incorporated in Delaware on June 18, 1996 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has engaged in no other business other than incident to its creation and the Merger Agreement and the transactions contemplated by the Merger Agreement. Its principal executive offices are located at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, and its telephone number is (412) 244-2300.

THE SPECIAL MEETINGS

Westinghouse


     Purpose. The Westinghouse Special Meeting will be held at Le Parker Meridien, 118 West 57(th) Street, New York, New York, on December 10, 1996, at 1:30 p.m., local time, to consider and vote upon proposals to approve (i) the Charter Amendment and (ii) the Share Issuance. See "WESTINGHOUSE SPECIAL MEETING--Purpose."



     Record Date. Only holders of record of Westinghouse Common Stock at the close of business on October 15, 1996 (the "Westinghouse Record Date") are entitled to receive notice of and to vote at the Westinghouse Special Meeting. At the Westinghouse Record Date, there were 421,641,372 shares of Westinghouse Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "WESTINGHOUSE SPECIAL MEETING--Record Date; Voting Rights."



     Share Ownership of Management. At the Westinghouse Record Date, directors and executive officers of Westinghouse, as a group, were the beneficial owners of an aggregate of 3,547,902 shares (approximately 0.84%) of the Westinghouse Common Stock then outstanding.

     Required Vote. Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the shares of Westinghouse Common Stock outstanding as of the Westinghouse Record Date. Approval of the Share Issuance will require the affirmative vote of the holders of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on the Share Issuance represents more than 50% of the outstanding shares of Westinghouse Common Stock entitled to vote thereon at the Westinghouse Special Meeting. Approval of the Charter Amendment is not conditioned on approval of the Share Issuance; however, approval of the Charter Amendment is a prerequisite to the Share Issuance.

     An abstention with respect to either the Charter Amendment or the Share Issuance will have the effect of a vote cast against such proposal. The shares of Westinghouse Common Stock represented by valid proxies received will be voted in the manner specified on the proxies. Where a specific choice is not indicated, the shares represented by valid proxies received will be voted "FOR" approval of the Charter Amendment and the Share Issuance. Brokers who hold shares of Westinghouse Common Stock as nominees will not have discretionary authority to vote such shares on the Charter Amendment or the Share Issuance in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will have the effect of votes cast against the Charter Amendment and will not be counted as votes cast on the Share Issuance. See "WESTINGHOUSE SPECIAL MEETING-- Required Vote."

Infinity


     Purpose. The Infinity Special Meeting will be held at Le Parker Meridien, 118 West 57(th) Street, New York, New York, on December 10, 1996, at 9:30 a.m., Eastern Time, to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, which provides for the Merger of Sub with and into Infinity, with Infinity surviving as a wholly owned subsidiary of Westinghouse. See "INFINITY SPECIAL MEETING--Purpose."



     Record Date. Only holders of record of Infinity Common Stock at the close of business on October 15, 1996 (the "Infinity Record Date") are entitled to receive notice of and to vote at the Infinity Special Meeting. At the Infinity Record Date, there were 86,575,465 shares of Infinity Common Stock outstanding, consisting of 78,265,000 shares of Infinity Class A Common Stock, 8,310,465 shares of Infinity Class B Common Stock and no shares of Infinity Class C Common Stock. Each registered holder of Infinity Class A Common Stock and Infinity Class B Common Stock is entitled to one vote and ten votes per share, respectively, voting as a single class at the Infinity Special Meeting. See "INFINITY SPECIAL MEETING--Record Date; Voting Rights."



     Share Ownership of Management. At the Infinity Record Date, directors and executive officers of Infinity, as a group, were the beneficial owners of an aggregate of 13,675,594 shares (approximately 15.8%) of the Infinity Common Stock then outstanding. Such ownership represents approximately 62.4% of the combined voting power of the outstanding shares of Infinity Common Stock entitled to vote at the Infinity Special Meeting.


     Required Vote. Approval and adoption of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Infinity Common Stock. The shares of Infinity Common Stock represented by valid proxies received will be voted in the manner specified on the proxies. Where a specific choice is not indicated, the shares represented by valid proxies received will be voted "FOR" the approval and adoption of the Merger Agreement and the transactions contemplated thereby. An abstention will have the effect of a vote cast against approval and adoption of the Merger Agreement and the transactions contemplated thereby. Brokers who hold shares of Infinity Class A Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will have the effect of votes cast against approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "INFINITY SPECIAL MEETING--Required Vote."

     The Stockholder Agreement. Pursuant to the terms of a Stockholder Agreement, dated as of June 20, 1996 (as amended, the "Stockholder Agreement"), among Westinghouse and the holders at such date of all the outstanding shares of Infinity Class B Common Stock, such stockholders have agreed, subject to certain conditions set forth in the Stockholder Agreement, to vote their shares of Infinity Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby at the Infinity Special Meeting. Together, such stockholders hold more than 50% of the outstanding voting power of the Infinity Common Stock, and, subject to certain limitations set forth in the Restated Certificate of Incorporation of Infinity, as amended (the "Infinity Charter"), are therefore together able to control the vote on all matters submitted to a vote of Infinity's stockholders, including the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The general effect of the Stockholder Agreement, subject to certain conditions set forth therein, is to ensure the affirmative vote at the Infinity Special Meeting of a number of shares of Infinity Common Stock sufficient to cause such approval and adoption. See "INFINITY SPECIAL MEETING--The Stockholder Agreement;" and "THE MERGER--Interests of Certain Persons in the Merger."


THE MERGER AND THE MERGER AGREEMENT

     General. At the Effective Time of the Merger, Sub will be merged with and into Infinity, with Infinity continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Westinghouse. As a result of the Merger, the separate corporate existence of Sub will cease and Infinity will succeed to all the rights and be responsible for all the obligations of Sub in accordance with the Delaware General Corporation Law (the "DGCL"). Subject to the terms and conditions of the Merger Agreement, each share of Infinity Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Westinghouse or Infinity, which will be canceled) will be converted into the right to receive 1.71 shares of Westinghouse Common Stock. Cash will be paid in lieu of any fractional shares of Westinghouse Common Stock.

     HOLDERS OF INFINITY COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF INFINITY COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, A LETTER OF TRANSMITTAL WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE MERGER TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF INFINITY COMMON STOCK IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE MERGER. INFINITY STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING INFINITY COMMON STOCK TO THE EXCHANGE AGENT (AS DEFINED) ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL. See "THE MERGER AGREEMENT--Exchange of Infinity Common Stock."

     The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later time of effectiveness. The filing of the Certificate of Merger will occur as soon as practicable on or after the Closing Date. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."


     Shares of Westinghouse Common Stock Issued in Connection with the
Merger. Based on the number of shares of Infinity Common Stock and warrants to purchase shares of Infinity Class C Common Stock that will be exchanged for Westinghouse Common Stock pursuant to the Merger Agreement (the "Lehman Warrants") outstanding at the Infinity Record Date and based on the Conversion Number, approximately 182,423,482 shares of Westinghouse Common Stock will be issued in connection with the Merger. Further, assuming all Infinity stock options, deferred shares and warrants, other than the Lehman Warrants, with respect to shares of Infinity Common Stock outstanding at the Infinity Record Date are exercised for Westinghouse Common Stock, 22,091,776 additional shares of Westinghouse Common Stock will have been issued in connection with the Merger, for a total issuance of 204,515,258 shares of Westinghouse Common Stock.

     Recommendation of the Westinghouse Board. The Westinghouse Board has unanimously (with one director not present, hereinafter "unanimously") determined that the Merger, the Charter Amendment and the Share Issuance are advisable and in the best interests of Westinghouse and the stockholders of Westinghouse and has approved the Merger Agreement, the Charter Amendment and the Share Issuance. THE WESTINGHOUSE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WESTINGHOUSE VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT AND THE SHARE ISSUANCE AT THE WESTINGHOUSE SPECIAL MEETING. See "THE MERGER-- Westinghouse's Reasons for the Merger; Recommendation of its Board of Directors" and "PROPOSED WESTINGHOUSE CHARTER AMENDMENT."

     Opinions of Westinghouse's Investment Bankers. Chase Securities Inc. ("Chase") has acted as financial advisor to Westinghouse in connection with providing a fairness opinion with respect to the Merger and has delivered its written opinion (the "Chase Opinion") dated June 19, 1996 to the Westinghouse Board to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the Conversion Number in the Merger is fair, from a financial point of view, to Westinghouse. Salomon Brothers Inc ("Salomon") has also delivered a written opinion (the "Salomon Opinion") dated June 19, 1996 to the Westinghouse Board to the effect set forth above. The full texts of the Chase Opinion and the Salomon Opinion, which set forth a description of the assumptions made, general procedures followed, factors considered and limitations on the reviews undertaken, are attached hereto as Annex III and Annex IV, respectively, and should be read carefully in their entirety. See "THE MERGER--Opinions of Westinghouse's Investment Bankers."

     Recommendation of the Infinity Board. The Infinity Board has unanimously determined that the Merger is advisable and fair to and in the best interests of Infinity and its stockholders and has unanimously approved the Merger Agreement. THE INFINITY BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF INFINITY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE INFINITY SPECIAL MEETING. For a discussion of the interests that certain directors and executive officers of Infinity have with respect to the Merger that are different from, or in addition to, the interests of stockholders of Infinity generally, see "THE MERGER--Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the Infinity Board in making its recommendation and approving the Merger Agreement. See "THE MERGER--Infinity's Reasons for the Merger; Recommendation of its Board of Directors."

     Opinion of Infinity's Financial Advisor. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has acted as financial advisor to Infinity in connection with the Merger and has delivered its written opinion dated June 20, 1996 to the Infinity Board to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be received by the holders of shares of Infinity Common Stock (other than Westinghouse and its affiliates) pursuant to the Merger Agreement is fair to such holders from a financial point of view. The full text of the Merrill Lynch Opinion (as defined), which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Merrill Lynch in rendering its opinion, is attached hereto as Annex V and should be read carefully in its entirety. See "THE MERGER--Opinion of Infinity's Financial Advisor."

     Certain Litigation. Several purported class action complaints have been filed by purported stockholders of Infinity against Infinity, its directors and Westinghouse as defendants alleging, among other things, that the Infinity Board acted in disregard of its fiduciary duties to Infinity's public stockholders in agreeing to the Merger and that Westinghouse aided and abetted such alleged breach. See "THE MERGER--Certain Litigation."

     Interests of Certain Persons in the Merger. Certain directors and executive officers of Infinity have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Infinity generally. Such interests include, among other things, outstanding options, deferred shares and warrants with respect to Infinity Common Stock which will be assumed by Westinghouse with the substitution of Westinghouse Common Stock as the underlying stock for such options, deferred shares and warrants, and the understanding that Mr. Mel Karmazin, the President and Chief Executive Officer of Infinity, will be recommended to the Westinghouse Board and its Nominating and Governance Committee for election as a director of Westinghouse following the Merger. Mr. Karmazin has also entered into an employment agreement with Westinghouse that will become effective as of the Effective Time. In addition, certain options to purchase Infinity Common Stock granted to Mr. Karmazin and one other executive officer of Infinity will become fully vested as of the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger." In addition, subject to certain conditions, for six years from the Effective Time, Westinghouse has agreed to maintain (i) Infinity's current directors' and officers' insurance and indemnification policy, to the extent that such policy provides coverage for events occurring at or prior to the Effective Time, for all persons who were directors and officers of Infinity on the date of the Merger Agreement and (ii) all rights to indemnification for all acts or omissions occurring at or prior to the Effective Time for all current and former directors and officers of Infinity. See "THE MERGER--Interests of Certain Persons in the Merger" and "-- Indemnification, Exculpation and Insurance."


     Absence of Dissenters' and Appraisal Rights. Under the Pennsylvania Business Corporation Law (the "PBCL"), the stockholders of Westinghouse are not entitled to dissenters' rights with respect to either the Charter Amendment or the Share Issuance. Under the DGCL, the stockholders of Infinity are not entitled to appraisal rights with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "COMPARISON OF THE RIGHTS OF WESTINGHOUSE AND INFINITY STOCKHOLDERS--Rights of Appraisal."


     Certain Federal Income Tax Consequences. Each of Cravath, Swaine & Moore, counsel to Westinghouse, and Debevoise & Plimpton, counsel to Infinity, has delivered to Westinghouse and Infinity, respectively, opinions dated the date hereof (which will be confirmed as of the Closing Date), to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Westinghouse, Sub and Infinity will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Based upon such opinions, no gain or loss will be recognized by the stockholders of Infinity upon the exchange of their Infinity Common Stock solely for shares of Westinghouse Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Westinghouse Common Stock. See "THE MERGER--Certain Federal Income Tax Consequences" and "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."


     Governmental Reviews and Regulatory Approvals. The respective obligations of Westinghouse, Sub and Infinity to consummate the Merger are subject to certain conditions, including: (i) subject to certain limitations, the issuance by the Federal Communications Commission (the "FCC") of the FCC Order (including the grant of certain temporary waivers under the FCC's "one-to-a-market" rule, and assuming the parties' disposition prior to the Merger of radio stations in the Chicago and Dallas/Ft. Worth markets, as described in "RISK FACTORS--Broadcasting Industry Subject to Federal Regulation; Disposition of Stations--Status of Certain Stations") without the imposition of certain conditions or restrictions; (ii) the absence of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order of any court or other Governmental Entity preventing consummation of the Merger; (iii) the declaration by the SEC that the Form S-4 is effective under the Securities Act and the receipt by Westinghouse of all state securities or "blue sky" authorizations necessary to issue the shares of Westinghouse Common Stock issuable pursuant to the Share Issuance; (iv) the approval for listing on the NYSE of the shares of Westinghouse Common Stock issuable pursuant to the Share Issuance, subject to official notice of issuance; and (v) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "THE MERGER--Regulatory Reviews and Approvals" and "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."



     Accounting Treatment. The Merger will be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles. See "THE MERGER--Anticipated Accounting Treatment."

     Comparative Per Share Market Information. Set forth below are the last reported sale prices of Westinghouse Common Stock and Infinity Class A Common Stock on June 19, 1996, the last trading day prior to the execution of the Merger Agreement, as reported on the NYSE Composite Transactions Tape, and the equivalent pro forma sale price of Infinity Class A Common Stock on such date, as determined by multiplying such last reported sale price of Westinghouse Common Stock by the Conversion Number of 1.71:

Westinghouse Common Stock...........................................................  $18 7/8
Infinity Class A Common Stock.......................................................  $28 7/8
Infinity Equivalent.................................................................  $32.28


     On October 21, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale prices of Westinghouse Common Stock and Infinity Class A Common Stock, as reported on the NYSE Composite Transactions Tape, were $18 1/2 per share and $30 7/8 per share, respectively.



     Termination of the Merger Agreement; Fees and Expenses. The Merger Agreement may be terminated prior to the Effective Time by mutual agreement of Westinghouse, Sub and Infinity. The Merger Agreement may also be terminated prior to the Effective Time by either Westinghouse or Infinity (i) if (a) any of the Stockholder Approvals are not obtained by reason of the failure to obtain the required vote at the relevant Special Meeting or any adjournment or postponement thereof; (b) the Merger is not consummated on or before June 30, 1997, subject to certain exceptions; or (c) any Governmental Entity has taken action enjoining, restraining or otherwise prohibiting the Merger and such order becomes final and nonappealable; or (ii) provided that the terminating party is not then in material breach of the Merger Agreement, if the other party breaches any of the representations, warranties, covenants or other agreements made by such party and such breach has not been or cannot be cured within 30 days following written notice to the breaching party and such breach would entitle the non-breaching party not to consummate the transactions contemplated by the Merger Agreement. The Merger Agreement may also be terminated by Infinity if (i) the Infinity Board determines in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to Infinity's stockholders under applicable law, to terminate the Merger Agreement to enter into an agreement with respect to or to consummate a transaction constituting a "superior proposal" (as defined in the Merger Agreement); (ii) Infinity gives notice to Westinghouse that it has received a "superior proposal" and that it intends to terminate the Merger Agreement; (iii) either (a) Westinghouse fails to revise the terms of its "takeover proposal" (as defined in the Merger Agreement), or (b) if Westinghouse has revised the terms of such proposal, the Infinity Board, after receiving advice from its financial advisor, determines in its good faith reasonable judgment that the third party's takeover proposal is superior to Westinghouse's revised proposal; and (iv) Infinity, at the time of such termination, pays certain expenses and a termination fee to Westinghouse, as provided in the Merger Agreement. See "THE MERGER AGREEMENT--Termination." The Merger Agreement also provides for the payment of a termination fee under certain other circumstances. See "THE MERGER AGREEMENT--Fees and Expenses."

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma combined condensed financial data are derived from the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction therewith and with the related notes thereto. These selected unaudited pro forma combined condensed financial data: (a) are based upon the respective financial statements of Westinghouse and Infinity; (b) are adjusted to give effect to the acquisition by Westinghouse of CBS and the acquisition by Infinity of certain radio stations and media properties; and (c) are adjusted for the Merger. With respect to the Statement of Operations Data such acquisitions and the Merger are assumed to have been consummated on January 1, 1995. With respect to the Balance Sheet Data, the Merger is assumed to have been consummated as of June 30, 1996.


     These selected unaudited pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had such acquisitions and the Merger been consummated as of the dates indicated or the results that may be obtained in the future. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."


                                                                        SIX
                                                                   MONTHS ENDED              YEAR ENDED
                                                                   JUNE 30, 1996         DECEMBER 31, 1995
                                                                   -------------         -----------------
                                                                                (IN MILLIONS,
                                                                          EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of products and services.................................       $ 4,518                 $  9,610
Interest expense...............................................          (297)                    (815)
Loss from Continuing Operations before income taxes and
  minority interest in income of consolidated subsidiaries.....        (1,286)                    (756)
Loss from Continuing Operations................................       $  (880)                $   (552)
                                                                      =======                 ========
Loss per common share from Continuing Operations...............       $ (1.38)                $  (0.96)
                                                                      =======                 ========
Average common and common stock equivalent shares outstanding
  (in thousands)...............................................       639,945(1)               609,196(1)
                                                                      =======                 ========

                                                                        AS OF
                                                                    JUNE 30, 1996
                                                                   ---------------
                                                                    (IN MILLIONS)
BALANCE SHEET DATA:
Total assets....................................................       $20,511
Total debt......................................................         6,580
Shareholders' equity............................................         5,635

                                                                                                    INFINITY
                                                      HISTORICAL     HISTORICAL    PRO FORMA       EQUIVALENT
           COMPARATIVE PER SHARE DATA:               WESTINGHOUSE     INFINITY      COMBINED      PRO FORMA(2)
                                                     ------------    ----------    ----------    ---------------
Income (loss) per common share from Continuing
  Operations for the six months ended June 30,
  1996............................................      $(1.94)        $ 0.27        $(1.38)         $ (2.36)
Income (loss) per common share from Continuing
  Operations for the year ended December 31,
  1995............................................      $(0.11)        $ 0.53        $(0.96)         $ (1.64)
Book value per common share as of June 30,
  1996(3).........................................      $ 3.14         $ 4.29        $ 8.12          $ 13.89
Cash dividend per common share for the six months
  ended June 30, 1996.............................      $ 0.10             --        $ 0.10          $  0.17
Cash dividend per common share for the year ended
  December 31, 1995...............................      $ 0.20             --        $ 0.20          $  0.34


   See accompanying Notes to Selected Unaudited Pro Forma Combined Condensed
                                Financial Data.

NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

(1) The average common and common stock equivalent shares outstanding used in calculating pro forma loss per share are calculated assuming the estimated shares issued in connection with the Merger were outstanding from January 1, 1995, reduced by the assumed repurchase of shares from the exercise proceeds of options, warrants and other stock equivalents.

(2) Infinity Equivalent Pro Forma per share amounts are calculated by multiplying the respective pro forma combined per share amounts by the Conversion Number of 1.71.


(3) The historical book value per share amounts of Westinghouse were calculated by dividing shareholder's equity, less the liquidation value of the Westinghouse preferred shares, by the number of common shares outstanding, excluding treasury shares, at the end of the period. The historical book values per share as of December 31, 1995 for Westinghouse and Infinity were $2.50 and $3.29, respectively.



     The common shares outstanding used in the calculation of pro forma combined book value per share are assumed to be the number of Westinghouse common shares outstanding prior to the Merger plus 204,515,258, the estimated number of common shares to be issued in connection with the Merger.

                       WESTINGHOUSE ELECTRIC CORPORATION

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


    The selected consolidated historical financial data presented below have been derived from and should be read in conjunction with the Westinghouse audited restated consolidated financial statements and notes thereto for the year ended December 31, 1995 included in Westinghouse's Current Report on Form 8-K filed September 19, 1996 and unaudited interim consolidated financial statements and notes thereto for the quarter ended June 30, 1996 included in Westinghouse's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference in this Proxy Statement/Prospectus. Unaudited interim data reflect, in the opinion of Westinghouse management, all adjustments considered necessary for a fair presentation of results of such interim period. Results for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. The historical financial data presented below include the results of CBS subsequent to its acquisition by Westinghouse on November 24, 1995.


                                                  SIX MONTHS ENDED
                                                      JUNE 30,                     YEAR ENDED DECEMBER 31,
                                                  -----------------    -----------------------------------------------
                                                   1996      1995       1995      1994      1993      1992      1991
                                                  -------   -------    -------   -------   -------   -------   -------
                                                           (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of products and services..................  $ 4,180   $ 2,647    $ 5,923   $ 5,490   $ 5,401   $ 5,410   $ 5,305
Interest expense................................     (255)      (95)      (237)     (134)     (165)     (169)     (182)
Income (loss) from Continuing Operations before
  income taxes and minority interest in income
  of consolidated subsidiaries..................   (1,280)       26         13         3      (236)      271       249
Income (loss) from Continuing Operations........     (853)       16        (12)       (1)     (174)      184       176
Income (loss) from Discontinued Operations......    1,008        58         27        78       (96)   (1,240)   (1,262)
Extraordinary item: Loss on early extinguishment
  of debt.......................................      (63)       --         --        --        --        --        --
Cumulative effect of changes in accounting
  principles....................................       --        --         --        --       (56)     (338)       --
Net income (loss)...............................  $    92   $    74    $    15   $    77   $  (326)  $(1,394)  $(1,086)
                                                  =======   =======    =======   =======   =======   =======   =======
Primary earnings (loss) per common share:
Continuing Operations...........................  $ (1.94)  $ (0.02)   $ (0.11)  $ (0.13)  $ (0.64)  $  0.45   $  0.56
Discontinued Operations.........................     2.29      0.14       0.06      0.20     (0.27)    (3.58)    (4.02)
Extraordinary item..............................    (0.14)       --         --        --        --        --        --
Cumulative effect of changes in accounting
  principles....................................       --        --         --        --     (0.16)    (0.98)       --
                                                  -------   -------    -------   -------   -------   -------   -------
Earnings (loss) per common share................  $  0.21   $  0.12    $ (0.05)  $  0.07   $ (1.07)  $ (4.11)  $ (3.46)
                                                  =======   =======    =======   =======   =======   =======   =======
Fully diluted earnings (loss) per common share:
Continuing Operations...........................  $ (1.94)  $ (0.02)   $ (0.03)  $ (0.13)  $ (0.64)  $  0.45   $  0.56
Discontinued Operations.........................     2.29      0.14       0.06      0.20     (0.27)    (3.58)    (4.02)
Extraordinary item..............................    (0.14)       --         --        --        --        --        --
Cumulative effect of changes in accounting
  principles....................................       --        --         --        --     (0.16)    (0.98)       --
                                                  -------   -------    -------   -------   -------   -------   -------
Earnings (loss) per common share................  $  0.21   $  0.12    $  0.03   $  0.07   $ (1.07)  $ (4.11)  $ (3.46)
                                                  =======   =======    =======   =======   =======   =======   =======
Dividends per common share......................  $  0.10   $  0.10    $  0.20   $  0.20   $  0.40   $  0.72   $  1.40
                                                  =======   =======    =======   =======   =======   =======   =======
Average common and common stock equivalent
  shares outstanding (in thousands).............  440,866   398,469    410,138   383,736   352,902   346,103   313,984
                                                  =======   =======    =======   =======   =======   =======   =======

                                                                                AS OF DECEMBER 31,
                                            AS OF         --------------------------------------------------------------
                                        JUNE 30, 1996      1995         1994          1993          1992          1991
                                        --------------    -------      -------       -------       -------       -------
                                                                         (IN MILLIONS)
BALANCE SHEET DATA:
Total assets--Continuing
  Operations.........................      $ 15,302       $14,986      $ 6,965       $ 7,185       $ 6,403       $ 5,841
Total assets--Discontinued
  Operations.........................         1,372         3,628        4,873         7,336        11,522        14,077
Total assets.........................        16,674        18,614       11,838        14,521        17,925        19,918
Total debt--Continuing Operations....         5,443         7,865        2,505         2,506         2,800         3,495
Total debt--Discontinued
  Operations.........................           453           503        1,232         3,844         7,133         7,661
Total debt...........................         5,896         8,368        3,737         6,350         9,933        11,156
Shareholders' equity.................         1,775         1,508        1,815         1,062         2,235         3,748

                       INFINITY BROADCASTING CORPORATION

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The selected consolidated historical financial data presented below have been derived from and should be read in conjunction with the Infinity audited consolidated financial statements and notes thereto and unaudited interim consolidated financial statements and notes thereto included in the 1995 Infinity 10-K and included in Infinity's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference in this Proxy Statement/Prospectus. Unaudited interim data reflect, in the opinion of Infinity management, all adjustments considered necessary for a fair presentation of results of such interim period. Results for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. The historical consolidated financial data presented below are not comparable from year to year because of various acquisitions by Infinity during the periods presented. See "Business--Background" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the 1995 Infinity 10-K.

                                     SIX MONTHS ENDED
                                         JUNE 30,                     YEAR ENDED DECEMBER 31,
                                     -----------------      --------------------------------------------
                                      1996      1995         1995      1994      1993     1992     1991
                                     -------   -------      -------   -------   ------   ------   ------
                                              (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues.......................  $   261   $   147      $   326   $   274   $  205   $  150   $  118
Interest expense, net..............      (25)      (24)         (44)      (45)     (36)     (38)     (51)
Income (loss) before extraordinary
  item.............................       30        18           54        33       14       (9)     (24)
Extraordinary item: Loss (gain) on
  early extinguishment of debt.....       --        --           --        --       --      (13)      18
Net income (loss)..................  $    30   $    18      $    54   $    33   $   14   $  (22)  $   (6)
                                     =======   =======      =======   =======   ======   ======   ======
Primary earnings (loss) per common
  share:
Income (loss) before extraordinary
  item.............................  $  0.27   $  0.18      $  0.53   $  0.33   $ 0.15   $(0.13)  $(0.73)
Extraordinary item.................       --        --           --        --       --    (0.18)    0.54
                                     -------   -------      -------   -------   ------   ------   ------
Net income (loss)..................  $  0.27   $  0.18      $  0.53   $  0.33   $ 0.15   $(0.31)  $(0.19)
                                     =======   =======      =======   =======   ======   ======   ======
Dividends per common share.........       --        --           --        --       --       --       --
Average common and common stock
  equivalent shares outstanding (in
  thousands).......................  114,987   100,913      102,903   100,709   93,083   70,502   33,110
                                     =======   =======      =======   =======   ======   ======   ======

                                          AS OF                      AS OF DECEMBER 31,
                                         JUNE 30,       ---------------------------------------------
                                           1996         1995     1994      1993      1992       1991
                                      --------------    ----     ----      ----      -----      -----
                                                               (IN MILLIONS)
BALANCE SHEET DATA:
Total assets.......................       $1,706        $594     $562      $378      $ 272      $ 212
Total debt.........................        1,137         267      532       365        381        406
Shareholders' equity (deficit).....          367         274      (26)      (24)      (139)      (222)

                                  RISK FACTORS

     In considering whether to approve the Charter Amendment and the Share Issuance, or to approve and adopt the Merger Agreement and the transactions contemplated thereby, as the case may be, the stockholders of Westinghouse and Infinity should consider the following matters.

FIXED EXCHANGE RATIO DESPITE POSSIBLE CHANGE IN STOCK PRICES.

     The Conversion Number is expressed in the Merger Agreement as a fixed ratio. Accordingly, the Conversion Number will not be adjusted in the event of any increase or decrease in the price of either Westinghouse Common Stock or Infinity Common Stock. The price of Westinghouse Common Stock at the Effective Time may vary from its price at the date of this Proxy Statement/Prospectus and the dates of the Special Meetings, possibly by a material amount. Such variations may be the result of changes in the business, operations or prospects of Westinghouse or Infinity, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time will occur at a date later than the Special Meetings, there can be no assurance that the price of Westinghouse Common Stock on the dates of the Special Meetings will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the conditions set forth in the Merger Agreement. Stockholders of Westinghouse and Infinity are urged to obtain current market quotations for Westinghouse Common Stock and Infinity Common Stock. See "THE MERGER AGREEMENT--Exchange of Infinity Common Stock" and "-- Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."

NECESSITY OF GOVERNMENTAL REVIEWS AND APPROVALS PRIOR TO THE MERGER; REQUIRED DIVESTITURES.


     The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. In addition, approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. The combined enterprise will be required to divest (or temporarily place into trust) certain radio stations (including stations in the Chicago and Dallas/Ft. Worth markets) in order to obtain the necessary FCC authorizations and approvals of the Merger and may be required to divest certain radio stations and/or other assets in order to obtain the necessary antitrust approvals for the Merger. There can be no assurance that the consummation of any such divestitures could be effected at a fair market price or that the reinvestment of the proceeds therefrom would produce for the combined enterprise operating profit or cash flow at the same level as the divested radio stations or a commensurate rate of return on the amount of its investment. Westinghouse has also requested temporary waivers to the FCC's "one-to-a-market" rule. There can be no assurance that such waivers will be granted. Other filings with, notifications to and authorizations and approvals of, various governmental agencies, with respect to the transactions contemplated by the Merger Agreement must also be made and received prior to the consummation of the Merger. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or actions are taken, that such approvals or actions will not require further, possibly numerous divestitures, or be conditioned upon matters that would cause Westinghouse to abandon the Merger, or that no action will be brought challenging such approvals or actions, or, if such challenge is made, as to the result thereof. See "--Broadcasting Industry Subject to Federal Regulation; Disposition of Stations" and "THE MERGER--Regulatory Reviews and Approvals."


UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS.

     In determining that the Merger is advisable and in the best interests of its stockholders, each of the Westinghouse Board and the Infinity Board considered the cost savings, operating efficiencies and other synergies expected to result from the consummation thereof. See "THE MERGER--Westinghouse's Reasons for the Merger; Recommendation of its Board of Directors" and "--Infinity's Reasons for the Merger; Recommendation of its Board of Directors." There can be no assurance that any or all of such synergies will be accomplished as rapidly as currently expected or at all.

INTERESTS OF CERTAIN PERSONS IN THE MERGER.

     In considering the recommendation of the Merger by the Infinity Board, the stockholders of Infinity should be aware that certain directors and executive officers of Infinity have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Infinity generally; such interests, together with other relevant factors, were considered by the Infinity Board in making its recommendation and approving the Merger Agreement. See "THE MERGER--Interests of Certain Persons in the Merger."

BROADCASTING INDUSTRY SUBJECT TO FEDERAL REGULATION; DISPOSITION OF STATIONS


     General. The television and radio broadcasting industry is subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). Approval of the FCC is required for the issuance, renewal or transfer of television and radio broadcast station operating licenses. In particular, Westinghouse's television and radio broadcast business will be dependent upon its continuing to hold broadcasting licenses from the FCC (including with respect to Infinity's stations). Radio broadcasting licenses currently are issued for terms of seven years and television broadcast licenses are currently issued for terms of five years. The FCC is considering adoption of rules to implement a provision of the Telecommunications Act of 1996 (the "Telecommunications Act"), which permits licenses for television and radio stations to be issued for terms of up to eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that any of the stations' licenses will be renewed at their expiration dates. The FCC currently has under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters (including technological changes) which could, directly or indirectly, affect the operations and ownership of Westinghouse's broadcast properties. In addition, the Communications Act and FCC rules restrict alien ownership and voting of the capital stock of and participation in the affairs of Westinghouse.



     Status of Certain Stations. Consummation of the Merger is subject to the prior approval of the FCC. Westinghouse and Infinity filed an application for FCC approval of the proposed transaction on July 22, 1996. In connection with that application, the parties have stated that prior to consummation of the Merger, either Westinghouse or Infinity will divest its interest in at least one AM and one FM station in the Chicago, Illinois market and at least two FM stations in the Dallas/Ft. Worth, Texas market in order to achieve compliance with the FCC's regulations limiting the number of radio stations a single party may own in those markets. In connection with its acquisition of twelve radio stations from Granum Holdings, L.P. and certain of its operating subsidiaries, Infinity already is obligated to divest its interest in one FM radio station in the Dallas/Ft. Worth market, which divestiture is expected to occur prior to the consummation of the Merger. Westinghouse has also requested temporary waivers of the FCC's "one-to-a-market" rule, which limits the common ownership of television and radio stations in the same market, with respect to eight markets in which Westinghouse owns or controls a television station and would acquire control of co-located radio stations from Infinity. There can be no assurance that the FCC will grant the application or the requested temporary waivers, that such temporary waivers, if granted, will be made permanent, or that divestiture of additional stations will not be required to secure FCC approval or to achieve compliance with current or future FCC ownership restrictions.


COMPETITION


     The television and radio broadcasting business is highly competitive. Westinghouse's television and radio broadcasting business and Infinity's radio broadcasting business currently compete for audiences with other television and radio networks and stations, as well as with other media, including cable and satellite television, newspapers, movie theaters and other advertising media. In addition, the Telecommunications Act provides opportunities for potential new competition for the television and radio broadcasting business. For example, the Telecommunications Act allows the entry of telephone companies into the video programming and distribution businesses, which may mean new competition in program sales. Current and future technological developments may also affect competition within the television and radio broadcasting business. Developments such as advanced digital technology, digital compression technology and "digital audio broadcasting" may allow competitors to provide broadcasting quality superior to that currently provided by Westinghouse's television and radio stations and Infinity's radio stations. Westinghouse cannot predict the extent to which any of the foregoing competitive factors may affect its television and radio broadcasting business and there can be no assurance that such factors will not adversely affect Westinghouse's future broadcasting operations and competitive position.


     In addition to its television and radio broadcasting business, Westinghouse's Industries & Technology Group competes in a variety of domestic and international businesses, including, among other things, energy systems and power generation, the manufacture of transport temperature control equipment, management services at government-owned facilities and communication and information systems. Each of these businesses is subject to worldwide competition and there can be no assurance that such competition will not have an adverse effect on any of such businesses.

INDUSTRIAL COMPANY RISKS

     Unlike Infinity, Westinghouse is a diversified, global company which engages in a wide variety of businesses. Through its Industries & Technology Group, Westinghouse provides services, fuel and equipment for the nuclear energy market, provides services and equipment for the power generation market, manufactures transport temperature control equipment, provides management services at government-owned facilities and engages in the communication and information systems business. The domestic utility sector is restructuring in response to a new competitive environment brought on by regulatory changes. There is continued softness in this sector and intense price pressures. The nuclear industry is a mature business with no new nuclear plants scheduled to be built in the United States in the foreseeable future. The businesses in the Industries & Technology Group are dependent on the development of new products and technologies and also face a variety of potential liabilities and lawsuits not common to broadcasting-based companies, such as environmental clean-up liabilities and product liability litigation. Litigation is inherently uncertain and always difficult to predict. Substantial damages are sought in certain of the lawsuits pending against Westinghouse and, although Westinghouse management believes a significant adverse judgment is unlikely, any such judgment could have a material adverse effect on Westinghouse's results of operations for a quarter or a year.

                              RECENT DEVELOPMENTS

     On June 10, 1996, Westinghouse announced that it was considering actions to separate its broadcasting and industrial businesses. Westinghouse expects to conclude its assessment of the legal, financial and human resources issues and announce its strategy in the fourth quarter of 1996.

     Under the terms of the Merger Agreement, if at any time prior to the Effective Time Westinghouse creates a new public holding company that becomes the sole shareholder of Westinghouse (the "Holding Company"), the Holding Company will be substituted for Westinghouse for all purposes under the Merger Agreement and shares of common stock of the Holding Company will be issued as the Merger Consideration in the same manner and amount as shares of Westinghouse Common Stock (subject to the parties executing an appropriate amendment to the Merger Agreement). Westinghouse would be a wholly owned subsidiary of the Holding Company. Substitution of the Holding Company as a party to the Merger Agreement would result in Infinity's stockholders receiving in the Merger shares of common stock of the Holding Company, rather than shares of Westinghouse Common Stock. The shares of outstanding common stock of the Holding Company received by Infinity's stockholders would represent a percentage of such outstanding common stock equal to the percentage of outstanding Westinghouse Common Stock that Infinity's stockholders would have received pursuant to the Merger Agreement had the Holding Company not been substituted for Westinghouse. At the present time, Westinghouse has no intention of creating the Holding Company prior to the Effective Time.

     Any structural changes prior to the Effective Time could require an amendment to the Merger Agreement. There can be no assurance that Infinity would consent to any such amendment. In the event Westinghouse were to make a structural change following the Effective Time, each current holder of Infinity Common Stock (so long as such holder continued to hold Westinghouse Common Stock at such time) would be treated the same as all other holders of Westinghouse Common Stock.

     On August 29, 1996, Westinghouse entered into a $5,500,000,000 credit agreement (the "Westinghouse Credit Agreement") among the Lenders named therein, NationsBank, N.A. and Toronto Dominion (Texas) Inc., as Syndication Agents, The Chase Manhattan Bank, as Documentation Agent, and Morgan Guaranty Trust Company of New York, as Administrative Agent. Upon the closing of the Westinghouse Credit Agreement, $4,000,000,000 was available for use by Westinghouse. The remaining $1,500,000,000 will be available for use upon the consummation of the Merger. The Westinghouse Credit Agreement replaced Westinghouse's previous credit agreement. In addition to replacing borrowings under the previous credit agreement, the Westinghouse Credit Agreement will be used to refinance debt of Infinity existing at the Effective Time.


                          WESTINGHOUSE SPECIAL MEETING

PURPOSE

     At the Westinghouse Special Meeting, the stockholders of Westinghouse will consider and vote upon proposals to approve (i) the Charter Amendment and (ii) the Share Issuance. Approval of the Charter Amendment is not conditioned on approval of the Share Issuance; however, approval of the Charter Amendment is a prerequisite to the Share Issuance.

     The Westinghouse Board has unanimously determined that the Merger, the Charter Amendment and the Share Issuance are advisable and in the best interests of Westinghouse and the stockholders of Westinghouse and has approved the Merger Agreement, the Charter Amendment and the Share Issuance. THE WESTINGHOUSE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WESTINGHOUSE VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT AND THE SHARE ISSUANCE AT THE WESTINGHOUSE SPECIAL MEETING. See "THE MERGER--Westinghouse's Reasons for the Merger; Recommendation of its Board of Directors" and "PROPOSED WESTINGHOUSE CHARTER AMENDMENT."

RECORD DATE; VOTING RIGHTS


     Only holders of record of Westinghouse Common Stock at the Westinghouse Record Date, October 15, 1996, are entitled to receive notice of and to vote at the Westinghouse Special Meeting. At the Westinghouse Record Date, there were 421,641,372 shares of Westinghouse Common Stock outstanding, each of which entitles the registered holder thereof to one vote.


SHARE OWNERSHIP OF MANAGEMENT


     At the Westinghouse Record Date, directors and executive officers of Westinghouse, as a group, were the beneficial owners of an aggregate of 3,547,902 shares (approximately 0.84%) of the Westinghouse Common Stock then outstanding.


QUORUM

     Under the PBCL and the Westinghouse by-laws (the "Westinghouse By-Laws"), the presence of a quorum is required to transact business at the Westinghouse Special Meeting. The presence in person or by proxy of the holders of a majority of the votes that all stockholders are entitled to cast at the Westinghouse Special Meeting shall constitute a quorum on all matters.

     Shares of Westinghouse Common Stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld from such broker, fiduciary or nominee on one or more matters.

     In the event that a quorum is not present at the Westinghouse Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

PROXIES

     All shares of Westinghouse Common Stock represented by properly executed proxies in the enclosed form which are received prior to or at the Westinghouse Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Charter Amendment and the Share Issuance. In addition, the persons designated in such proxy will have discretion to vote upon any other matter which properly comes before the Westinghouse Special Meeting such as a procedural matter relating to the Westinghouse Special Meeting, including the right to vote for any adjournment thereof proposed to solicit additional proxies. Any proxy may be revoked by the stockholder executing it by delivering written notice thereof to the Secretary of Westinghouse prior to the time voting is declared closed or by attending the Westinghouse Special Meeting and voting in person. Attendance at the Westinghouse Special Meeting will not in and of itself constitute the revocation of a proxy.

     The Westinghouse By-Laws provide that proxies, ballots and voting tabulations that identify individual stockholders will be kept confidential other than as necessary to meet applicable legal requirements. Information that identifies individual stockholders is available for examination only by persons associated with an independent third party tabulator.

SOLICITATION OF PROXIES


     The solicitation of proxies for the Westinghouse Special Meeting is being made on behalf of the Westinghouse Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the Westinghouse Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation materials to beneficial owners, will be borne by Westinghouse, except that Westinghouse and Infinity will share equally all printing and mailing expenses and filing fees for the Form S-4 and this Proxy Statement/Prospectus. Solicitation will be by mail, except for any personal solicitation made orally or in writing by or under the direction of directors, officers and employees of Westinghouse. Westinghouse may request persons, such as brokers, nominees and fiduciaries, holding Westinghouse Common Stock in their names to forward proxy materials to the beneficial owners and it will reimburse such persons for their reasonable expenses incurred in doing so. In addition, Westinghouse has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, for a fee of $12,000 plus incidental and related expenses, to assist in providing proxy materials to brokers, nominees, fiduciaries and individuals (other than officers of Westinghouse) holding sizable amounts of Westinghouse Common Stock and in soliciting proxies from them. Westinghouse will indemnify Georgeson & Company Inc. against certain liabilities and expenses in connection with the proxy solicitation, including liabilities under the federal securities laws.


REQUIRED VOTE

     Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the shares of Westinghouse Common Stock outstanding as of the Westinghouse Record Date. Approval of the Share Issuance will require the affirmative vote of the holders of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on the Share Issuance represents more than 50% of the outstanding shares of Westinghouse Common Stock entitled to vote thereon at the Westinghouse Special Meeting. Approval of the Charter Amendment is not conditioned on approval of the Share Issuance; however, approval of the Charter Amendment is a prerequisite to the Share Issuance.

     An abstention with respect to either the Charter Amendment or the Share Issuance will have the effect of a vote cast against such proposal. Brokers who hold shares of Westinghouse Common Stock as nominees will not have discretionary authority to vote such shares on the Charter Amendment or the Share Issuance in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will have the effect of votes cast against the Charter Amendment and will not be counted as votes cast on the Share Issuance.

                    PROPOSED WESTINGHOUSE CHARTER AMENDMENT

     At the Westinghouse Special Meeting, the stockholders of Westinghouse will be asked to consider and vote upon a proposal to approve and adopt the Charter Amendment, which would increase the number of authorized shares of Westinghouse Common Stock from 630,000,000 to 1,100,000,000. No change is being proposed with respect to the number of authorized shares of Westinghouse preferred stock.


     At the Westinghouse Record Date, there were 421,641,372 shares of Westinghouse Common Stock outstanding. If the Charter Amendment is approved and the Merger is consummated, it is expected that there will be approximately 604,064,854 shares of Westinghouse Common Stock outstanding (assuming no options, warrants or deferred shares with respect to Westinghouse Common Stock or Infinity Common Stock are exercised after the Westinghouse Record Date or the Infinity Record Date, respectively). Based on such assumptions, following the Merger, Westinghouse would have available for future issuance approximately 495,935,146 authorized shares of Westinghouse Common Stock. Of such authorized but unissued shares, 56,257,660 would be reserved for issuance upon the exercise of options, warrants, deferred shares including 22,091,776 shares relating to such exercise by current holders of Infinity securities, and for the conversion of outstanding Westinghouse preferred stock. Such shares would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements. The current rules of the NYSE require stockholder approval if the number of shares of Westinghouse Common Stock to be issued in any transaction (such as the Merger) or series of related transactions, other than a public offering for cash, would equal or exceed 20% of the number of shares of Westinghouse Common Stock outstanding immediately prior to such issuance.


     The Westinghouse Board believes it is desirable to authorize shares of Westinghouse Common Stock in addition to those required in connection with the Merger so that there will be sufficient shares available for issuance after the Merger for purposes that the Westinghouse Board may hereafter determine to be in the best interests of Westinghouse and its stockholders. Such purposes could include the offer of shares for cash, acquisitions, employee benefit programs and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for a specific transaction on a timely basis. The Westinghouse Board believes it is important that the Board have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of Westinghouse Common Stock will depend largely on market and financial conditions and other factors existing at the time of issuance.


     The Westinghouse Board has adopted the following resolution and is presenting the same resolution for approval by the Westinghouse stockholders:


          "RESOLVED, that Section A of Article FIFTH of the Restated Articles of Incorporation of the Company is hereby amended and restated in its entirety to read as follows: The total number of shares of all classes of stock which the Company shall have authority to issue is 1,125,000,000 consisting of: (1) 25,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"); and (2) 1,100,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock")."

     Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the shares of Westinghouse Common Stock outstanding as of the Westinghouse Record Date. If so approved, the Charter Amendment will be effective upon the filing of Articles of Amendment with the Pennsylvania Department of State, which filing would take place shortly after the Westinghouse Special Meeting.

     The Westinghouse Board has unanimously determined that the Charter Amendment is advisable and in the best interests of Westinghouse and the stockholders of Westinghouse. THE WESTINGHOUSE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WESTINGHOUSE VOTE "FOR" THE APPROVAL OF THE CHARTER AMENDMENT. Approval of the Charter Amendment is not conditioned on approval of the Share Issuance; however, approval of the Charter Amendment is a prerequisite to the Share Issuance.

                            INFINITY SPECIAL MEETING

PURPOSE

     At the Infinity Special Meeting, the stockholders of Infinity will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

     The Infinity Board has unanimously determined that the Merger is advisable and fair to and in the best interests of Infinity and its stockholders and has approved the Merger Agreement. THE INFINITY BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF INFINITY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE INFINITY SPECIAL MEETING. See "THE MERGER-- Infinity's Reasons for the Merger; Recommendation of its Board of Directors."

     For a discussion of (i) the interests that certain directors and executive officers of Infinity have with respect to the Merger that are different from, or in addition to, the interests of stockholders of Infinity generally and (ii) information regarding the treatment of options and warrants to purchase Infinity Common Stock and other rights of certain directors and executive officers of Infinity, see "--The Stockholder Agreement," "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Effect on Infinity Benefit Plans and Stock Options." Such interests, together with other relevant factors, were considered by the Infinity Board in making its recommendation and approving the Merger Agreement.

RECORD DATE; VOTING RIGHTS


     Only holders of record of Infinity Common Stock at the Infinity Record Date, October 15, 1996, are entitled to receive notice of and to vote at the Infinity Special Meeting. At the Infinity Record Date, there were 86,575,465 shares of Infinity Common Stock outstanding, consisting of 78,265,000 shares of Infinity Class A Common Stock, 8,310,465 shares of Infinity Class B Common Stock and no shares of Infinity Class C Common Stock. Each registered holder of Infinity Class A Common Stock and Infinity Class B Common Stock is entitled to one vote and ten votes per share, respectively, voting as a single class at the Infinity Special Meeting.


SHARE OWNERSHIP OF MANAGEMENT


     At the Infinity Record Date, directors and executive officers of Infinity, as a group, were the beneficial owners of an aggregate of 13,675,594 shares (approximately 15.8%) of the Infinity Common Stock then outstanding. Such ownership represented approximately 62.4% of the combined voting power of the outstanding shares of Infinity Common Stock at the Infinity Record Date.


     Pursuant to the terms of the Stockholder Agreement, certain holders of Infinity Common Stock, including certain directors and executive officers of Infinity and their respective affiliates, have agreed, subject to certain conditions set forth in the Stockholder Agreement, to vote their shares of Infinity Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby at the Infinity Special Meeting. The general effect of the Stockholder Agreement, subject to certain conditions set forth therein, is to ensure the affirmative vote at the Infinity Special Meeting of shares of Infinity Common Stock representing a combined voting power sufficient to cause such approval and adoption. For a further discussion of the terms and effect of the Stockholder Agreement, see "--The Stockholder Agreement."

QUORUM

     Under the DGCL and Infinity's Amended and Restated By-Laws (the "Infinity By-Laws"), the presence of a quorum is required to transact business at the Infinity Special Meeting. The presence in person or by proxy of a majority of the combined voting power of the outstanding shares of Infinity Common Stock entitled to vote shall constitute a quorum. Pursuant to the terms of the Stockholder Agreement, each Class B Stockholder (as defined) has agreed to vote his, her or its shares in person or by proxy at the Infinity Special Meeting. See "--The Stockholder Agreement."

     Shares of Infinity Common Stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.

     In the event that a quorum is not present at the Infinity Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

PROXIES

     All shares of Infinity Common Stock represented by properly executed proxies in the enclosed form which are received prior to or at the Infinity Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In addition, the persons designated in such proxy will have discretion to vote upon any other matter which properly comes before the Infinity Special Meeting such as a procedural matter relating to the Infinity Special Meeting, including the right to vote for any adjournment thereof proposed to solicit additional proxies. Any proxy may be revoked by the stockholder executing it by delivering written notice thereof to the Secretary of Infinity prior to the time voting is declared closed or by attending the Infinity Special Meeting and voting in person. Attendance at the Infinity Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES


     The solicitation of proxies for the Infinity Special Meeting is being made on behalf of the Infinity Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the Infinity Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation materials to beneficial owners, will be borne by Infinity, except that Westinghouse and Infinity will share equally all printing and mailing expenses and filing fees for the Form S-4 and this Proxy Statement/Prospectus. Solicitation will be by mail, except for any personal solicitation made orally or in writing by or under the direction of directors, officers and employees of Infinity. Infinity may request persons, such as brokers, nominees and fiduciaries, holding Infinity Common Stock in their names to forward proxy materials to the beneficial owners and it will reimburse such persons for their reasonable expenses incurred in doing so.


REQUIRED VOTE

     Approval and adoption of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of a majority of the combined voting power of the outstanding shares of Infinity Common Stock. An abstention will have the effect of a vote cast against such proposal. Brokers who hold Infinity Class A Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will have the effect of votes cast against such proposal. The terms of the Stockholder Agreement are intended to ensure that the shares of certain holders of Infinity Common Stock, including certain directors and executive officers of Infinity and their respective affiliates, will be voted at the Infinity Special Meeting in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, and that such affirmative vote will be sufficient to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby at the Infinity Special Meeting. See "-- The Stockholder Agreement."

THE STOCKHOLDER AGREEMENT

     The description of the Stockholder Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Stockholder Agreement, a composite conformed copy of which is attached hereto as Annex II and incorporated herein by reference.

     On June 20, 1996, Westinghouse entered into the Stockholder Agreement with each of the holders of Infinity Class B Common Stock (collectively, the "Class B Stockholders" and each, a "Class B Stockholder"). The Class B Stockholders are Mel Karmazin, Gerald Carrus, Michael A. Wiener, JRSW Partners, L.P., Steven D. Carrus, The Zena and Michael A. Wiener Foundation, Zena Wiener, The Zena Wiener 1994 Trust and The Michael A. Wiener 1993 Trust.


     Together, the Class B Stockholders held, at the Infinity Record Date, approximately 51.5% of the combined voting power of the outstanding capital stock of Infinity, and, subject to certain limitations set forth in the Infinity Charter, are therefore together able to control the vote on all matters submitted to a vote of Infinity's stockholders, including the approval and adoption of the Merger Agreement and the transactions contemplated thereby.


     Pursuant to the terms of the Stockholder Agreement, each Class B Stockholder has agreed to vote (or cause to be voted), at the Infinity Special Meeting or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and the transactions contemplated thereby is sought (including by initiating a written consent solicitation if requested by Westinghouse) his, her or its shares of Infinity Common Stock (together, the "Subject Shares") in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     Further, each Class B Stockholder has agreed: (a) to vote (or cause to be voted), at any meeting of the stockholders of Infinity or in any other circumstances upon which his, her or its vote, consent or other approval is sought, the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger) or other takeover proposal (as defined in the Merger Agreement) or (ii) any amendment of the Infinity Charter, the Infinity By-Laws or any other proposal or transaction involving Infinity or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Infinity Common Stock; and (b) subject to certain limited exceptions in the cases of Messrs. Karmazin, Carrus and Wiener (collectively, the "Principal Stockholders" and each, a "Principal Stockholder"), not to (i) sell, transfer, pledge, assign or otherwise dispose of the Subject Shares other than pursuant to the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any takeover proposal or (iii) convert (or cause to be converted) any Subject Shares consisting of Infinity Class B Common Stock into shares of Infinity Class A Common Stock.

     Mr. Karmazin has agreed pursuant to the Stockholder Agreement to exercise, if so requested by Westinghouse at a time and from time to time prior to when Westinghouse believes the record date for the Infinity Special Meeting (or any other stockholder vote described in the preceding two paragraphs) is reasonably likely to arise and Westinghouse reasonably believes such exercise will be necessary to ensure the required vote to approve and adopt the Merger Agreement and the transactions contemplated thereby, such number of options and/or warrants as are sufficient to ensure that the Subject Shares continue to represent a majority of the combined voting power of the outstanding capital stock of Infinity entitled to vote on such matters (the "Sufficient Number"). Notwithstanding the foregoing, Mr. Karmazin will not be required to exercise options or warrants to the extent that the shortfall in reaching the Sufficient Number results from the death of one or more of the Principal Stockholders.

     Pursuant to the terms of the Stockholder Agreement, each Class B Stockholder is prohibited from directly or indirectly soliciting, initiating or encouraging the submission of any takeover proposal, or taking any actions to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a takeover proposal. In addition, each Class B Stockholder has agreed to use all reasonable efforts to take, until the consummation of the Merger or the termination of the Merger Agreement, all actions, and to do and cooperate in doing, all things necessary, proper and advisable, to make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated thereby. In the event the Merger Agreement is terminated under circumstances where Westinghouse is or may become entitled to receive the termination fee as described under "THE MERGER AGREEMENT--Fees and Expenses," each Class B Stockholder will be obligated to pay to Westinghouse on demand an amount equal to all profit (as determined pursuant to the terms of the Stockholder Agreement) of such Class B Stockholder from the consummation of any takeover proposal that is consummated within two years of such termination.

     The Stockholder Agreement will terminate upon the earlier of September 20, 1997 and the Effective Time of the Merger. In addition, subject to certain conditions, the Stockholder Agreement will terminate at the time the Merger Agreement is terminated for any of certain specified reasons. See "THE MERGER AGREEMENT--Termination."

                                   THE MERGER

GENERAL

     At the Effective Time of the Merger, Sub will be merged with and into Infinity, with Infinity continuing as the Surviving Corporation and a wholly owned subsidiary of Westinghouse. As a result of the Merger, the separate corporate existence of Sub will cease and Infinity will succeed to all the rights and be responsible for all the obligations of Sub in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of Infinity Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Westinghouse or Infinity, which will be canceled) will be converted into the right to receive 1.71 shares of Westinghouse Common Stock. Cash will be paid in lieu of any fractional shares of Westinghouse Common Stock. See "THE MERGER AGREEMENT--Conversion of Infinity Common Stock" and "--Fractional Shares." The Merger Agreement also provides for the assumption by Westinghouse of certain Infinity options, warrants and deferred shares.


     The Merger Agreement provides that, at the election of Westinghouse, any direct or indirect wholly owned subsidiary of Westinghouse may be substituted for Sub as a constituent corporation in the Merger (subject to the parties executing an appropriate amendment to the Merger Agreement). The Merger Agreement also provides that if, at any time prior to the Effective Time, Westinghouse creates the Holding Company, the Holding Company will be substituted for Westinghouse for all purposes under the Merger Agreement (subject to the parties executing an appropriate amendment to the Merger Agreement). See "RECENT DEVELOPMENTS."



     Based on the number of shares of Infinity Common Stock and the Lehman Warrants outstanding at the Infinity Record Date and based on the Conversion Number, approximately 182,423,482 shares of Westinghouse Common Stock will be issued in connection with the Merger. Further, assuming all Infinity stock options, deferred shares and warrants, other than the Lehman Warrants, with respect to shares of Infinity Common Stock outstanding at the Infinity Record Date are exercised for Westinghouse Common Stock, 22,091,776 additional shares of Westinghouse Common Stock will have been issued in connection with the Merger, for a total issuance of 204,515,258 shares of Westinghouse Common Stock.


     The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later time of effectiveness. The filing of the Certificate of Merger will occur as soon as practicable on or after the Closing Date. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."

BACKGROUND OF THE MERGER

     In March 1996, shortly after passage by the United States Congress of the Telecommunications Act, Mr. Mel Karmazin, President and Chief Executive Officer of Infinity, met with Mr. Willard C. Korn, President of the CBS Station Group, and Mr. Daniel R. Mason, President of the CBS Radio Station Group, to discuss in general terms the possible benefits of combining Infinity's and Westinghouse's radio operations. The participants agreed that such a combination could be attractive to the stockholders of both companies. Mr. Korn stated that he would discuss the idea of such a combination with Mr. Michael H. Jordan, Chairman and Chief Executive Officer of Westinghouse.

     Mr. Korn subsequently spoke with Mr. Jordan, and a meeting was arranged for April 4, 1996 between Messrs. Jordan and Karmazin. At that meeting, Messrs. Jordan and Karmazin discussed a number of subjects, including recent developments in the radio industry, Infinity's history and industry position, Westinghouse's interest in radio and the possible benefits of combining the radio properties of Infinity and Westinghouse. Mr. Jordan stated that he was currently exploring a number of options regarding Westinghouse's future activities in the radio industry, and that he would contact Mr. Karmazin at a later date if further discussions with Infinity were warranted.

     On April 26, 1996, Mr. Karmazin and Mr. Farid Suleman, Vice President-Finance and Chief Financial Officer of Infinity, met with Mr. Tom Reifenheiser, Managing Director and head of Chase's media and telecommunications client management. Mr. Reifenheiser was accompanied by Mr. James B. Lee, Jr., Senior Executive Vice President and group head of Chase's global investment banking. The discussion at this meeting focused on the implications of recent regulatory changes in the broadcasting industry, and Westinghouse's possible interest in a business combination involving its radio properties. The opinion of the participants at this meeting was that a combination involving Infinity appeared to have the most potential benefit to Westinghouse.

     On May 15, 1996, Mr. Karmazin met with Mr. Fredric G. Reynolds, Executive Vice President and Chief Financial Officer of Westinghouse. Messrs. Karmazin and Reynolds discussed various approaches to combining Infinity's and Westinghouse's radio businesses, and the prospective advantages of such a combination. On May 16, 1996, Mr. Jordan called Mr. Karmazin to say that while Westinghouse continued to explore its options regarding a business combination in the radio industry, a possible transaction with Infinity appeared attractive. Mr. Jordan stated that he expected to confer with Mr. Reynolds over the coming days, and that he or Mr. Reynolds would contact Mr. Karmazin shortly.

     On May 22, 1996, Mr. Reynolds called Mr. Karmazin to arrange a meeting between them, which occurred on May 23. At this meeting, Messrs. Reynolds and Karmazin discussed the possible terms of a business combination between Westinghouse and Infinity, including, among other topics, the consideration to be paid, post-combination management structure and the possibility of legally required broadcast industry divestitures.

     On May 29, 1996, Mr. Reynolds called Mr. Karmazin to arrange a meeting on June 4, 1996 among Messrs. Jordan, Reynolds and Karmazin.

     On June 4, 1996, Mr. Karmazin met with Messrs. Jordan and Reynolds to continue discussion of a possible business combination between Infinity and Westinghouse. At this meeting, the participants discussed a possible stock-for-stock merger in which holders of all three classes of Infinity Common Stock would receive Westinghouse Common Stock. At the end of this meeting, Mr. Jordan stated that, after further reflection, he would contact Mr. Karmazin within the next several days to schedule a follow-up meeting.

     On June 6, 1996, at a special meeting of the Westinghouse Board, Mr. Jordan reviewed with the Westinghouse Board the preliminary discussions held to date with Infinity.

     On June 11, 1996, Messrs. Karmazin, Jordan and Reynolds met and agreed to proceed with negotiations for a business combination between Westinghouse and Infinity. At this meeting, the participants held preliminary discussions relating to, among other things, the exchange ratio to be used in such a combination, Mr. Karmazin's role in the combined business enterprise and a commitment from the Class B Stockholders to vote in favor of the Merger Agreement and the transactions contemplated thereby. Later on June 11, 1996, Mr. Karmazin informed the Infinity Board at a special meeting of the preliminary discussions in which he and Messrs. Jordan and Reynolds had engaged.

     On June 12, 1996, Westinghouse and Infinity entered into a Confidentiality Agreement, dated as of such date, providing, among other things, for the exchange of information between the companies and their representatives for the purpose of evaluating various aspects of the potential business combination. On June 12, 1996, Infinity and Westinghouse began to exchange financial, legal and business due diligence information. The due diligence process, which included review of documents and interviews with executives and professional advisors of each company, continued through the signing of the Merger Agreement.

     On June 14, 1996, Cravath, Swaine & Moore, legal counsel to Westinghouse, delivered to Infinity and Debevoise & Plimpton, legal counsel to Infinity, initial drafts of the Merger Agreement, the Stockholder Agreement and related agreements. On June 15, 1996, Debevoise & Plimpton delivered to Cravath, Swaine & Moore marked copies of such agreements, and negotiations with respect thereto ensued.

     On June 18, 1996, at a special meeting of the Infinity Board, the members thereof considered drafts of the Merger Agreement, the Stockholder Agreement and related agreements, heard a presentation by Merrill Lynch and discussed the status of negotiations.

     On the evening of June 19, 1996, at a special meeting of the Westinghouse Board, the Westinghouse Board unanimously approved, subject to the completion of negotiations as described and discussed, the Merger Agreement, the Charter Amendment and the Share Issuance. This approval was given after a full update and review by Mr. Jordan of all previous Westinghouse Board discussions on the matter, presentations by Westinghouse's management, investment advisors, legal counsel and independent accountants, and consideration of the proposed terms and conditions of the Merger Agreement and the transactions contemplated thereby.

     Also, on the evening of June 19, 1996, the Infinity Board considered the proposed transaction further at a special meeting, which was adjourned until the morning of June 20, 1996. During the evening of June 19 and the morning of June 20, the parties and their legal advisors completed negotiation of the Merger Agreement, the Stockholder Agreement and related agreements.

     The Infinity Board reconvened its special meeting on the morning of June 20, 1996 and unanimously approved the Merger Agreement and the transactions contemplated thereby. On June 20, 1996, Westinghouse and Infinity executed the Merger Agreement, Westinghouse and the Infinity Class B Stockholders entered into the Stockholder Agreement and the parties issued a joint press release announcing the transaction.

     On September 20, 1996, Westinghouse, Sub and Infinity entered into an Amendment to Agreement and Plan of Merger, dated as of such date (the "Amendment"), providing, among other things, for the Lehman Warrants to be exchanged, at the Effective Time, for a number of shares of Westinghouse Common Stock equal to the number of such shares that would have been issuable to the holders of Lehman Warrants had such warrants been exercised immediately prior to the Effective Time for shares of Infinity Class C Common Stock, less the number of shares of Westinghouse Common Stock having an aggregate market value on the Closing Date equal to the exercise price of the Lehman Warrants. The Amendment also provided for certain minor technical corrections to the language of the Merger Agreement. The changes to the terms and provisions of the Merger Agreement effected by the Amendment are reflected in the composite conformed copy of the Merger Agreement attached as Annex I.

WESTINGHOUSE'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

     The Westinghouse Board has carefully considered the terms of the Merger and believes that the Merger is advisable and in the best interests of Westinghouse and the stockholders of Westinghouse. The Westinghouse Board has approved the Merger Agreement, the Charter Amendment, the Share Issuance and the related transactions and unanimously recommends that the Westinghouse stockholders vote FOR the approval of the Charter Amendment and the Share Issuance at the Westinghouse Special Meeting.

     In reaching its conclusion, the Westinghouse Board considered, among other things: (i) the judgment, advice and analyses of Westinghouse management; (ii) the analyses prepared by, and the opinions of, Chase and Salomon (see "--Opinions of Westinghouse's Investment Bankers" below); (iii) the financial condition, results of operations and cash flows of Westinghouse and Infinity, both on an historical and a prospective basis; (iv) the synergies and operating efficiencies that should become available to the combined enterprise as a result of the Merger; (v) the strategic benefits of the Merger; (vi) the current and prospective environment in which Westinghouse operates, including national and local economic conditions, the competitive environment for broadcast companies generally and the trend towards consolidation in the media and entertainment industries; (vii) the express terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis for the Merger from the standpoint of Westinghouse; (viii) historical market prices and trading information with respect to Westinghouse Common Stock and Infinity Class A Common Stock; (ix) the tax effects of the Merger on Westinghouse; and (x) the ability of Westinghouse and Infinity to obtain the necessary regulatory approvals.

     The Westinghouse Board believes that the terms of the Merger are attractive to Westinghouse and that the Merger would be strategically advantageous for Westinghouse and would enhance future value for Westinghouse stockholders.

     The Westinghouse Board believes that the Merger will result in the combination of two premier radio groups, increasing Westinghouse's position in a very attractive, high growth industry. While the environment in the industry is competitive, radio advertising expenditures have grown and are expected to continue to grow through the rest of the decade, with trends in local advertising favoring an increasing share of total advertising expenditures going to radio. The Telecommunications Act has accelerated the ability to expand radio distribution, but has also accelerated the growth of larger radio groups. The Merger will combine two premier radio groups, focused in major metropolitan areas, in this attractive industry and will also add to Westinghouse's experienced management the skills of Infinity's management.

     The Westinghouse Board believes that this focused group of radio stations will enhance Westinghouse's ability to attract advertisers and continue revenue growth in the future. It also believes that Westinghouse's increased focus on broadcasting as well as the premier radio group resulting from the Merger will be beneficial to Westinghouse and its stockholders.

     The foregoing discussion of the information and factors considered and given weight by the Westinghouse Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Westinghouse Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Westinghouse Board may have given different weights to different factors.

THE WESTINGHOUSE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF WESTINGHOUSE COMMON STOCK VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT AND THE SHARE ISSUANCE.

OPINIONS OF WESTINGHOUSE'S INVESTMENT BANKERS

Chase Securities Inc.

     Westinghouse engaged Chase as financial advisor in connection with providing a fairness opinion with respect to a possible transaction involving Infinity. On June 19, 1996, in connection with the evaluation of the Merger by the Westinghouse Board, Chase delivered its written opinion to the Westinghouse Board that, as of such date and subject to the assumptions made, general procedures followed, factors considered and limitations on the review undertaken set forth therein, the Conversion Number is fair, from a financial point of view, to Westinghouse.

     THE FULL TEXT OF THE CHASE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CHASE IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CHASE OPINION. HOLDERS OF WESTINGHOUSE COMMON STOCK ARE URGED TO READ THE CHASE OPINION CAREFULLY AND IN ITS ENTIRETY. TERMS DEFINED HEREIN SHALL HAVE SUCH MEANING SOLELY FOR PURPOSES OF THIS SUMMARY OF THE CHASE OPINION.

     No limitations were imposed by Westinghouse on the scope of Chase's investigation or the procedures to be followed by Chase in rendering its opinion. Chase was not requested to and did not make any recommendation to the Westinghouse Board as to the form or amount of the consideration to be paid in the Merger, which was determined through arm's-length negotiations between Westinghouse and Infinity. In arriving at its opinion, Chase did not render an opinion as to a specific range of values for Westinghouse, but made its determination as to the fairness, from a financial point of view, of the Conversion Number on the basis of the financial and comparative analyses described below. The Chase Opinion is for the use and benefit of the Westinghouse Board and was rendered to the Westinghouse Board in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Westinghouse as to how such stockholder should vote with respect to the Charter Amendment and the Share Issuance. Chase was not requested to opine as to, and its opinion does not in any manner address, Westinghouse's underlying business decision to proceed with or effect the Merger.

     In connection with its opinion, Chase reviewed and analyzed, among other things: (i) drafts of the Merger Agreement, (ii) publicly available business and financial information concerning Westinghouse and Infinity and the respective industries in which they operate which Chase believed to be relevant to its inquiry, including, without limitation, the Form 10-K for the fiscal year ended December 31, 1995 and the Form 10-Q for the quarter ended March 31, 1996 for each of Westinghouse and Infinity and (iii) certain internal and non-public financial and operating information provided to Chase by the managements of Westinghouse and Infinity relating to such businesses, including certain forecast and projection information as to future financial results of such businesses. Chase also had discussions with members of the senior managements of Westinghouse and Infinity concerning the operations, historical financial statements and future prospects of their respective companies, before and after giving effect to the Merger, as well as their views of the business, operational and strategic benefits and other implications of the Merger. Chase also compared the financial and operating performance of Westinghouse and Infinity with publicly available information concerning certain other companies Chase deemed comparable, reviewed the relevant historical stock prices of the Westinghouse Common Stock, the Infinity Class A Common Stock and certain publicly traded securities of such other companies, reviewed the financial terms of certain recent business combinations and acquisition transactions it deemed reasonably comparable to the Merger and relevant to its inquiries and made such other analyses and examinations as it deemed necessary or appropriate.

     Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for it, or publicly available in arriving at its opinion. In arriving at its opinion, Chase did not conduct a physical inspection of the properties and facilities of Westinghouse or Infinity and did not make or obtain any independent evaluations or appraisals of the assets or liabilities of Westinghouse or Infinity. Chase assumed that the financial forecast and projection information provided to Chase by Westinghouse and Infinity were reasonably determined on bases reflecting the best then currently available estimates and judgments of the managements of Westinghouse and Infinity as to the future financial performance of Westinghouse or Infinity, as the case may be, and Chase expresses no view as to such forecast or projection information or the assumptions on which they were based.

     In arriving at its opinion, Chase assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. Chase also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Westinghouse or Infinity is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Westinghouse of the Merger. Chase based its opinion on market, economic, regulatory and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     The following is a summary of the financial analyses utilized by Chase and reviewed with the Westinghouse Board at the meeting of the Westinghouse Board on June 19, 1996, and does not purport to be a complete description of the analyses performed by Chase. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analysis as a whole, could create an incomplete view of the processes underlying Chase's opinion. In arriving at its fairness determination, Chase considered the results of all such analyses. The analyses were prepared solely for the purposes of enabling Chase to render its opinion to the Westinghouse Board as to the fairness of the Conversion Number. Analyses based upon forecasts of future results are not necessarily indicative of actual future values, which may be significantly more or less favorable than suggested by such analyses.

     Comparable Public Company Analysis. Chase compared certain publicly available financial and operating data of selected publicly traded radio companies with similar financial and operating data of Infinity. The selected radio companies (collectively, the "Radio Comparable Group") were American Radio Systems Corp. ("American Radio Systems"), Chancellor Broadcasting Co. ("Chancellor"), Emmis Broadcasting Corporation ("Emmis"), Evergreen Media Corp. ("Evergreen Media"), Jacor Communications, Inc. ("Jacor") and SFX Broadcasting Inc. ("SFX"). For each company in the Radio Comparable Group, Chase analyzed, among other things, the fully diluted number of outstanding shares of common stock times the market price per share ("market value"), market value plus the liquidation value of the preferred stock plus total debt and minority interests less cash, cash equivalents and other investments ("firm value") and historical sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBITDA plus corporate expenses ("broadcast cash flow") and net income. Chase then compared the results of such analyses for the Radio Comparable Group to the corresponding results for Infinity, adjusted for recent acquisitions. Applying a range of EBITDA multiples of 15.6x to 28.2x with a mean of 21.2x, which were the low, high and mean EBITDA multiples, Chase calculated the implied firm value of Infinity to be $4.0 billion to $7.3 billion with a mean of $5.5 billion.

     Because of the lack of truly comparable companies due to the inherent differences between the businesses, operations and prospects of Infinity and the businesses, operations and prospects of the companies included in the Radio Comparable Group, Chase believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of Infinity and the companies in the Radio Comparable Group that would affect the public trading values of Infinity and such other companies.

     Discounted Cash Flow Analysis. Chase performed a discounted cash flow analysis of Infinity based upon certain forecast and projection information provided to Chase by the management of Infinity for the years 1997 through 2001. Utilizing such information, Chase calculated a range of values based upon the discounted net present value of the sum of (i) the projected stream of unlevered free cash flows (defined as broadcast cash flow less taxes less the change in working capital less capital expenditures) to Infinity through the year 2000 and
(ii) the projected terminal value of Infinity at the year 2001 based upon a range of multiples of projected broadcast cash flow. Chase applied discount rates ranging from 10.0% to 14.0% and multiples of broadcast cash flow ranging from 13.0x to 15.0x. Utilizing this methodology, Chase calculated the implied firm value of Infinity to be approximately $4.1 billion to $5.4 billion, and an implied range of per share values of $27.45 to $38.49 on a fully diluted basis.

     Comparable Acquisition Transaction Analysis. Chase reviewed certain publicly available information regarding 13 selected radio industry transactions announced since the beginning of August 1995. Because these transactions involved either the sale of individual properties or the sale of private companies, limited financial data was disclosed to the public. To determine broadcast cash flow for each of the sold properties, Chase reviewed a publicly available radio industry newsletter and made certain estimates based upon Chase's knowledge of the radio market. For each such transaction, Chase reviewed the consideration for the equity plus liquidation value of preferred stock plus total debt and minority interests less cash, cash equivalents and other investments (the "transaction value") as a multiple of actual or estimated broadcast cash flow for the year in which the transaction was announced. The 13 transactions reviewed in this analysis (collectively, the "Transaction Comparables") were: the acquisition of BayCom Partners L.P. by American Radio Systems, Chancellor's acquisition of OmniAmerica Communications, Inc., Clear Channel Communications, Inc.'s ("Clear Channel") acquisition of Radio Equity Partners Limited Partnership, American Radio Systems' acquisition of Henry Broadcasting Co., Inc., American Radio Systems' acquisition of Marlin Broadcasting, Inc., Entercom Corporation's acquisition of certain radio stations from Viacom Inc., Clear Channel's acquisition of U.S. Radio, L.P., Infinity's acquisition of Granum Holdings L.P., American Radio Systems' acquisition of The Lincoln Group, Jacor's acquisition of Citicasters Inc., Jacor's acquisition of Noble Broadcast Group, Inc., Infinity's acquisition of Alliance Broadcasting, L.P. and Chancellor's acquisition of Shamrock Broadcasting, Inc. Applying a range of broadcast cash flow multiples of 10.4x to 16.1x with a mean of 13.3x, which multiples were derived from the Transaction Comparables information analyzed by Chase, to Infinity's estimated 1996 broadcast cash flow (based upon financial and projection information provided to Chase by management of Infinity), Chase calculated the implied firm value of Infinity at approximately $2.8 billion to $4.3 billion with a mean of $3.5 billion.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Infinity and the acquired businesses analyzed, Chase believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Merger. Chase believed that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of Infinity and such acquired companies.

     Stock Price Premium Analysis. Chase analyzed the market premiums (defined to be the difference, expressed as a percentage, between the transaction price per share and the actual closing price per share of the target company one day, one week and four weeks, respectively, preceding the announcement date of the transaction) paid in 89 selected merger and acquisition transactions completed between January 1993 and June 1996 with equity values in excess of $1 billion. Of the 89 total transactions in Chase's analysis, 49 were stock-for-stock mergers and 40 were all-cash transactions. The average premiums paid in the 49 stock mergers were 32.6%, 31.7% and 37.0% over the actual closing price per share of the target companies' shares one day, one week and four weeks, respectively, preceding the announcement date of the transaction. The average premiums paid in the 40 all-cash transactions were 37.6%, 36.5% and 44.2% over the actual closing price per share of the target companies' shares one day, one week and four weeks, respectively, preceding the announcement date of the transaction. The implied premium paid by Westinghouse to stockholders of Infinity is 12.0%, 11.0% and 15.0% over the actual closing price per share of Infinity's shares one day, one week and four weeks, respectively, preceding June 19, 1996.

     The following paragraphs describe Chase's analysis of Westinghouse:

     Comparable Public Company Analysis by Business. Chase compared certain publicly available financial and operating data of selected companies (collectively, the "Comparable Companies") with similar financial and operating data of the various businesses of Westinghouse provided to Chase by management of Westinghouse. The Westinghouse/CBS Group includes the Television, Network (including Production), Radio and Satellite businesses. For the Television business the Comparable Companies were LIN Television Corp., Renaissance Communications Corp., Sinclair Broadcasting Group Inc. and Young Broadcasting Inc. For the Radio business the Comparable Companies were American Radio Systems, Chancellor, Emmis, Evergreen Media, Infinity, Jacor and SFX. For the Satellite and Network businesses Chase used publicly available equity analyst estimates and the pre-merger announcement trading multiples of CBS Inc. and Capital Cities/ABC, Inc. in 1995. The Industries & Technology Group includes the Power Systems, Thermo King, Government Operations and Communication & Information Systems businesses. For the Power Systems business the Comparable Companies were Stewart & Stevenson Services Inc., Stone & Webster, Incorporated, Foster Wheeler Corporation, Fluor Corporation ("Fluor") and Magnatek Corp. For the Thermo King business the Comparable Companies were Dysor Industrial, Mestek, Inc., York International Corporation, Scotsman Industries, Inc., Wabash National Corporation, Modine Manufacturing Company and Simpson Industries, Inc. For the Government Operations business the Comparable Companies were Fluor, Dames & Moore, Inc., Rollins Environmental Services, Inc., WMX Technologies, Inc. and International Technology Corporation. For the Communication & Information Systems business the Comparable Companies were The Allen Group Inc., Tellabs, Inc., Colonial Data Technologies Corp., Interdigital Communications Corporation, Stanford Telecommunications, Inc., Protection One Inc. and ADT Limited. Chase then compared the results of such valuation analyses to the results of valuation analyses for the corresponding businesses of Westinghouse. Such analysis indicated an implied firm value range for Westinghouse of $11.5 billion to $14.2 billion, and, after certain adjustments eliminating extraordinary items, an implied range of per share values of $14.07 to $20.56 on a fully diluted basis.

     Because of the lack of truly comparable companies due to the inherent differences between the businesses, operations and prospects of each of Westinghouse's businesses and the businesses, operations and prospects of the Comparable Companies, Chase believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of each of Westinghouse's businesses and the Comparable Companies that would affect the public trading values of Westinghouse and such other companies.

     Pro Forma Merger Analysis. Chase reviewed certain financial information provided to Chase by the managements of Westinghouse and Infinity, including forecast and projection information as to future financial results of the respective companies, on a stand-alone basis for the fiscal years ending December 31, 1996, 1997 and 1998. Based on this review, Chase calculated the implied EBITDA for the combined company without considering any potential cost savings or revenue enhancements generated by the Merger for the fiscal years ending December 31, 1996, 1997 and 1998. Such analysis indicated that, based on such financial information and without considering such potential cost savings or revenue enhancements, the Merger would be dilutive to Westinghouse's projected EBITDA by 15.2%, 16.6% and 17.8% for the fiscal years ending December 31, 1996, 1997 and 1998, respectively.

     Contribution Analysis. Chase reviewed the estimated EBITDA for Westinghouse and Infinity based on forecast and projection information as to future financial results provided to Chase by the managements of Westinghouse and Infinity for each of their respective companies. Based on such review, Chase analyzed the relative financial contributions of each of Westinghouse and Infinity to the pro forma consolidated EBITDA for the twelve month periods ending December 31, 1996, 1997 and 1998. Based on such analysis, Chase determined that Westinghouse's contributions to the pro forma consolidated EBITDA for the twelve month periods ending December 31, 1996, 1997 and 1998 were 80.5%, 81.9% and 83.0%, respectively.

     Other Analyses. Chase reviewed the performance of the historical trading prices and volume of Infinity Class A Common Stock and Westinghouse Common Stock for certain periods, and compared such per share market price movements to the Standard & Poor's 500 Index and, with respect to Infinity, to an index of selected publicly-traded radio companies.

     The terms of the engagement of Chase by Westinghouse are set forth in the letter agreement dated June 19, 1996 between Chase and Westinghouse (the "Engagement Letter"). Pursuant to the terms of the Engagement Letter, a fee of $1,000,000 was payable to Chase upon execution of the Engagement Letter and delivery of the Chase Opinion. In addition, Westinghouse has agreed to reimburse Chase for its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, and to indemnify Chase against certain liabilities relating to or arising out of its engagement.

     The Chase Manhattan Corporation and its affiliates, including Chase Securities, Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Westinghouse and Infinity, including serving as agent bank under Westinghouse's senior credit facility dated September 12, 1995 (which was replaced on August 29, 1996) and as documentation agent for the Westinghouse Credit Agreement dated August 29, 1996, and serving as agent bank under Infinity's senior credit facility. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of Westinghouse and Infinity for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Salomon Brothers Inc

     Westinghouse engaged Salomon on June 17, 1996 to render an opinion to the Westinghouse Board as to the fairness, from a financial point of view, to Westinghouse of the Conversion Number. Salomon rendered an oral and written opinion to the Westinghouse Board on June 19, 1996 that, as of such date and subject to the assumptions made, general procedures followed, factors considered and limitations on the reviews undertaken set forth therein, the Conversion Number was fair to Westinghouse from a financial point of view. Salomon did not, and was not requested by the Westinghouse Board to, make any recommendation as to the form or amount of consideration to be paid by Westinghouse pursuant to the Merger Agreement.

     THE FULL TEXT OF THE SALOMON OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SALOMON IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX IV AND IS INCORPORATED HEREIN BY REFERENCE. THE SALOMON OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO WESTINGHOUSE OF THE CONVERSION NUMBER AND DOES NOT ADDRESS WESTINGHOUSE'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF WESTINGHOUSE COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE CHARTER AMENDMENT AND/OR THE SHARE ISSUANCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SALOMON OPINION. HOLDERS OF WESTINGHOUSE COMMON STOCK ARE URGED TO READ THE SALOMON OPINION CAREFULLY AND IN ITS ENTIRETY. TERMS DEFINED HEREIN SHALL HAVE SUCH MEANING SOLELY FOR PURPOSES OF THIS SUMMARY OF THE SALOMON OPINION.

     In connection with rendering its opinion, Salomon reviewed and analyzed, among other things, the following: (a) a draft dated June 19, 1996 of the Merger Agreement; (b) a draft dated June 19, 1996 of the Stockholder Agreement; (c) certain publicly available information concerning Westinghouse and Infinity, including the Annual Reports on Form 10-K of Westinghouse and Infinity for each of the years in the three-year period ended December 31, 1995 and the Quarterly Reports on Form 10-Q of Westinghouse and Infinity for the quarter ended March 31, 1996; (d) certain financial information provided to Salomon by Westinghouse regarding acquisitions made by Infinity in 1996; (e) certain financial forecasts concerning the businesses and operations of Westinghouse and Infinity that were prepared by the management of Westinghouse; (f) certain information concerning cost savings and synergies expected to result from the Merger that was prepared by the management of Westinghouse; (g) certain publicly available information with respect to other companies that Salomon believed to be comparable in certain respects to Infinity and certain businesses of Westinghouse and the trading markets for such other companies' securities; and (h) certain publicly available information concerning the terms of other acquisition transactions that Salomon believed to be comparable to the Merger. Salomon also met with certain officers and employees of Westinghouse and Infinity to discuss the foregoing, including the past and current business operations, financial condition and prospects of Westinghouse and Infinity, respectively, and the cost savings and synergies expected to result from the Merger, as well as other matters Salomon believed relevant to its inquiry. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria as it deemed relevant.

     In its review and analysis and in arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the financial forecasts of Westinghouse and Infinity and the cost savings and synergies expected to result from the Merger, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Westinghouse and Infinity as to the future financial performance of Westinghouse or Infinity, as the case may be, and such expected cost savings and synergies, and Salomon expressed no opinion with respect to such projections or expected savings and synergies or the assumptions on which they were based. Salomon did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Westinghouse or Infinity. Salomon's opinion was necessarily based upon conditions as they existed and could be evaluated as of June 19, 1996, and Salomon assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after June 19, 1996.

     The following is a summary of the analyses performed by Salomon in connection with the preparation of its opinion rendered to the Westinghouse Board on June 19, 1996 and presented to the Westinghouse Board on that date.

     Infinity Historical Trading Analysis. Salomon analyzed the Conversion Number by reference to the recent market prices of the Infinity Class A Common Stock and the Westinghouse Common Stock and noted that, on the basis of the closing prices of $28.63 and $18.75 for the Infinity Class A Common Stock and the Westinghouse Common Stock, respectively, on June 18, 1996 (the last trading day prior to the date of the Salomon Opinion), the Conversion Number resulted in consideration of $32.06 per share of Infinity Common Stock (a premium of 12.0% to the closing price of Infinity Class A Common Stock on June 18, 1996, 3.4% to the highest closing price of the Infinity Class A Common Stock within the last twelve months and 64.4% to the lowest closing price of the Infinity Class A Common Stock within the last twelve months). Salomon also noted that the Conversion Number resulted in an equity market capitalization (calculated using fully diluted shares outstanding under the treasury method) of approximately $3.7 billion and an adjusted firm value (defined as fully diluted equity market capitalization plus total debt, preferred stock and minority interests less cash, equity investments and unconsolidated assets) of approximately $4.5 billion, as compared to an equity market capitalization of approximately $3.3 billion and an adjusted firm value of approximately $4.1 billion based on the closing price of Infinity Class A Common Stock on June 18, 1996. Salomon also noted that, as a multiple of Infinity's estimated Broadcast Cash Flow ("BCF") and estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") (as provided by relevant media industry research reports and estimated by Westinghouse management), the Conversion Number represented 17.2 times 1996 estimated BCF, 15.7 times 1997 estimated BCF, 17.6 times 1996 estimated EBITDA and 16.1 times 1997 estimated EBITDA. Before giving effect to the Conversion Number, Infinity's adjusted firm value represented a multiple of
15.6 times 1996 estimated BCF, 14.2 times 1997 estimated BCF, 16.0 times 1996 estimated EBITDA and 14.6 times 1997 estimated EBITDA. Salomon also noted that the Conversion Number represented a multiple of 35.6 times the 1997 median estimate for Infinity's earnings per share (as provided by Institutional Brokers Estimate System), whereas Infinity's adjusted firm value before giving effect to the Conversion Number represented a multiple of 31.8 times such earnings per share estimate.

     Public Market Valuation of Selected Radio Station Companies. Salomon compared certain available financial and market data of Infinity to that of seven selected publicly traded radio broadcasting companies that Salomon deemed to be comparable to Infinity for purposes of its analysis: American Radio Systems Corporation, Chancellor Broadcasting Company, Clear Channel Communications, Inc., Emmis Broadcasting, Inc., Evergreen Media, Inc., Jacor Communications, Inc. and SFX Broadcasting, Inc. (collectively, the "Comparable Companies"). In performing the public market valuation analysis, Salomon reviewed and compared the closing stock prices of each Comparable Company on June 18, 1996, its equity market capitalization as of such date and its adjusted firm value as of such date. Salomon derived the multiples of estimated BCF and EBITDA for 1996 and 1997 (as provided by relevant media industry research reports) that the adjusted firm values of the Comparable Companies represented. This analysis yielded the following valuations for the Comparable Companies: (i) a median multiple of 13.4 times 1996 estimated BCF (with a high of 18.9 and a low of 12.2); (ii) a median multiple of 14.1 times 1996 estimated EBITDA (with a high of 19.6 and a low of 13.5); (iii) a median multiple of 12.4 times 1997 estimated BCF (with a high of 16.6 and a low of 11.3); and (iv) a median multiple of 13.0 times 1997 estimated EBITDA (with a high of 17.1 and a low of 12.1). Salomon's analysis referenced a range of 13.0 to 18.0 times 1996 estimated BCF, an implied price per share of Infinity Common Stock ranging from $22.81 to $33.85 and an implied Conversion Number of 1.2 to 1.8 shares of Westinghouse Common Stock for each share of Infinity Common Stock.

     Radio Broadcasting Transactions Analysis. Salomon analyzed certain publicly available financial and operating information for nine recent merger and acquisition transactions in the radio broadcasting industry valued at greater than $200 million. Such transactions included the acquisition of Broadcast Partners, Inc. by Evergreen Media, Inc. (announced on January 31, 1995); the acquisition of Pyramid Communications by Evergreen Media, Inc. (announced on July 14, 1995); the acquisition of Shamrock Broadcasting by Chancellor Broadcasting (announced August 3, 1995); the acquisition of Alliance Broadcasting L.P. by Infinity (announced September 22, 1995); the acquisition of Liberty Broadcasting Inc. by SFX Broadcasting, Inc. (announced November 15,
1995); the acquisition of Citicasters Inc. by Jacor Communications, Inc. (announced February 12, 1996); the acquisition of Granum Holdings L.P. by Infinity (announced March 4, 1996); the acquisition of Radio Equity Partners by Clear Channel Communications, Inc. (announced May 9, 1996); and the acquisition of NewCity Communications by Cox Enterprises, Inc. (announced May 13, 1996). Salomon reviewed the adjusted firm value implied by the terms of these transactions and then derived the estimated multiples of forward BCF that these adjusted firm values represented. Salomon's analysis of the recent merger and acquisition transactions referenced a range of 13.0 to 19.0 times estimated forward BCF, an implied price per share of Infinity Class A Common Stock ranging from $22.81 to $36.06 and an implied Conversion Number range of 1.2 to 1.9 shares of Westinghouse Common Stock for each share of Infinity Common Stock.

     Discounted Cash Flow Analysis. Salomon derived ranges of per share equity value for Infinity based upon the value, discounted to the present, of its fiscal year end five-year stream of projected unlevered cash flow and its projected fiscal year 2001 terminal values based upon a range of multiples of its projected fiscal year 2001 EBITDA. In conducting its analysis, Salomon utilized two different sets of financial projections for Infinity provided by Westinghouse management. The first set of financial projections was based on certain assumptions and projections without the synergies expected to result from the Merger (the "Stand-Alone Case"). The second set of financial projections was based on certain assumptions and projections and reflected such synergies (the "Synergies Case"). Salomon applied discount rates reflecting a weighted average cost of capital ("WACC") ranging from 10.5% to 11.5% and multiples of terminal EBITDA ranging from 11.5x to 12.5x. Based on this analysis, Salomon calculated implied per share equity values of Infinity ranging from $26.92 to $30.66 on a fully diluted basis under the Stand-Alone Case and from $39.66 to $43.40 on a fully diluted basis under the Synergies Case.

     Westinghouse Business Valuation Analysis. Salomon derived ranges of per share equity value for Westinghouse based upon estimated public market values of each Westinghouse business (television, network, radio, satellite, production, power systems, Thermo King, government operations and communication & information systems businesses). Based upon analysis of publicly traded companies that Salomon deemed comparable to each business and research analysts' estimates, Salomon derived the following ranges of multiples of estimated 1996
EBITDA: (i) a low of 11.0x and a high of 13.0x in the television business; (ii) a low of 12.0x and a high of 15.0x in the network business; (iii) a low of 14.0x and a high of 16.0x in the radio business; (iv) a low of 13.0x and a high of 15.0x in the satellite business; (v) a low of 5.0x and a high of 7.0x in the power systems business; (vi) a low of 8.0x and a high of 10.0x in the Thermo King business; (vii) a low of 5.0x and a high of 6.0x in the government operations business; and (viii) a low of 8.0x and a high of 10.0x in the communication & information systems business.

     Salomon derived an estimate of the total value of Westinghouse's businesses that ranged from a low of approximately $11.6 billion to a high of approximately $14.2 billion. After adjusting such estimates to account for certain net operating loss tax carry forwards, certain discontinued assets, Westinghouse's debt, provisions for restructuring, environmental reserves, other accruals and minority interest, Salomon derived an estimate of Westinghouse's equity value that ranged from a low of approximately $6.3 billion to a high of approximately $9.0 billion. On a fully diluted basis, Salomon noted that this represented a per share value ranging from $14.01 to $19.66.

     Conversion Number Analysis. Salomon reviewed the per share daily closing market prices of Westinghouse Common Stock and Infinity Class A Common Stock over the period from January 2, 1995 through June 18, 1996. Salomon's comparison yielded an implied exchange ratio ranging from 1.00 to 1.84 shares (and averaging 1.40 shares) of Westinghouse Common Stock for each share of Infinity Common Stock.

     Pro Forma Contribution. Salomon compared the relative ownership of the stockholders of Westinghouse and the stockholders of Infinity of approximately 69.6% and 30.4% (based upon the Conversion Number), respectively, in Westinghouse following consummation of the Merger (the "Combined Company") to the relative estimated 1996 balance sheet and income statement contributions of each of Westinghouse and Infinity to the Combined Company. Salomon's analysis indicated, among other things, that Westinghouse and Infinity contributed to the Combined Company approximately 92.4% and 7.6%, respectively, of revenues, 79.1% and 20.9%, respectively, of EBITDA, 75.8% and 24.2%, respectively, of earnings before interest and taxes, 36.8% and 63.2%, respectively, of net income, 75.7% and 24.3%, respectively, of total funds from operations (defined as net income plus depreciation and amortization), 90.1% and 9.9%, respectively, of total assets, 81.6% and 18.4%, respectively, of total debt, and 85.3% and 14.7%, respectively, of stockholders' equity of the Combined Company.

     General. No company used in the public market company valuation analysis nor any transaction used in the precedent merger and acquisition transactions analysis summarized above is identical to Westinghouse, Infinity or the Merger, respectively. Accordingly, any such analysis of the value of the Infinity Common Stock, the Westinghouse Common Stock or of the pro forma Combined Company involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the compara-ble companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

     The foregoing summary does not purport to be a complete description of the analyses performed by Salomon or of its presentation to the Westinghouse Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Salomon believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in Salomon's presentation to the Westinghouse Board and the Salomon Opinion. Salomon made no attempt to assign specific weights to particular analyses. In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Westinghouse or Infinity. Any estimates contained in Salomon's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold or the prices at which securities may trade at the present time or any time in the future. Because such estimates are inherently subject to uncertainty, Salomon does not assume responsibility for their accuracy.

     Salomon is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Westinghouse Board retained Salomon based on Salomon's expertise in the valuation of companies as well as its familiarity with Westinghouse, Infinity and the media industry.

     Salomon has previously rendered certain investment banking and financial advisory services to Infinity for which Salomon received customary compensation. In addition, in the ordinary course of its business, Salomon may actively trade the securities of Westinghouse and Infinity for Salomon's own account and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter dated June 17, 1996, Westinghouse agreed to pay Salomon a fee of $1,000,000, payable upon initial submission by Salomon of the Salomon Opinion to the Westinghouse Board. Westinghouse also has agreed to reimburse Salomon for certain expenses incurred in connection with its engagement and to indemnify Salomon and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

INFINITY'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

     The Infinity Board has carefully considered the terms of the proposed Merger and believes that the Merger and the related transactions are fair to and in the best interests of Infinity and its stockholders. The Infinity Board has approved the Merger and the related transactions and recommends that the Infinity stockholders vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     The Infinity Board believes that the Merger would be strategically advantageous for the combined companies and would enhance future value for Infinity's stockholders.

     Strategic Fit. The Merger is expected to create for the combined companies a group of premier radio stations in the nation's largest radio markets. The Infinity Board believes that this presence in large markets will enhance the combined companies' ability to attract advertisers and to attract highly skilled management, employees and on-air talent, resulting in significant opportunities for continued revenue growth in the future. In particular, the listener base of the combined companies would enable them to enhance their ability to compete for advertising dollars with print and with other broadcast media. The strategic desirability of the Merger results from the fact that the number and location of each company's current radio properties should permit achievement of this strengthened market presence with a minimum of divestitures required under the

Telecommunications Act. See "--Regulatory Approvals;" "THE MERGER
AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger;" "BUSINESS OF WESTINGHOUSE;" and "BUSINESS OF INFINITY."

     Synergies and Increased Efficiency. The Merger is expected to enhance efficiency by producing economies of scale in the area of station management, as well as technical and engineering efficiencies and more efficient news gathering and public service. The Infinity Board expects the savings resulting from such increased efficiency to permit greater spending by the combined companies on programming, which in turn is expected to enhance revenues. See "BUSINESS OF WESTINGHOUSE" and "BUSINESS OF INFINITY."

     Stockholder Flexibility. Due to the structure of the Merger, Infinity stockholders who wish to retain the shares of Westinghouse Common Stock they receive in the Merger would be able to participate as equity holders of Westinghouse on a tax-free basis. At the same time, Westinghouse's large public float would afford liquidity to Infinity stockholders wishing to sell their shares of Westinghouse Common Stock following the Merger. See "--Certain Federal Income Tax Consequences" and "--Stock Exchange Listing."

     Westinghouse and its Commitment to Broadcasting. The Infinity Board considers that Westinghouse's increased focus on the broadcasting industry (as evidenced by its 1995 CBS acquisition) makes Westinghouse an attractive merger partner. The Infinity Board believes that the Merger will strengthen the investment community's perception of Westinghouse's increased focus on broadcasting, and that this strengthened perception may increase stockholder value. See "BUSINESS OF WESTINGHOUSE."

     Management. The combined companies' management team would be strong and experienced, and is expected to include Mel Karmazin and other current members of Infinity's senior management team.

     Availability of NOL. Westinghouse has a large net operating loss carry forward, which would be available to increase future after-tax cash flow of the combined companies by reducing the taxation of the combined companies' income.

     Fairness Opinion. The Infinity Board has received from Merrill Lynch a presentation as to Westinghouse and the Merger, and the written opinion of Merrill Lynch to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be received by holders of shares of Infinity Common Stock (other than Westinghouse and its affiliates) pursuant to the Merger Agreement is fair to such holders from a financial point of view. See "--Opinion of Infinity's Financial Advisor."

     Views of Management and Principal Stockholders. Infinity's senior management and principal stockholders, who are familiar with the radio industry and have a substantial financial stake in Infinity, have expressed to the Infinity Board their belief that the Merger is strategically desirable and should enhance stockholder value. The Class B Stockholders have evidenced their approval of the Merger by entering into the Stockholder Agreement.

     The foregoing discussion of the information and factors considered and given weight by the Infinity Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Infinity Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Infinity Board may have given different weights to different factors.

     THE INFINITY BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF INFINITY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF INFINITY'S FINANCIAL ADVISOR

     Merrill Lynch delivered a written opinion to the Infinity Board on June 20, 1996 to the effect that, as of such date, and based upon the assumptions made, general procedures followed, factors considered and limitations on the review undertaken as set forth in such opinion, the consideration to be received by the holders of shares of Infinity Common Stock (other than Westinghouse and its affiliates) pursuant to the Merger Agreement is fair to such holders from a financial point of view. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated June 20, 1996.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH IN RENDERING ITS OPINION IS ATTACHED AS ANNEX V AND IS INCORPORATED HEREIN BY REFERENCE. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF INFINITY COMMON STOCK (OTHER THAN WESTINGHOUSE AND ITS AFFILIATES) PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF INFINITY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. HOLDERS OF SHARES OF INFINITY COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. TERMS DEFINED HEREIN SHALL HAVE SUCH MEANING SOLELY FOR PURPOSES OF THIS SUMMARY OF THE MERRILL LYNCH OPINION.

     Merrill Lynch was not requested to and did not make any recommendation as to the form or amount of the consideration to be paid in the Merger. In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed Infinity's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Infinity's Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1996; (ii) reviewed Westinghouse's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Westinghouse's Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1996; (iii) conducted discussions with members of the management of Infinity concerning its business and prospects and the potential synergies which might be realized following the Merger; (iv) conducted discussions with members of the management of Westinghouse concerning its business and prospects and the then recently announced potential restructuring of Westinghouse; (v) reviewed the historical market prices and trading activity for the Infinity Class A Common Stock and the Westinghouse Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Infinity and Westinghouse, respectively; (vi) compared the results of operations of Infinity and Westinghouse with those of certain companies which Merrill Lynch deemed to be reasonably similar to Infinity and Westinghouse, respectively; (vii) reviewed the Merger Agreement and the Stockholder Agreement; (viii) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (ix) considered certain pro forma financial effects of the Merger; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessments of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch relied, without independent verification, upon the accuracy and completeness of all the financial and other information supplied or otherwise made available to it by Infinity and Westinghouse. Merrill Lynch did not make any independent evaluation or appraisal of the assets or liabilities of Infinity and Westinghouse, nor was Merrill Lynch furnished with any such appraisal. Merrill Lynch assumed that certain publicly available forecasted financial information relating to Infinity which was prepared by a third party identified to Merrill Lynch by Infinity and which was discussed with members of the management of Infinity was reasonably prepared. In addition, with respect to certain publicly available information relating to Westinghouse upon which Merrill Lynch prepared summary financial forecasts which were discussed with the management of Westinghouse, Merrill Lynch assumed that such information had been reasonably prepared. Merrill Lynch also assumed that the Merger will qualify as a tax-free transaction under
Section 368(a) of the Code.

     Merrill Lynch did not express any opinion as to prices at which the Westinghouse Common Stock will trade following the consummation of the Merger. Merrill Lynch was not authorized by Infinity to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Infinity. In addition, Merrill Lynch did not review with Infinity or the Infinity Board any other potential transactions in lieu of the

Merger. The Merrill Lynch Opinion is necessarily based upon general economic, market and other conditions as they existed and could be evaluated, and the information made available to Merrill Lynch, as of the date of the Merrill Lynch Opinion.

     Set forth below is a brief summary setting forth the material analyses presented by Merrill Lynch to the Infinity Board in connection with the Merrill Lynch Opinion.

Infinity Broadcasting Corporation

     Analysis of Stock Trading Price. Merrill Lynch reviewed the stock trading prices for Infinity Class A Common Stock for the period from January 1992 to June 1996. The stock trading price for the 52 week trading period prior to June 17, 1996 indicated a high of $31.00 and a low of $19.58. Merrill Lynch calculated the per share consideration to be received in exchange for each share of Infinity Common Stock in the Merger to be $32.28 based on the Conversion Number and the Westinghouse closing stock price of $18.88 on June 19, 1996 and that such amount represented a 12.8% premium to the Infinity closing stock price of $28.63 on June 19, 1996 (and a premium of 4.1% to the highest Infinity closing stock price and 64.9% to the lowest Infinity closing stock price during the prior 52 week period). Merrill Lynch reported that the Conversion Number resulted in an equity market value (defined as the fully diluted number of shares of Infinity Common Stock multiplied by the market price) of approximately $3.9 billion and an enterprise value (defined as equity market value plus net debt) of approximately $5.0 billion as compared to an equity market value of approximately $3.4 billion and an enterprise value of approximately $4.6 billion based on the June 19, 1996 Infinity closing stock price. Merrill Lynch also reported that the enterprise value resulting from the Conversion Number resulted in multiples of 1996 estimated broadcasting cash flow ("BCF") of 20.4x, 1997 estimated BCF of 16.5x, 1996 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") of 21.0x and 1997 estimated EBITDA of 16.9x. BCF is defined as EBITDA plus corporate overhead. In addition, Merrill Lynch reported that the equity market value resulting from the Conversion Number resulted in multiples of 1996 estimated free cash flow (defined as net income plus depreciation and amortization) of 25.0x and 1997 estimated free cash flow of 22.5x.

     Analysis of Selected Comparable Publicly Traded Companies. Merrill Lynch compared certain financial information for Infinity with the corresponding publicly available financial information of certain other companies which Merrill Lynch deemed to be reasonably similar. In this portion of its analysis, Merrill Lynch compared certain financial information for five radio broadcasting companies: American Radio Systems Corp.; Chancellor Broadcasting Co.; Clear Channel Communications, Inc.; Evergreen Media Corp.; and Jacor Communications, Inc. (the "Comparable Companies").

     Merrill Lynch calculated multiples for the Comparable Companies of market capitalization to 1996 and 1997 estimated BCF. Based on, among other things, Infinity's margins, asset quality, ability to successfully integrate acquisitions and expected growth rate, Merrill Lynch utilized a multiple range of 18x to 20x for 1996 estimated BCF (pro forma to account for the acquisition of 12 radio stations owned by various subsidiaries of Granum Holdings L.P.) and 15x to 17x for 1997 estimated BCF. For purposes of its analysis, Merrill Lynch assumed the operations of TDI (acquired in March 1996) to be valued at cost ($300 million) and Infinity's equity investment in Westwood One to be valued at $142.8 million (based on its then current public market value). Based upon such multiples, this portion of the analysis resulted in an implied per share equity value of Infinity ranging from $25.28 to $30.71.

     Analysis of Selected Comparable Acquisition Transactions. Merrill Lynch reviewed certain publicly available information regarding eight selected business combinations in excess of $50 million announced since February 1996 (the "Acquisition Comparables"). The Acquisition Comparables and the dates the transactions were announced were as follows: Clear Channel Communications' acquisition of Radio Equity Partners (May 1996); Cox Enterprises' acquisition of New City Communications (May 1996); Chancellor Broadcasting's acquisition of Omni America Group (May 1996); Clear Channel Communications' acquisition of US Radio LP (March 1996); American Radio Systems' acquisition of Henry Broadcasting (March 1996); Jacor Communications' acquisition of Noble Broadcasting Group (February 1996); Jacor Communications' acquisition of Citicasters Inc. (February 1996); and SFX Broadcasting Inc.'s acquisition of Prism Radio Partners LP (February 1996).

     Merrill Lynch compared the prices of these announced acquisitions as a multiple of the trailing 1995 BCF and the 1996 estimated BCF of the acquired companies; in these transactions, the multiples of 1995 BCF ranged from 10.4x to 14.5x and of 1996 estimated BCF ranged from 8.5x to 13.0x. Basing its analysis on the acquisitions deemed most comparable to the Merger (i.e., transactions involving the acquisition of a significant number of stations and transactions involving stations in large markets), Merrill Lynch applied multiples ranging from 10.5x to 14.5x to 1996 estimated BCF and, assuming the operations of TDI to be valued at cost and Infinity's equity investment in Westwood One to be valued at its then current public market value, obtained an implied per share equity value of Infinity ranging from $13.41 to $20.69.


     Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of per share equity value for Infinity based upon the value, discounted to June 30, 1996, of its year end five-year stream of projected unlevered free cash flow and its projected fiscal year 2000 terminal value based on terminal multiples of BCF ranging from 13.0x to 17.0x and discount rates ranging from 11.0% to 13.0%. For purposes of its analysis, net debt was subtracted from enterprise value and Infinity's equity investment in Westwood One was assumed to be valued at its then current public market value in calculating the Infinity equity value. This valuation did not reflect any potential acquisitions by Infinity or any potential synergies resulting from the Merger. Based on such analysis, the implied per share equity value of Infinity ranged from $24.01 to $35.21.


Westinghouse Electric Corporation

     Analysis of Stock Trading Price. Merrill Lynch reviewed the stock trading prices for Westinghouse for the period from June 1993 to June 1996, which indicated (i) from June 12, 1993 to June 17, 1996 a high of $20.75 and a low of $11.00, (ii) since the CBS acquisition in November 1995 a high of $20.75 and a low of $15.50 and (iii) for the twelve month period from June 17, 1995 to June 17, 1996 a high of $20.75 and a low of $13.00.

     Segment Valuation Analysis. Merrill Lynch calculated ranges of equity value per share for Westinghouse based upon the estimated public market and private market values of each Westinghouse business unit (network, television stations, radio, other broadcasting, energy systems, power generation, other power systems, Thermo King, government operations, communications and information, other businesses and corporate).

     Public Market Valuation. Merrill Lynch used the following ranges of multiples of 1996 estimated EBITDA for each business unit, except where otherwise noted, in calculating a public market value range for Westinghouse:
(i) 8.5x - 10.5x 1997 estimated EBITDA for the network business unit; (ii) 11.0x -13.0x for the television stations business unit; (iii) 14.0x - 16.0x for the radio business unit; (iv) 10.0x - 12.0x for the other broadcasting business unit; (v) 4.0x - 5.0x for the energy systems business unit; (vi) 8.0x - 12.5x 1993 - 1995 average earnings before interest and taxes ("EBIT") for the power generation business unit; (vii) the discounted expected future cost for the other power systems business unit; (viii) 8.0x - 10.0x for Thermo King; (ix) 5.0x - 7.0x for the government operations business unit; (x) 9.0x - 11.0x for the communications and information business unit; (xi) 4.0x - 6.0x for the other businesses; and (xii) 4.0x for the corporate business unit.

     Using such multiples, Merrill Lynch calculated an implied total public market value of Westinghouse's businesses that ranged from $11.5 billion to $14.3 billion. These values were adjusted by subtracting debt, minority interest and certain reserves and by adding cash and cash equivalents, the net value of assets held for sale and the present value of net operating loss carry-forwards which resulted in an implied equity value for Westinghouse ranging from $6.8 billion to $9.8 billion, or $15.80 to $22.66 per share.

     Private Market Valuation. Merrill Lynch also calculated a pre-tax private market value range for Westinghouse utilizing the following ranges of multiples of 1996 estimated EBITDA for each business unit, except where otherwise noted:
(i) 10.5x - 12.5x 1997 estimated EBITDA for the network business unit; (ii) 13.0x - 15.0x for the television stations business unit; (iii) 16.0x - 18.0x for the radio business unit;

(iv) 12.0x - 14.0x for the other broadcasting business unit; (v) 5.0x - 6.0x for the energy systems business unit; (vi) 8.0x - 12.5x 1993 - 1995 average EBIT for the power generation business unit; (vii) the discounted expected future cost for the other power systems business unit; (viii) 12.0x - 14.0x for Thermo King;
(ix) 6.0x - 8.0x for the government operations business unit; (x) 9.0x - 11.0x for the communication and information systems business unit; and (xi) 5.0x - 7.0x for the other businesses.

     Using such multiples, Merrill Lynch calculated an implied total pre-tax private market value of Westinghouse's businesses that ranged from $14.9 billion to $17.7 billion. These values were adjusted by subtracting debt, minority interest and certain reserves and by adding cash and cash equivalents and the net value of assets held for sale which resulted in an implied equity value for Westinghouse ranging from $9.8 billion to $12.7 billion, or $22.63 to $29.38 per share.

     Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of equity value per share for Westinghouse based upon the value, discounted to June 30, 1996, of its year end five-year stream of projected unlevered free cash flow and its projected year 2000 terminal value based on multiples ranging from 9.5x to 11.5x of year 2000 estimated EBITDA and discount rates ranging from 10.0% to 12.0%. For purposes of this analysis, net debt as well as $400 million of reserves for litigation and restructuring costs were subtracted from enterprise value in calculating the Westinghouse equity value. Based upon such multiples and certain adjustments, the implied per share equity value of Westinghouse ranged from $17.53 to $25.66.

The Merger

     Pro Forma Combined Operations Analysis. Merrill Lynch reviewed the geographic markets in which the companies would operate following the Merger, including the various radio and TV properties which would be owned in such markets. Merrill Lynch also reviewed with the Infinity Board certain synergies expected to result from the Merger, estimated to range from $65-108 million to be phased in over a two year period following consummation of the Merger.

     Pro Forma Financial Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Merger, including the potential impact of the Merger on projected earnings per share and on projected free cash flow, in each case for each of Infinity and Westinghouse, assuming 100% of the estimated synergies were achieved. In addition, Merrill Lynch assumed that the purchase method of accounting would be used to account for the transaction and that goodwill arising from the transaction would be amortized over a period of 40 years. Based upon the Conversion Number of shares of Westinghouse Common Stock to be received in the Merger as compared to a share of Infinity Common Stock prior to the Merger, this analysis indicated that the Merger would be dilutive in the case of earnings per Infinity share until after 1998 and accretive in the case of cash flow per Infinity share. The analysis also indicated that the Merger would be dilutive in the case of earnings per share and cash flow per share in the case of Westinghouse Common Stock.

     Exchange Ratio Analysis. Merrill Lynch reviewed the exchange ratio based on historical stock prices of Infinity and Westinghouse over the period from June 1992 to June 1996 and compared the four year mean implied exchange ratio of 0.956, the three year mean implied exchange ratio of 1.161, the two year mean implied exchange ratio of 1.306 and the one year mean implied exchange ratio of
1.480 to the Conversion Number. Merrill Lynch also calculated a range of implied exchange ratios by dividing the discounted cash flow per share of Infinity by the discounted cash flow per share of Westinghouse using the discounted cash flow analyses set forth above. In this analysis, Merrill Lynch also assumed that 0, 50% or 100% of the estimated synergies from the Merger was allocated to Infinity. This analysis resulted in theoretical exchange ratios ranging from 1.33x to 1.84x. In addition, Merrill Lynch calculated the relative contributions to projected EBITDA of Westinghouse following the Merger from each of Westinghouse and Infinity for the fiscal years ending December 31, 1996, 1997 and 1998. This analysis resulted in Infinity's contributions to the pro forma projected Westinghouse EBITDA of 19.5%, 19.7% and 19.2% for the periods ending December 31, 1996, 1997 and 1998, respectively.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. In addition, Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the process underlying its analyses set forth in the Merrill Lynch Opinion. The matters considered by Merrill Lynch in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Infinity's or Westinghouse's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to Infinity or Westinghouse or the business segment for which a comparison is being made, and none of the Acquisition Comparables or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared.

     The Infinity Board selected Merrill Lynch to act as its financial advisor on the basis of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger and because it is familiar with Infinity and its business. Merrill Lynch has, in the past, provided financial advisory and financing services to Infinity and Westinghouse and has received fees for the rendering of such services. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     Merrill Lynch Fees. Pursuant to a letter agreement dated June 13, 1996, Infinity has agreed to pay Merrill Lynch $2 million for its financial advisory services in connection with the Merger; (i) one half of such fee payable upon execution of the Merger Agreement and (ii) the balance of the fee payable upon consummation of the Merger. In addition, Infinity also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and to indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Merrill Lynch has advised Infinity that, in the ordinary course of business, it may, subject to certain restrictions, actively trade securities of Infinity or Westinghouse for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN LITIGATION

     Beginning on June 21, 1996, four complaints have been filed by purported stockholders of Infinity on behalf of a class of all public stockholders of Infinity in the Court of Chancery of the State of Delaware, New Castle County. Each complaint names Infinity, its directors and Westinghouse as defendants and alleges, among other things, that the Infinity Board acted in disregard of its fiduciary duties to Infinity's public stockholders in agreeing to the Merger and that Westinghouse aided and abetted such alleged breach. Each complaint seeks, among other things, to have the Merger enjoined and to recover unspecified damages. The time for defendants to respond to the complaints has been extended, pending entry of an order consolidating the four actions.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Infinity Board with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of Infinity should be aware that certain members of the management of Infinity and the Infinity Board have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Infinity generally.

     Directors and Officers of the Combined Company. Mel Karmazin, a current director of Infinity, is expected to be recommended to the Westinghouse Board and its Nominating and Governance Committee for election as a director of Westinghouse following the Merger. In addition, Mr. Karmazin has entered into an employment agreement with Westinghouse that will become effective as of the Effective Time pursuant to which Mr. Karmazin will become Chairman and Chief Executive Officer of the Westinghouse/CBS Radio Group. It is also expected that Farid Suleman will become an executive officer of the Westinghouse/CBS Radio Group following the Merger. See "--Employment Agreements."

     Stockholder Agreement. Messrs. Karmazin, Carrus and Wiener, along with all other current holders of Infinity Class B Common Stock, have entered into the Stockholder Agreement, in their capacities as stockholders of Infinity. The general effect of the Stockholder Agreement, subject to certain conditions set forth therein, is to ensure the affirmative vote at the Infinity Special Meeting of a number of shares of Infinity Common Stock sufficient to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Infinity. See "INFINITY SPECIAL MEETING--The Stockholder Agreement."

     Stock Options; Warrants. Pursuant to the terms of certain Infinity options previously granted to Mel Karmazin, such options become fully vested and exercisable upon certain changes of control of Infinity which, for this purpose, would include the Merger. In addition, the Merger Agreement provides that all Infinity options held by Farid Suleman as of the date of the Merger Agreement will become fully vested as of the Effective Time. As of September 20, 1996, the number of shares of Infinity Common Stock subject to unexercisable options held by Messrs. Karmazin and Suleman was 495,000 and 447,282, respectively, at exercise prices which ranged from $3.4577 to $27.583 per share, all of which will become fully vested as of the Effective Time. The Merger Agreement also provides for the assumption by Westinghouse of outstanding options, deferred shares and warrants with respect to Infinity Class A Common Stock (including options, deferred shares and warrants held by Mel Karmazin) and the substitution of Westinghouse Common Stock as the underlying stock for such options, deferred shares and warrants. See "THE MERGER AGREEMENT--Effect on Infinity Benefit Plans, Stock Options, Deferred Shares and Warrants."

     Employee Benefits. Under the Merger Agreement, Westinghouse has agreed that for a period of one year following the Effective Time, it will, or will cause Infinity to, continue to maintain employee benefit plans, programs and policies for the employees of Infinity and its subsidiaries which, in the aggregate, provide benefits that are no less favorable than such benefits as are provided to such employees under those plans, programs and policies in effect on the date of the Merger Agreement. See "THE MERGER AGREEMENT--Effect on Infinity Benefit Plans and Stock Options." As a result of these arrangements, current members of Infinity's management, including members of the Infinity Board employed by Infinity, would continue to receive employee benefits at least as favorable as those currently provided to them by Infinity following the Merger.

     Indemnification; Directors' and Officers' Liability Insurance. Under the Merger Agreement, Westinghouse has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors and officers of Infinity and its subsidiaries as provided in their respective organizational documents and indemnification agreements shall survive the Merger and continue in full force and effect in accordance with their terms for not less than six years from the Effective Time. In addition, subject to certain conditions, for six years after the Effective Time, Westinghouse has agreed to maintain Infinity's current directors' and officers' insurance and indemnification policy, to the extent that such policy provides coverage for events occurring prior to the Effective Time, for all persons who were directors and officers of Infinity on the date of the Merger Agreement.

     Employment Agreements. Pursuant to an employment agreement, dated as of June 20, 1996 between Westinghouse and Mel Karmazin (the "Employment Agreement"), Mr. Karmazin will be employed following the Merger as Chairman and Chief Executive Officer of the Westinghouse/CBS Radio Group. In exercising the functions of such office, Mr. Karmazin will be responsible for and have full authority to manage all owned and operated radio stations and other radio-related activities of the Westinghouse/CBS Radio Group.

     The Employment Agreement provides for an employment term of four years commencing at the Effective Time, and for a starting annual salary of $925,000, which annual salary will be subject to merit review and annual increases (but not decreases) at the sole discretion of the Compensation Committee of the Westinghouse Board (the "Westinghouse Compensation Committee"). The Employment Agreement further provides that Mr. Karmazin will have the opportunity to receive annual incentive bonuses based on the performance of the Westinghouse/CBS Radio Group and to defer payment of any such bonuses under the Westinghouse deferral program. The target amount of such annual incentive bonus for each full calendar year during the employment term will be $1,500,000, with a range of $900,000 to $2,625,000; however, no amounts shall be payable to Mr. Karmazin under this provision of the Employment Agreement unless the minimum performance standards as determined by the Westinghouse Compensation Committee for any such year have been met. The Employment Agreement also provides that promptly following the Effective Time, Mr. Karmazin will be granted options to acquire 500,000 shares of Westinghouse Common Stock, with an exercise price equal to the per share fair market value of Westinghouse Common Stock on the date of grant, representing a one-time-only grant of options for the four-year term of the Employment Agreement. Of such options, 250,000 will generally vest one year from the date of grant, with the remainder generally vesting two years from the date of grant.

     The Employment Agreement provides that Mr. Karmazin's employment is terminable for cause upon the occurrence of any (i) action involving willful malfeasance or gross misconduct in connection with such employment having a material adverse effect on Westinghouse, (ii) substantial and continuing refusal to perform ordinary duties of a chief executive officer or (iii) felony conviction.

     In the event Mr. Karmazin is terminated without cause, Westinghouse would be obligated to pay to Mr. Karmazin a lump sum in cash equal to the compensation, including annual incentive compensation, that otherwise would have been paid to Mr. Karmazin for the remainder of the term of the Employment Agreement.

     In addition to the Employment Agreement, it is understood by Westinghouse and Infinity that prior to the Effective Time, Infinity will renew its employment agreements, which expired on December 31, 1995, with each of Michael
A. Wiener and Gerald Carrus, on substantially the same terms and conditions as such expired agreements, including terms of three years commencing the date of the Effective Time and annual salaries of $250,000. Mr. Wiener is Co-Chairman of the Infinity Board and is also Infinity's Secretary. Mr. Carrus is Chairman of the Infinity Board and is also Infinity's Treasurer.

RESALE OF SHARES OF WESTINGHOUSE COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

     The shares of Westinghouse Common Stock to be issued in the Merger will be freely transferable, except that shares issued to any Infinity stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act, and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Infinity for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. The Merger Agreement provides that Westinghouse's obligation to consummate the Merger is subject to Westinghouse receiving, prior to the Closing Date, a letter agreement from each affiliate of Infinity to the effect that such person will not offer or sell or otherwise dispose of any shares of Westinghouse Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. This Proxy Statement/Prospectus does not cover resales of shares of Westinghouse Common Stock received by any person who may be deemed to be an affiliate of Infinity.

     Upon consummation of the Merger, certain merchant banking limited partnerships that are affiliates of Lehman Brothers Inc. (collectively, the "Lehman Investors"), will own an aggregate of 36,288,235 shares of Westinghouse Common Stock, representing approximately 5% of the Westinghouse Common Stock expected to be outstanding immediately after the Effective Time, based on the Lehman Investors' aggregate ownership, as of the Infinity Record Date, of 1,116,256 shares of Infinity Class A Common Stock and warrants to purchase an additional 20,104,934 shares of Infinity Class C Common Stock, which warrants will be exchanged in the Merger for shares of Westinghouse Common Stock.



     Pursuant to a letter agreement, dated September 20, 1996, among the Lehman Investors, Westinghouse and Infinity (the "Lehman Agreement"), the Lehman Investors agreed to cause the resignation from the Infinity Board, prior to the date of mailing of this Proxy Statement/Prospectus to Infinity's stockholders, of the two directors elected by the holders of Infinity Class C Common Stock, and to take certain other actions intended to ensure that the Lehman Investors are not deemed "affiliates" of Infinity for purposes of Rule 145 under the Securities Act. On September 30, 1996, Messrs. James Stern and James Singleton resigned from the Infinity Board. On October 4, 1996, the Lehman Investors caused their shares of Infinity Class C Common Stock to be converted into shares of Infinity Class A Common Stock.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the principal Federal income tax consequences of the Merger to holders of Infinity Common Stock and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. The discussion does not reflect the individual tax position of any holder of Infinity Common Stock and does not address the tax consequences that may be relevant to holders of Infinity Common Stock with special tax status, including but not limited to financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired Infinity Common Stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Finally, the tax consequences to holders of stock options, deferred shares or warrants are not discussed. The discussion is based on the Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Holders of Infinity Common Stock are urged to consult with their own tax advisors regarding the tax consequences of the Merger to them, including the effects of Federal, state, local, foreign and other tax laws.

     Each of Cravath, Swaine & Moore, counsel to Westinghouse, and Debevoise & Plimpton, counsel to Infinity, has delivered to Westinghouse and Infinity, respectively, opinions, dated the date of this Proxy Statement/Prospectus, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Westinghouse, Sub and Infinity will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions assume that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by Westinghouse, Sub and Infinity, which will be reconfirmed prior to the Closing Date, are true and correct. It is a condition to the obligations of Westinghouse and Infinity to consummate the Merger that each shall receive an opinion, dated the Closing Date, confirming the previously received opinion described herein. Based upon such opinions, the following will be the material Federal income tax consequences of the Merger:

          (i) no gain or loss will be recognized by the stockholders of Infinity upon receipt of Westinghouse Common Stock in exchange for their Infinity Common Stock, except that a holder of Infinity Common Stock who receives cash in lieu of a fractional share of Westinghouse Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of Westinghouse Common Stock. Such gain or loss will constitute long-term capital gain or loss if, at the Effective Time, such stockholder's Infinity Common Stock is held as a capital asset and has been held for more than one year;

          (ii) the tax basis of the Westinghouse Common Stock received by the stockholders of Infinity will be the same as the tax basis of such stockholders' Infinity Common Stock exchanged therefor; and

          (iii) the holding period of the Westinghouse Common Stock in the hands of the Infinity stockholders will include the holding period of such stockholders' Infinity Common Stock exchanged therefor, provided that such Infinity Common Stock is held as a capital asset at the Effective Time.

ANTICIPATED ACCOUNTING TREATMENT


     The Merger will be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles. After the Merger, the results of operations of Infinity will be included in the consolidated financial statements of Westinghouse. On the date that the Merger becomes effective, the cost of the Infinity acquisition to Westinghouse, based upon (i) the value of the shares of Westinghouse Common Stock exchanged for Infinity Common Stock, based on the closing price of 18 7/8 on the last trading day prior to execution of the Merger Agreement, and (ii) the costs incurred by Westinghouse related to the Merger, will be allocated to the net assets of Infinity based upon their respective estimated fair market values.



REGULATORY REVIEWS AND APPROVALS


  FCC Approval


     FCC Regulation of Broadcast Stations; FCC Approval Process. Radio and television broadcasting stations are subject to the jurisdiction of the FCC under the Communications Act. The Communications Act prohibits the operation of broadcasting stations except under licenses issued by the FCC. The Communications Act further prohibits the assignment of a broadcast station license or the transfer of control of a broadcast station licensee without the prior approval of the FCC. Infinity (through subsidiaries) is the owner or operator of 44 radio broadcasting stations and is in the process of acquiring two additional radio broadcast station licenses in the Chicago market and one additional radio broadcast station license in the Dallas/ Ft. Worth market, and divesting three of its existing licenses in the Orlando market, two existing licenses in the Dallas/Ft. Worth market and one of the two licenses Infinity is in the process of acquiring in the Chicago market. Because the Merger will result in the transfer of control of Infinity for the purposes of the Communications Act, the prior approval of the FCC is necessary before the Merger may be consummated.


     Upon the filing of an application for consent to the transfer of control of a broadcast station licensee, the FCC will issue an official public notice of the filing of the application. Interested parties have a period of 30 days following issuance of the public notice in which to petition to deny such application. Applications for approval of the transfer of control of Infinity to Westinghouse were filed with the FCC on July 22, 1996. Public notice of the filing was released by the FCC on July 25, 1996. Accordingly, any petitions to deny the applications were required to be filed on or before August 26, 1996. Petitions to deny the applications for approval of the transfer of control of the Infinity radio stations were filed by three parties (two of which filed jointly) which had previously opposed FCC approval of the Westinghouse/CBS merger and/or CBS's 1995 acquisition of television station WGPR-TV (now WWJ-TV) in Detroit, Michigan. Westinghouse and Infinity filed oppositions to the petitions to deny on September 10, 1996. Applications relating to the transfer of control of certain non-broadcast licenses held by Infinity either have been or are in the process of being filed with the FCC.

     In reviewing an application for its approval to transfer of control, the FCC considers whether such transfer will serve the public interest, convenience and necessity, as well as whether the proposed transferee has the requisite legal, financial, technical and other qualifications to operate the licensed entities. Following the grant of FCC approval with respect to such a transfer, the transaction may be consummated by the parties. Any "person who is aggrieved or whose interests are adversely affected" (as such terms are defined in Section 402(b) of the Communications Act) may appeal the FCC's approval of the transfer to the United States Court of Appeals for the District of Columbia Circuit. In addition, under certain circumstances, the FCC may reconsider such approval at the request of a third party or on its own motion. In the event the parties determine to consummate the transaction prior to the deadline for the filing of an appeal for reconsideration by the FCC on its own motion or to the completion of any FCC or judicial review proceedings, they assume the risk that the FCC's approval could be reversed or modified by the FCC or a reviewing court.

     Broadcast Station Ownership Restrictions. Pursuant to its authority under the Communications Act, the FCC has promulgated rules that limit the ability of individuals or entities to own or have "attributable" ownership interests in broadcast stations, as well as in certain other mass media entities. The recently enacted Telecommunications Act eliminated prior FCC restrictions on the total number of radio stations in which one party or entity may have an attributable interest on a national basis. On a local basis, depending on the size of the local market, an individual or entity may have an attributable interest in up to eight radio stations, no more than five of which are in the same service (i.e., AM or FM) (the radio "contour overlap" or "duopoly" rule). Further, the ownership of a television station and one or more radio stations in the same market may be restricted by the FCC's "one-to-a-market" rule. Under the FCC's current rules, the FCC will "look favorably" upon requests for waiver of the one-to-a-market rule to permit common ownership of one AM, one FM, and one television station in the same area if the stations to be commonly owned are located in one of the 25 largest television markets and more than 30 independently owned broadcast "voices" would remain in the market after the proposed transaction. In addition, waivers may be available on a more rigorous case-by-case basis to permit the common ownership of a television station and more than one AM and one FM station in the same market. In a pending rulemaking proceeding, the FCC has requested comment on proposals to eliminate or relax the requirements of the one-to-a-market rule. The results and timing of FCC action in the pending rulemaking proceeding cannot be predicted at this time.

     Planned Station Dispositions and Requests for Waivers of Multiple Ownership Rules. If an acquisition will result in an acquirer having media holdings that conflict with applicable ownership limits, the FCC may, in certain cases, grant permanent waivers of the relevant rule. Alternatively, the FCC may grant temporary waivers in order to afford the acquirer a reasonable period of time following the consummation of the transaction to come into compliance with applicable law and regulations through the disposition of certain properties or otherwise.


     Because Westinghouse already owns or controls a number of radio stations, some of which are located in the same markets as radio stations owned by Infinity, Westinghouse has advised the FCC in the application for FCC approval of the transfer of control of Infinity of the parties' intention to dispose of certain radio properties to achieve compliance with the radio duopoly rule. In addition, because Westinghouse owns eight television stations in markets in which Infinity owns radio stations, Westinghouse has requested that the FCC issue certain waivers of its one-to-a-market rule to permit the consummation of the Merger.



     More specifically, assuming completion of each of Infinity's and Westinghouse's pending acquisitions, the Merger would result in Westinghouse owning 34 AM radio stations, 53 FM stations, and 18 television stations (including three television stations operated as satellites of other stations and a construction permit for an unbuilt television station). The Merger would result in the common ownership in the Chicago, Illinois market of six FM and four AM stations, and in the Dallas/Ft. Worth, Texas market of eight (including Infinity's beneficial interest in one FM station held in trust) FM and three AM stations (or alternatively 7 FM stations and 4 AM stations if the Inspiration Media transaction described below is consummated prior to the Merger), in each case in excess of the limits permitted under the FCC's radio duopoly rule. In the application for FCC approval of the transfer of control of Infinity, Westinghouse advised the FCC that either Westinghouse or Infinity would divest its interests in a sufficient number of stations (at least one FM station and one AM station in Chicago and at least two FM stations in Dallas/Ft. Worth) through sales to or exchanges with third parties prior to or contemporaneously with the consummation of the Merger, so that upon consummation of the Merger, Westinghouse's combined radio holdings in those markets would comply with the radio duopoly rule (as noted previously, Infinity is already obligated to divest its interest in one FM station in the Dallas/Fort Worth market, which divestiture is expected to occur prior to consummation of the Merger). The sales or exchanges of the radio stations to be divested will require the prior approval of the FCC. On August 29, 1996, Infinity filed an application for FCC consent to assign the license for WYSY(FM) in Chicago to Spanish Broadcasting Systems, Inc. On September 25, 1996, Westinghouse filed an application for FCC consent to assign the license for WSCR(AM) in Chicago to Personal Achievement Radio of Illinois, Inc. Both of these transactions are contingent upon consummation of the Merger. On September 26, 1996, Westinghouse announced that it had reached an agreement with SFX Broadcasting, Inc. to exchange certain radio stations. Westinghouse will exchange stations KTXQ(FM) and KRRW(FM) in Dallas for SFX's WHFS(FM) station in Washington, D.C. On October 7, 1996, Infinity filed applications for FCC consent to assign the license for KEWS(FM) in Dallas to, and to acquire the license for KDFX(AM) in Dallas from, Inspiration Media of Texas, Inc. On October 18, 1996, Infinity filed an application for FCC consent to assign the license for KDMM(AM) in Dallas to Marcos Rodriquez, Inc. These transactions will complete the necessary divestitures needed to comply with the FCC radio ownership limits in Dallas and Chicago.


     In addition, Westinghouse has requested that the FCC grant it temporary waivers of the one-to-a-market rule in the eight instances in which Westinghouse owns or controls a television station and would acquire radio stations from Infinity (in the New York, Los Angeles, Chicago, Philadelphia, San Francisco, Boston, Detroit, and Washington/Baltimore markets). In each such case, Westinghouse has requested a temporary waiver extending until six months after the FCC takes action in the pending rulemaking proceeding in which it is considering elimination or relaxation of the one-to-a-market rule (or any related or successor proceeding the FCC may initiate in light of the Telecommunications Act). There can be no assurance that the FCC will grant the requested temporary waivers, that such temporary waivers, if granted, will be made permanent, or that divestiture of additional radio stations will not be required to obtain FCC approval of the Merger or to achieve compliance with the FCC's current or future broadcast station ownership restrictions.

     In November 1995, the FCC approved the merger of CBS into Westinghouse. In connection with its approval, the FCC granted Westinghouse permanent waivers of the one-to-a-market rule (under the "Top 25 market/30 voices" standard) with respect to the common ownership of the two companies' television and radio broadcast stations in the Boston, Baltimore/Washington and Minneapolis, Minnesota markets. In addition, the FCC granted Westinghouse temporary waivers of the one-to-a-market rule (under the "case-by-case" standard), for a period ending 12 months after the consummation of the Westinghouse/CBS merger, in those markets in which Westinghouse and CBS (together) own a television station and more than two radio stations (one AM and one FM)--i.e., New York, Los Angeles, Chicago, Philadelphia, San Francisco and Detroit.

     Four parties which had opposed approval of the Westinghouse/CBS merger (and, in certain cases, CBS's prior acquisition of television stations WGPR-TV in Detroit and/or WPRI-TV in Providence, Rhode Island) sought judicial review of the FCC's decision approving that merger. One of those parties, Spectrum Detroit, Inc., also filed a petition for reconsideration by the FCC. The consolidated appeals and the petition for reconsideration of the FCC's approval of the Westinghouse/CBS merger remain pending.

     On March 8, 1996, Westinghouse filed with the FCC a petition for permanent waivers of the one-to-a-market rule under the case-by-case standard to permit it to retain all of the television and radio stations it currently owns and operates in the New York, Los Angeles, Chicago, Philadelphia, San Francisco and Detroit markets. The petition for permanent waivers, which was opposed by Spectrum Detroit, Inc., remains pending before the FCC. Based on current FCC policy and precedent, Westinghouse believes that the FCC will grant the requested permanent waivers. If these permanent waivers are not granted, or if the existing temporary waivers are not extended prior to their expiration in November 1996, Westinghouse would be required to divest certain of its television and/or radio properties.

     License Grant and Renewal. Currently, television broadcasting licenses are granted or renewed for a maximum period of five years and radio broadcasting licenses for a maximum period of seven years. The FCC is considering the adoption of rules to implement a provision of the Telecommunications Act which allows licenses for television and radio stations to be issued for terms of up to eight years. At the time an application is made for renewal of a television or radio station license, parties in interest may file petitions to deny the application, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term. Under the Telecommunications Act, broadcast licenses are required to be renewed by the FCC if it finds that: (i) the station has served the public interest, convenience and necessity; (ii) there have been no serious violations of either the Communications Act or the FCC's rules and regulations by the licensee; and
(iii) there have been no other violations which, taken together, constitute a pattern of abuse. If a station's application for license renewal is denied, other parties may thereafter file applications for FCC authorization to operate a new station on the same frequency.

     In the vast majority of cases, broadcast licenses are renewed by the FCC even when petitions to deny are filed against license renewal applications. Currently, Infinity (through subsidiaries) has pending applications for renewal of the licenses of three radio stations (WXYT(AM), WOMC(FM) and WYCD(FM), in Detroit, Michigan), which were filed on or about June 1, 1996. Petitions to deny these applications were required to be filed with the FCC on or before September 1, 1996. To Infinity's knowledge, no such applications were filed. In addition, applications to renew the licenses for Infinity's WJJD(AM), WJMK(FM) and WUSN(FM), all in Chicago, Illinois, and for WYSY(FM), Aurora, Illinois, and WCKG(FM), Elmwood Park, Illinois, which Infinity proposes to acquire, were filed on or about August 1, 1996. Petitions to deny these applications must be filed with the FCC on or before November 1, 1996. Infinity is not required to file any other license renewal applications during the term of the Merger Agreement except those for its Houston and Dallas/Ft. Worth radio stations, which must be filed by April 1, 1997.


     Applications for renewal of the licenses to operate certain of the radio and television stations owned (through subsidiaries) by Westinghouse currently are pending before the FCC. Specifically, an application for renewal of the license to operate KYW-TV, Philadelphia, Pennsylvania was filed with the FCC on March 31, 1994. Applications for renewal of the licenses of WJZ-TV, Baltimore, Maryland and of WWJ(AM), WYST(FM) and WVMV(FM), Detroit, Michigan, were filed with the FCC on June 3, 1996, and granted on September 27, 1996. Applications for renewal of the licenses of WMAQ(AM), WSCR(AM), WXRT(FM), WMMB(AM) and WBBM-FM, Chicago, Illinois, were filed with the FCC on August 1, 1996 and applications for renewal of the licenses of KMOX(AM) and KLOU(FM) in St. Louis and WFOR(TV) in Miami were filed with the FCC on October 1, 1996. Applications for renewal of the licenses of several other radio and television stations owned by Westinghouse (through subsidiaries) will be required to be filed with the FCC from time to time during the period prior to the Effective Time.


     Under normal procedures, the FCC will not grant its consent to the transfer of control of a licensee that is in the process of obtaining a renewal of its license. However, under certain circumstances, the FCC may permit a multi-station transaction, such as the proposed Merger, to proceed while a renewal application remains pending, provided the parties agree to accept the consequences of any action the FCC may take on the renewal application. Westinghouse and Infinity have requested, in the application for FCC approval of transfer of control of Infinity, that the proposed transaction be approved on this basis, notwithstanding the pendency of one or more applications for renewal of licenses held by Infinity subsidiaries.

  Antitrust Review

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission ("the FTC"), the Merger may not be consummated until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. On July 23, 1996, Westinghouse and Infinity, as well as Westwood One and Mel Karmazin, filed all appropriate Notification and Report Forms with the Antitrust Division and the FTC with respect to the Merger. On July 30, 1996, the Antitrust Division requested preliminary information from Westinghouse and Infinity, and Westinghouse and Infinity were responsive to such request. On August 6, 1996, the Antitrust Division requested other preliminary information from Westinghouse, and Westinghouse responded to such request. On August 21, 1996, the Antitrust Division issued a request to Westinghouse and Infinity for additional information. The parties are in the process of responding to such request. In addition, on August 21, 1996, the Antitrust Division issued a request to Westwood One for additional information. Westwood One is in the process of responding to such request. Under the HSR Act, the waiting period will be extended until, and will expire at, 11:59 p.m. on the twentieth calendar day after the date of substantial compliance by all parties with the Antitrust Division's request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the parties. In practice, complying with a request for additional information can take a significant amount of time. If, as a result of its investigation, the Antitrust Division raises substantive issues in connection with the Merger, the parties may engage in negotiations with the Antitrust Division concerning possible means of addressing those issues and may agree to delay consummation of the Merger pending the resolution of such negotiations. At any time, before or after the Special Meetings, the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of certain stations or other assets of Westinghouse or its subsidiaries or of

Infinity or its subsidiaries. See "Risk Factors--Necessity of Governmental Reviews and Approvals Prior to the Merger; Required Divestitures."

     On August 23, 1996, the Antitrust Division issued a request to Infinity for additional information in connection with Infinity's previously filed Notification and Report Form relating to the proposed asset exchange between Infinity and Cox Broadcasting, Inc. ("Cox"), whereby Infinity would acquire two radio stations in the Chicago market and Cox would acquire three radio stations in the Orlando market. Infinity is in the process of responding to such request.

     On August 13, 1996, Westinghouse received a request from the Office of the Attorney General for the State of New York for copies of the same materials provided by Westinghouse to the Antitrust Division. On August 16, 1996, Westinghouse agreed to provide such materials insofar as they relate to the State of New York. Other state antitrust authorities may also bring legal action under state or Federal antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain stations or other assets of Westinghouse or Infinity. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, to the result thereof.


ABSENCE OF DISSENTERS' AND APPRAISAL RIGHTS


     Under the PBCL, the stockholders of Westinghouse are not entitled to dissenters' rights with respect to either the Charter Amendment or the Share Issuance. Under the DGCL, the stockholders of Infinity are not entitled to appraisal rights with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

STOCK EXCHANGE LISTING

     It is a condition to the consummation of the Merger that the shares of Westinghouse Common Stock constituting the Share Issuance be authorized for listing on the NYSE, upon official notice of issuance.

DELISTING AND DEREGISTRATION OF INFINITY CLASS A COMMON STOCK

     If the Merger is consummated, the Infinity Class A Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

                              THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a composite conformed copy of which is attached hereto as Annex I and incorporated herein by reference.

     Certificate of Incorporation and By-Laws. The Merger Agreement provides that the Infinity Charter, as in effect immediately prior to the Effective Time, will become the certificate of incorporation of the Surviving Corporation until thereafter changed or amended, except that such certificate of incorporation will be amended as of the Effective Time so that Articles Four, Five and Six thereof read in their entirety as follows:

                                 "ARTICLE FOUR

                               CAPITAL STRUCTURE

     The total number of shares of capital stock which the Corporation will have authority to issue is 1,000 shares of common stock, par value $1.00 per share (the "Common Stock").

                                  ARTICLE FIVE

                            [Intentionally omitted]

                                  ARTICLE SIX

                           [Intentionally omitted]".

     The Infinity By-Laws will also become the by-laws of the Surviving Corporation until thereafter changed or amended.

     Directors and Officers. The directors of Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal. The directors of Sub currently are Michael H. Jordan, Chairman and Chief Executive Officer of Westinghouse, Louis J. Briskman, Senior Vice President and General Counsel of Westinghouse, and Fredric G. Reynolds, Executive Vice President and Chief Financial Officer of Westinghouse. The officers of Infinity immediately prior to the Effective Time will become the officers of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal. In addition, following the Effective Time, Mr. Mel Karmazin will become the Chairman and Chief Executive Officer of the Westinghouse/CBS Radio Group. See "THE MERGER-- Interests of Certain Persons in the Merger."

     Conversion of Infinity Common Stock. Subject to the Merger Agreement's provision that no fractional shares of Westinghouse Common Stock will be issued in the Merger, each issued and outstanding share of Infinity Common Stock (other than shares owned directly or indirectly by Infinity or Westinghouse, which will be canceled) will be converted into the right to receive 1.71 fully paid and nonassessable shares of Westinghouse Common Stock. As of the Effective Time, all such shares of Infinity Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Infinity Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of shares of Westinghouse Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with the terms of the Merger Agreement, without interest.

     Fractional Shares. No fractional shares of Westinghouse Common Stock will be issued in the Merger. Each holder of shares of Infinity Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Westinghouse Common Stock (after taking into account all Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Westinghouse Common Stock multiplied by the closing price of a share of

Westinghouse Common Stock on the NYSE Composite Transactions List (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source) on the Closing Date.

     Effective Time of the Merger. As soon as practicable on or after the Closing Date, the parties to the Merger Agreement will file a Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Sub and Infinity shall agree to specify in the Certificate of Merger. The Merger Agreement may be terminated as discussed in "--Termination" below.


     Substitution of Parties. The Merger Agreement provides that, at the election of Westinghouse, any direct or indirect wholly owned subsidiary of Westinghouse may be substituted for Sub as a constituent corporation in the Merger (subject to the parties executing an appropriate amendment to the Merger Agreement). The Merger Agreement also provides that if, at any time prior to the Effective Time, Westinghouse creates the Holding Company, the Holding Company will be substituted for Westinghouse for all purposes under the Merger Agreement (subject to the parties executing an appropriate amendment to the Merger Agreement).


     Exchange of Infinity Common Stock. The Merger Agreement provides that the exchange of shares of Infinity Common Stock in the Merger will be effected as follows:


          (i) as of the Effective Time, Westinghouse will deposit with such bank or trust company as may be designated by Westinghouse (the "Exchange Agent"), for the benefit of holders of shares of Infinity Common Stock, certificates representing shares of Westinghouse Common Stock issuable in exchange for outstanding shares of Infinity Common Stock;


          (ii) as soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Infinity Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration, a transmittal letter and instructions for use in effecting the surrender of the Certificates for the Merger Consideration;


          (iii) upon surrender of a Certificate for cancelation to the Exchange Agent, together with a transmittal letter duly executed and any other required documents, the holder of such Certificate will receive in exchange therefor shares of Westinghouse Common Stock and cash in lieu of any fractional share of Westinghouse Common Stock, and the surrendered Certificate will be canceled; and


          (iv) after the Effective Time, each outstanding, unsurrendered Certificate will be deemed to represent only the right to receive upon such surrender the Merger Consideration and cash, if any, into which such shares of Infinity Common Stock will have been converted; however, the holders of outstanding, unsurrendered Certificates after the Effective Time will not be entitled to receive any dividends or distributions with respect to Westinghouse Common Stock with a record date after the Effective Time theretofore paid with respect to the shares of Westinghouse Common Stock until such Certificates are surrendered, although any such dividends or distributions will accrue and be payable to the holder, without interest, upon surrender of the Certificate.

INFINITY STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS AND INSTRUCTIONS.

     All shares of Westinghouse Common Stock issued and cash in lieu of fractional shares paid upon surrender for exchange of Certificates will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Infinity Common Stock theretofore represented by such Certificates.

     Representations and Warranties. The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Infinity as to, among other things: (i) the organization, standing and corporate power of Infinity and its subsidiaries; (ii) Infinity's capitalization; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) the Merger Agreement's noncontravention of (A) the Infinity Charter or the Infinity By-Laws, and (B) any agreement, judgment or law in any manner which would have a material adverse effect on Infinity, materially impair Infinity's ability to perform its obligations under the

Merger Agreement or materially delay the Merger; (v) the absence of the need (except as specified) for governmental or other filings, consents, approvals or actions with respect to the Merger Agreement and the transactions contemplated thereby; (vi) documents filed by Infinity with the SEC and the accuracy of information contained therein; (vii) the accuracy of information supplied by Infinity in connection with this Proxy Statement/Prospectus and the Form S-4;
(viii) the absence of certain material changes or events since the most recent audited financial statements filed with the SEC, including any material adverse change (as defined in the Merger Agreement), any declaration, setting aside or payment of any dividend, any split, reclassification or combination of any of its capital stock or any issuance or authorization of any issuance of any other securities in lieu of, or in substitution for, shares of its capital stock, any increases in compensation, severance or termination pay to its executive officers and other key employees, except as required under existing agreements or compensation increases in the ordinary course, any material damage or destruction and certain changes in accounting methods, principles or practices;
(ix) the absence of material pending or threatened litigation, except as disclosed; (x) the terms, existence, operations, liabilities and compliance with applicable laws of Infinity's benefit plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (xi) filing of tax returns and payment of taxes; (xii) votes necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby; (xiii) approval by the Infinity Board of the Merger Agreement and the Stockholder Agreement and the inapplicability of Section 203 of the DGCL, relating to business combinations with interested stockholders, to the Merger Agreement and the transactions contemplated thereby; (xiv) labor relations; (xv) brokers' fees and expenses; (xvi) receipt of an opinion from Infinity's financial advisor; (xvii) compliance with applicable laws; (xviii) certain debt instruments and other material contracts; and (xix) FCC licenses and the operations of licensed facilities.


     The Merger Agreement also includes representations and warranties by Westinghouse and Sub as to, among other things: (i) the organization, standing and corporate power of Westinghouse and Sub; (ii) the capitalization of Westinghouse and Sub; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) the Merger Agreement's noncontravention of (A) their articles or certificate of incorporation or by-laws, and (B) any agreement, judgment or law in any manner which would have a material adverse effect on Westinghouse, materially impair Westinghouse's ability to perform its obligations under the Merger Agreement or materially delay the Merger; (v) the absence of the need (except as specified) for governmental or other filings, consents, approvals or actions with respect to the Merger Agreement and the transactions contemplated thereby; (vi) documents filed by Westinghouse with the SEC and the accuracy of information contained therein; (vii) the accuracy of information supplied by Westinghouse in connection with this Proxy Statement/Prospectus and the Form S-4; (viii) the absence of certain material changes or events since the most recent audited financial statements filed with the SEC, including any material adverse change, any irregular declaration, setting aside or payment of any dividend, any split, reclassification or combination of Westinghouse Common Stock or any issuance or authorization of any issuance of any other securities in lieu of, or in substitution for, shares of its capital stock or any material damage or destruction; (ix) no material pending or threatened litigation; (x) brokers' fees and expenses; (xi) operations of Sub; (xii) votes necessary to approve the Charter Amendment and the Share Issuance; (xiii) filing of tax returns and payment of taxes; (xiv) compliance with applicable laws; (xv) receipt of opinions from Chase and Salomon; (xvi) FCC licenses and the operations of licensed facilities; and (xvii) FCC qualifications.


     Business of Infinity Pending the Merger. Infinity has agreed that, from the date of the Merger Agreement to the Effective Time, it will, and it will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and in compliance in all material respects with all applicable laws and regulations. Infinity has also agreed that from the date of the Merger Agreement to the Effective Time, it will not, and it will not permit any of its subsidiaries to, among other things: (i) (A) declare, set aside or pay any dividends or other distributions on shares of its capital stock, other than dividends or distributions by a wholly owned subsidiary to Infinity, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of its capital stock; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, other than (A) upon the exercise of outstanding Employee Stock Options, (B) the issuance of Infinity Class A Common Stock upon conversion of Infinity Class B Common Stock and Infinity Class C Common Stock,
(C) upon the exercise of outstanding warrants of Infinity or (D) upon the grants of options on Infinity Class A Common Stock (not to exceed 500,000 shares) to persons other than executive officers in the ordinary course of business and consistent with past practice; (iii) other than as contemplated by Infinity's proxy statement dated May 14, 1996, amend the Infinity Charter or the Infinity By-Laws or any subsidiaries' organizational documents; (iv) except as specified, make any material acquisition, enter into any merger or acquire any broadcast radio stations (other than certain asset swaps, which require only consultation with, and not approval of, Westinghouse); (v) except as specified, sell, lease, license, mortgage or otherwise encumber or dispose of (A) any material property or assets other than in the ordinary course of business and consistent with past practice or (B) any broadcast radio stations (other than certain asset swaps, which require only consultation with, and not approval of, Westinghouse); (vi) except as specified, (A) incur any indebtedness, except for borrowings for working capital purposes not in excess of $10 million at any one time outstanding incurred in the ordinary course of business and consistent with past practice and except for intercompany indebtedness, or (B) make any loans, advances or capital contributions to, or investments in, any person, other than to Infinity or any of its wholly owned subsidiaries or officers and employees for travel, business or relocation expenses in the ordinary course of business;
(vii) make any new capital expenditures which in the aggregate are in excess of $5 million; (viii) make any tax election that could reasonably be expected to have a material adverse effect on Infinity or settle or compromise any material income tax liability; (ix) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on Infinity, modify, amend or terminate any material contract or agreement; (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or (xi) authorize or agree to take any of the foregoing actions.



     Business of Westinghouse Pending the Merger. Westinghouse has agreed that, from the date of the Merger Agreement to the Effective Time, it will not: (i)
(A) declare, set aside or pay any dividends or other distributions on shares of its capital stock other than regular quarterly cash dividends with customary record and payment dates or (B) split, combine or reclassify any of its capital stock or, except for the creation of the Holding Company as described in the Merger Agreement, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) amend the Westinghouse Charter or the Westinghouse By-Laws in a manner that would be materially adverse to the holders of Westinghouse Common Stock; (iii) except as specified, acquire or agree to acquire any broadcast radio stations (other than certain asset swaps, which require only consultation with, and not approval of, Infinity); (iv) except as specified, sell or otherwise dispose of any broadcast radio station (other than certain asset swaps, which require only consultation with, and not approval of, Infinity); or (v) authorize or agree to take any of the foregoing actions.



     Each of Westinghouse, Sub and Infinity has also agreed that, except as specified, neither Westinghouse or Sub, on the one hand, nor Infinity, on the other hand, will take any action that could reasonably be expected to impair or delay in any material respect obtaining the FCC Order or complying with or satisfying the terms thereof.



     No Solicitation. The Merger Agreement provides that Infinity will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, Infinity or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined in the Merger Agreement), (ii) enter into any agreement with respect to any takeover proposal or give certain specified approvals with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that if at any time prior to receipt of the Infinity Stockholder Approval, the Infinity Board determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Infinity's stockholders under applicable law, Infinity may, in response to a bona fide unsolicited takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares and/or voting power of Infinity Common Stock then outstanding or all or substantially all of the assets of Infinity that involves consideration to Infinity's stockholders with a value that the Infinity Board reasonably believes, after receiving advice from Infinity's financial advisor, is superior to the consideration provided for in the Merger, furnish information with respect to Infinity pursuant to a customary confidentiality agreement to any person making such proposal and participate in negotiations regarding such proposal. Under the terms of the Merger Agreement, Infinity is required to inform Westinghouse promptly, orally and in writing, of any request for information or of any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal.



     The Merger Agreement provides that neither the Infinity Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Westinghouse, the approval or recommendation by the Infinity Board or such committee thereof, of the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal except in connection with a superior proposal (as defined in the Merger Agreement) and then only at or after the termination of the Merger Agreement as described below under "--Termination."



     Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of Westinghouse, Sub and Infinity are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) each of the Infinity Stockholder Approval and Westinghouse Stockholder Approval will have been obtained; (ii) subject to certain limitations, the FCC will have issued the FCC Order approving the applications for transfer of control of the FCC Licenses for the operation of the Licensed Facilities in connection with the Merger, and the FCC Order will have been obtained without the imposition of any condition or restriction which would, among other things: (A) seek to prohibit or limit the ownership or operation by Westinghouse, Infinity or any of their respective subsidiaries of a material portion of their respective businesses or assets taken as a whole as a result of the Merger, or to compel any of them to dispose of or hold separate any material portion of their respective businesses or assets; (B) seek to impose limitations on Westinghouse's ownership of Infinity Common Stock or capital stock of the Surviving Corporation, including the right to vote such stock on matters properly presented to the stockholders of Infinity or the Surviving Corporation, as the case may be; (C) seek to prohibit Westinghouse and its subsidiaries from effectively controlling in any material respect the business or operations of Infinity and its subsidiaries taken as a whole; or (D) otherwise reasonably be expected to have a material adverse effect on Westinghouse or Infinity, in each case as is not acceptable to Westinghouse in its sole discretion; (iii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order of any court or other Governmental Entity preventing consummation of the Merger will be in effect; (iv) the Form S-4 will have been declared effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order and Westinghouse will have received all state securities or "blue sky" authorizations necessary to issue the Westinghouse Common Stock issuable pursuant to the Merger Agreement; (v) the shares of Westinghouse Common Stock issuable pursuant to the Merger Agreement, and shares issuable upon exercise of any Infinity stock options or warrants will have been approved for listing on the NYSE, subject to official notice of issuance; and (vi) the waiting period under the HSR Act applicable to the Merger will have expired or been terminated.



     Conditions to the Obligations of Westinghouse and Sub. In addition to the foregoing conditions, the obligations of Westinghouse and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of Infinity will be true and correct (without giving effect to any "materiality" or "material adverse effect" limitations contained therein) as of the date of the Merger Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, have a material adverse effect on Infinity;
(ii) Infinity will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) Westinghouse will have received an executed agreement from each "affiliate" of Infinity for purposes of Rule 145 under the Securities Act;
(iv) there will not be pending or threatened by any Governmental Entity other than the FCC any suit, action or proceeding and there will not be pending by any other person any suit, action or proceeding which has a reasonable likelihood of success, in each case
(A) challenging the acquisition by Westinghouse or Sub of any shares of capital stock of Infinity or the Surviving Corporation, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement or seeking to obtain from Infinity, Westinghouse or Sub any damages that are material in relation to Infinity and its subsidiaries taken as a whole, or Westinghouse and its subsidiaries taken as a whole, as applicable, or (B) which would fail to satisfy clause (ii)(A)-(D) above under "--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger"; (v) the Employment Agreement will be in full force and effect and Westinghouse will not be aware of any basis that would reasonably be expected to cause such agreement to no longer be in full force and effect, in each case other than as a result of breach by Westinghouse thereunder; (vi) Westinghouse will have received a tax opinion on the date of this Proxy Statement/Prospectus and on the Closing Date, in each case dated as of such respective dates, stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and that Westinghouse, Sub and Infinity will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and (vii) after giving effect to the Merger, Infinity will be in compliance with the provisions of certain specified agreements.



     Conditions to the Obligations of Infinity. In addition to the foregoing conditions, the obligation of Infinity to effect the Merger is further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of Westinghouse and Sub set forth in the Merger Agreement will be true and correct (without giving effect to any "materiality" or "material adverse effect" limitations contained therein) as of the date of the Merger Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date) and except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, have a material adverse effect on Westinghouse; (ii) Westinghouse and Sub will have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date; and (iii) Infinity will have received a tax opinion on the date of this Proxy Statement/ Prospectus and on the Closing Date, in each case dated as of such respective dates, stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Westinghouse, Sub and Infinity will each be a party to that reorganization within the meaning of
Section 368(b) of the Code.


     Effect on Infinity Benefit Plans, Stock Options, Deferred Shares and Warrants. The Merger Agreement provides that, except as described below, for a period of one year immediately following the Closing, Westinghouse will, or will cause the Surviving Corporation to, continue to maintain employee benefit plans, programs and policies for the employees of Infinity and its subsidiaries which, in the aggregate, provide benefits that are no less favorable than those provided to them under Infinity's plans, programs and policies as of the date of the Merger Agreement.

     The Merger Agreement also provides that, among other things, (i) each Employee Stock Option outstanding immediately prior to the Effective Time will, at the Effective Time, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Employee Stock Option, including vesting and the rights of the holder under the terms of such Employee Stock Option, the same number of shares of Westinghouse Common Stock as the holder of such Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Employee Stock Option in full immediately prior to the Effective Time (the "Deemed Westinghouse Share Amount"), at a price per share of Westinghouse Common Stock equal to (A) the aggregate exercise price for the shares of Infinity Common Stock otherwise purchasable pursuant to such Employee Stock Option divided by (B) the aggregate Deemed Westinghouse Share Amount with respect to such Employee Stock Option; provided that for any option to which Section 421 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercising such option will be determined in order to comply with Section 424 of the Code; (ii) at the Effective Time, each Employee Deferred Share outstanding immediately prior to the Effective Time will be deemed to constitute a deferred share, subject to the same terms and conditions as were applicable under the Employee Deferred Share, including the rights of the holder under the terms of such Employee Deferred Share, with respect to the number of shares of Westinghouse Common Stock that the holder of such Employee Deferred Share would have been entitled to receive pursuant to the Merger had such holder held the shares of Infinity Common Stock covered by such Employee Deferred Share immediately prior to the Effective Time; and (iii) all restrictions or limitations on vesting with respect to Employee Stock Options held by Farid Suleman as of the date of the Merger Agreement will lapse and be of no further effect from and after the Effective Time. All other restrictions or limitations on transfer and vesting with respect to Employee Stock Options will remain unchanged after the Merger.


     The Merger Agreement also provides for the assumption of outstanding warrants to purchase Infinity Common Stock other than the Lehman Warrants by Westinghouse and the substitution of Westinghouse Common Stock as the underlying stock in such warrants.


     Indemnification, Exculpation and Insurance. The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing at the date of the Merger Agreement in favor of the current or former directors and officers of Infinity and its subsidiaries as provided in their respective certificates of incorporation, by-laws and indemnification agreements will continue in full force and effect in accordance with their terms for at least six years from the Effective Time. The Merger Agreement further provides that Westinghouse will cause to be maintained for at least such six-year period Infinity's current directors' and officers' insurance and indemnification policy to the extent such policy provides coverage for events occurring prior to the Effective Time for all persons who were directors and officers of Infinity on the date of the Merger Agreement, provided that the annual premium for such policy does not exceed 200% of the last annual premium paid prior to the date of the Merger Agreement.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Infinity Stockholder Approval or the Westinghouse Stockholder Approval:

          (i) by the mutual written consent of Westinghouse, Sub and Infinity;

          (ii) by either Westinghouse or Infinity (a) if (1) either of the Stockholder Approvals has not been obtained by reason of the failure to obtain the required vote at the relevant Special Meeting or any adjournment or postponement thereof; (2) the Merger has not been consummated on or before June 30, 1997, subject to possible extension for up to 60 days under certain circumstances (provided that such right to terminate will not be available to any party whose willful and material breach of any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to be consummated on or before such date) or (3) any court or other Governmental Entity has issued an order, injunction, decree or ruling, or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action becomes final and nonappealable, or (b) provided that the terminating party is not then in material breach of the Merger Agreement, if the other party breaches any of the representations, warranties, covenants or other agreements made by such party in the Merger Agreement and such breach is not or cannot be cured within 30 days following written notice to the breaching party and such breach would entitle the non-breaching party not to consummate the transactions contemplated by the Merger Agreement; or


          (iii) by Infinity if (a) the Infinity Board determines in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to Infinity's stockholders under applicable law, to terminate the Merger Agreement to enter into an agreement with respect to or to consummate a transaction constituting a superior proposal; (b) Infinity gives notice to Westinghouse that it has received a superior proposal and that it intends to terminate the Merger Agreement; (c) either (1) Westinghouse fails to revise the terms of its takeover proposal within two business days, or (2) if Westinghouse has revised the terms of such proposal, the Infinity Board, after receiving advice from Infinity's financial advisor, determines in its good faith reasonable judgment that the third party's takeover proposal is superior to Westinghouse's revised proposal; and (d) Infinity, at the time of such termination, reimburses certain of Westinghouse's expenses and pays to Westinghouse a termination fee, as described under "--Fees and Expenses" below.

     Fees and Expenses. Except for printing and mailing expenses and filing fees relating to the Form S-4 and this Proxy Statement/Prospectus, which will be shared equally, Westinghouse and Infinity will each pay its own costs and expenses in connection with the Merger Agreement, the Stockholder Agreement and the transactions contemplated thereby, whether or not the Merger is consummated. The Merger Agreement also provides that Infinity will immediately pay to Westinghouse the sum of (i) Westinghouse's reasonable expenses in connection with the Merger Agreement and the transactions contemplated thereby in an amount not to exceed $20 million and (ii) $100 million, upon demand, if (a) Infinity terminates the Merger Agreement in response to a "superior proposal" as described in paragraph (iii) under "--Termination" above; or (b) Westinghouse terminates the Merger Agreement pursuant to paragraphs (ii)(a)(1) by reason of the Infinity Stockholder Approval not being obtained or (ii)(b) under "--Termination" above at any time after a takeover proposal (as defined in the Merger Agreement) has been made and within one year after such termination, the person that made the takeover proposal completes a merger, consolidation or other business combination with Infinity or a significant subsidiary thereof, or the purchase from Infinity or a significant subsidiary thereof of 20% or more (in voting power) of the voting securities of Infinity or of 20% or more (in market value or book value) of the assets of Infinity and its subsidiaries on a consolidated basis.

     Amendment. The Merger Agreement may be amended by the parties thereto by an instrument in writing signed on behalf of each party at any time before or after the Infinity Stockholder Approval or the Westinghouse Stockholder Approval; provided, that after any such approval, no amendment can be made if applicable law would require further approval by such stockholders, unless such further approval is obtained.

     Waiver. At any time prior to the Effective Time, the Merger Agreement permits each party thereto to (in each case pursuant to a written instrument):
(i) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document delivered pursuant thereto; and (iii) subject to the proviso contained in "--Amendment" above, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement.

                    COMPARATIVE PER SHARE MARKET INFORMATION

     Westinghouse Common Stock is traded on the NYSE, the CSE, the PSE, the BSE and the PHSE under the symbol "WX". Infinity Class A Common Stock has been traded on the NYSE, under the symbol "INF", since June 22, 1995, and prior to such time, was quoted on the NASDAQ National Market System (the "NNMS"). The following table sets forth, for the periods indicated, the range of the high and low sales prices of Westinghouse Common Stock and Infinity Class A Common Stock, as reported on the NYSE Composite Transactions Tape and, with respect to Infinity Class A Common Stock, the NNMS for the period prior to June 22, 1995, together with the per share dividends declared on the Westinghouse Common Stock. Infinity has never declared or paid a cash dividend on shares of Infinity Common Stock. See "COMPARISON OF THE RIGHTS OF WESTINGHOUSE AND INFINITY STOCKHOLDERS--Dividend Rights." Infinity has effected four separate three-for-two stock splits with respect to each class of Infinity Common Stock. Such stock splits were effected on August 16, 1993, November 19, 1993, May 19, 1995 and April 11, 1996, respectively. The table below gives effect to such stock splits.


                                                                                   INFINITY
                                            WESTINGHOUSE                            CLASS A
                                            COMMON STOCK                         COMMON STOCK
                                          -----------------                    -----------------
                                           HIGH       LOW      DIVIDENDS        HIGH       LOW
                                          ------     ------    ---------       ------     ------
    1993
      First Quarter....................   $15.375    $13.25      $0.10         $ 6.17     $ 4.54
      Second Quarter...................    16.00      14.25       0.10           8.30       6.03
      Third Quarter....................    17.00      13.00       0.10          14.30       9.04
      Fourth Quarter...................    14.50      12.875      0.10          15.85      11.50
    1994
      First Quarter....................   $15.125    $12.00      $0.05         $15.00     $11.11
      Second Quarter...................    13.125     11.00       0.05          12.45       9.00
      Third Quarter....................    14.125     11.50       0.05          14.67      10.67
      Fourth Quarter...................    14.375     12.00       0.05          14.11      12.22
    1995
      First Quarter....................   $15.50     $12.50      $0.05         $19.11     $13.45
      Second Quarter...................    16.00      14.00       0.05          25.00      17.22
      Third Quarter....................    15.375     13.00       0.05          25.09      19.59
      Fourth Quarter...................    17.50      13.625      0.05          25.67      19.92
    1996
      First Quarter....................   $20.75     $17.125     $0.05         $31.00     $23.25
      Second Quarter...................    20.125     17.75       0.05          31.875     25.625
      Third Quarter....................    18.75      15.50       0.05          31.875     24.25
      Fourth Quarter (through
         October 21, 1996).............    19.125     17.875        --          32.25      30.00


     Set forth below are the last reported sale prices of Westinghouse Common Stock and Infinity Class A Common Stock on June 19, 1996, the last trading day prior to the execution of the Merger Agreement, as reported on the NYSE Composite Transactions Tape, and the equivalent pro forma sale price of Infinity Class A Common Stock on such date, as determined by multiplying such last reported sale price of Westinghouse Common Stock by the Conversion Number of 1.71:


Westinghouse Common Stock...........................................................  $18 7/8
Infinity Class A Common Stock.......................................................  $28 7/8
Infinity Equivalent.................................................................  $32.28



     On October 21, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale prices of Westinghouse Common Stock and Infinity Class A Common Stock, as reported on the NYSE Composite Transactions Tape, were $18 1/2 per share and $30 7/8 per share, respectively.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

      INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1996 for
  Westinghouse and Infinity                                                              62
Unaudited Pro Forma Combined Condensed Statement of Operations for the Six Months
  Ended June 30, 1996 for Westinghouse and Infinity                                      63
Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended
  December 31, 1995 for Westinghouse and Infinity                                        63
Notes to the Unaudited Pro Forma Combined Condensed Financial Statements                 64

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements are presented using the purchase method of accounting for all acquisitions by Westinghouse and Infinity for the periods presented, including the Merger, and reflect the combination of consolidated historical financial data of Westinghouse and Infinity. However, the Merger will be accounted for as a pooling of interests if certain specified criteria are met based on a review of the facts and circumstances at the time the Merger is consummated.

     The unaudited pro forma combined condensed balance sheet as of June 30, 1996 is presented as if the Merger had occurred on June 30, 1996. The unaudited pro forma combined condensed statements of operations are presented as if the following series of transactions had occurred on January 1 of each period presented: (1) the acquisition by Westinghouse of CBS; (2) the acquisitions by Infinity as described in Note 8 to the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements; and (3) the Merger. In the opinion of Westinghouse management all adjustments considered necessary for a fair presentation of the pro forma data have been made.

     These unaudited pro forma combined condensed financial statements should be read in conjunction with the restated consolidated financial statements and notes thereto for the year ended December 31, 1995 of Westinghouse included in Westinghouse's Current Report on Form 8-K filed on September 19, 1996 and the consolidated financial statements and notes thereto of Infinity included in the 1995 Infinity 10-K and Westinghouse's and Infinity's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE." These unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger or the other acquisitions described above been consummated as of the dates indicated or of the results that may be obtained in the future.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
               AS OF JUNE 30, 1996 FOR WESTINGHOUSE AND INFINITY

                                                                                 PRO FORMA       PRO FORMA
                                                    WESTINGHOUSE    INFINITY    ADJUSTMENTS      COMBINED
                                                    ------------    --------    -----------      ---------
                                                                        (IN MILLIONS)
ASSETS:
Cash and cash equivalents........................     $    157       $    22                      $   179
Customer receivables.............................        1,511           149                        1,660
Inventories......................................          811                                        811
Uncompleted contracts costs over related
  billings.......................................          699                                        699
Program rights...................................          314             4                          318
Deferred income taxes............................          656                                        656
Prepaid and other current assets.................          251             8                          259
                                                      --------       -------                     --------
     Total current assets........................        4,399           183                        4,582
Plant and equipment, net.........................        1,850            41           18(3)        1,909
Intangible and other noncurrent assets...........        9,053         1,482        3,485(3)       14,020
                                                      --------       -------      -------         -------
     Total assets................................     $ 15,302       $ 1,706      $ 3,503         $20,511
                                                      ========       =======      =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY:
Revolving credit borrowings and other short-term
  debt...........................................     $  1,768                                    $ 1,768
Current maturities of long-term debt.............           26                                         26
Accounts payable.................................          582            33           10(3)          625
Uncompleted contracts billings over related
  costs..........................................          383                                        383
Other current liabilities........................        2,036            88                        2,124
                                                      --------       -------      -------         -------
     Total current liabilities...................        4,795           121           10           4,926
Long-term debt...................................        3,649         1,137                        4,786
Net liabilities of Discontinued Operations.......           64                                         64
Deferred income taxes............................                         81                           81
Other noncurrent liabilities.....................        5,007                                      5,007
                                                      --------       -------      -------         -------
     Total liabilities...........................       13,515         1,339           10          14,864
                                                      --------       -------      -------         -------
Minority interest in equity of consolidated
  subsidiaries...................................           12                                         12
Shareholders' equity:
Preferred stock..................................            4                                          4
Common stock.....................................          426                        205(3)          631
Capital in excess of par value...................        1,820           598         (598)(3)       5,475
                                                                                    3,655(3)
Common stock held in treasury....................         (625)          (65)          65(3)         (625)
Minimum pension liability adjustment.............       (1,050)                                    (1,050)
Cumulative foreign currency translation
  adjustments....................................          (10)                                       (10)
Retained earnings................................        1,210          (166)         166(3)        1,210
                                                      --------       -------      -------         -------
     Total shareholders' equity..................        1,775           367        3,493           5,635
                                                      --------       -------      -------         -------
     Total liabilities and shareholders'
       equity....................................     $ 15,302       $ 1,706      $ 3,503         $20,511
                                                      ========       =======      =======         =======

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 FOR WESTINGHOUSE AND INFINITY

                                                                 INFINITY, AS
                                                WESTINGHOUSE       ADJUSTED          PRO FORMA       PRO FORMA
                                                (SEE NOTE 7)     (SEE NOTE 8)        ADJUSTMENTS     COMBINED
                                                -------------    -------------       ---------       ---------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales of products and services...............      $ 4,180           $ 338                            $ 4,518
Costs of products and services...............       (2,957)           (227)                            (3,184)
Restructuring, litigation and other
  matters....................................         (870)             --                               (870)
Marketing, administrative and general
  expenses...................................       (1,239)            (49)               (26)(4)      (1,314)
Other income (expenses), net.................         (139)                                              (139)
Interest expense.............................         (255)            (42)                              (297)
                                                   -------            ----            -------         -------
(Loss) income from Continuing Operations
  before income taxes and minority interest
  in income of consolidated subsidiaries.....       (1,280)             20                (26)         (1,286)
Income tax benefit (expense).................          429                                (21)(5)         408
Minority interest in income of consolidated
  subsidiaries...............................           (2)                                                (2)
                                                   -------            ----            -------         -------
(Loss) income from Continuing Operations.....      $  (853)          $  20            $   (47)        $  (880)
                                                   =======           =====            =======         =======
(Loss) per common share from Continuing
  Operations: (SEE NOTE 6)...................      $ (1.94)                                           $ (1.38)
                                                   =======                                            =======
Average common and common stock equivalent
  shares outstanding (in thousands): (SEE
  NOTE 6)....................................      440,866                            199,079         639,945
                                                   =======                            =======         =======

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995 FOR WESTINGHOUSE AND INFINITY

                                                 WESTINGHOUSE,    INFINITY, AS
                                                  AS ADJUSTED       ADJUSTED          PRO FORMA       PRO FORMA
                                                 (SEE NOTE 9)     (SEE NOTE 8)        ADJUSTMENTS     COMBINED
                                                 -------------    -------------       ---------       ---------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales of products and services................      $ 8,953           $ 657                            $ 9,610
Costs of products and services................       (6,843)           (419)                            (7,262)
Restructuring actions.........................         (118)             --                               (118)
Marketing, administrative and general
  expenses....................................       (2,207)            (95)               (51)(4)      (2,353)
Other income (expenses), net..................          184              (2)                               182
Interest expense..............................         (710)           (105)                              (815)
                                                    -------            ----            -------         -------
(Loss) income from Continuing Operations
  before income taxes and minority interest in
  income of consolidated subsidiaries.........         (741)             36                (51)           (756)
Income tax benefit (expense)..................          255                                (40)(5)         215
Minority interest in income of consolidated
  subsidiaries................................          (11)                                               (11)
                                                    -------            ----            -------         -------
(Loss) income from Continuing Operations......      $  (497)          $  36            $   (91)        $  (552)
                                                    =======           =====            =======         =======
(Loss) per common share from Continuing
  Operations: (SEE NOTE 6)....................      $ (1.29)                                           $ (0.96)
                                                    =======                                            =======
Average common and common stock equivalent
  shares outstanding (in thousands): (SEE NOTE
  6)..........................................      410,138                            199,058         609,196
                                                    =======                            =======         =======

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(tables in millions, except share data)

(1) Basis of Presentation. The purchase method of accounting has been used in the preparation of the accompanying unaudited pro forma combined condensed financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma combined condensed financial statements, the preliminary fair values of Infinity's assets and liabilities were estimated by Westinghouse management based primarily on information furnished by management of Infinity. The final allocation of the purchase price will not be determined until after the consummation of the Merger and will be based on a final evaluation of the assets acquired and liabilities assumed of Infinity.

(2) Purchase Price Information
    Pursuant to the Merger Agreement, each issued and outstanding share of Infinity Common Stock will be converted into the right to receive 1.71 shares of Westinghouse Common Stock. The fair market value of Westinghouse Common Stock is assumed to be $18.875 per share based on the closing price on June 19, 1996 (the last trading day prior to the execution of the Merger Agreement):

    Estimated shares of Infinity Common Stock outstanding (assuming conversion of all outstanding options, warrants and other stock
      equivalents)...........................................................     119,599,566
    Conversion Number........................................................            1.71
                                                                                  -----------
    Estimated shares of Westinghouse Common Stock to be issued in connection
      with the Merger........................................................     204,515,258
                                                                                  ===========
    Aggregate purchase price:
    Estimated fair value of Westinghouse Common Stock to be issued in
      connection with the Merger at $18.875 per share........................     $     3,860
    Investment advisors, legal, accounting and other professional fees.......              10
                                                                                  -----------
    Aggregate purchase price.................................................     $     3,870
                                                                                  ===========

Adjustments to Unaudited Pro Forma Combined Condensed Balance Sheet

The accompanying unaudited pro forma combined condensed balance sheet as of June 30, 1996 assumes that the Merger was consummated on June 30, 1996 and reflects the following pro forma adjustments:

(3) To record the aggregate purchase price of the Merger as described in Notes
    (1) and (2) above and eliminate certain historical Infinity balances as follows:


    Issuance of new Westinghouse equity (see Note 2) (204,515,258 shares at $18.875) allocated as follows:
      Common stock, par value $1.00 per share (204,515,258 shares).......               $  205
      Capital in excess of par value.....................................                3,655
    Investment advisors, legal, accounting and other professional fees...                   10
                                                                                        ------
    Aggregate purchase price (see Note 2)................................                3,870
                                                                                        ------
    Less: Shareholders' equity of Infinity
      Capital in excess of par value.....................................     (598)
      Accumulated deficit................................................      166
      Common stock held in treasury......................................       65        (367)
                                                                              ----
    Adjustment of plant and equipment to fair value......................                  (18)
                                                                                        ------
    Adjustment to intangible assets......................................               $3,485
                                                                                        ======

Adjustments to Unaudited Pro Forma Combined Condensed Statements of Operations

The accompanying pro forma combined condensed statements of operations have been prepared as if the Merger, the acquisitions by Infinity (See Note 8) and the acquisition of CBS by Westinghouse (See Note 9) occurred as of January 1, 1995 and reflect the following pro forma adjustments:


(4) Amortization of goodwill and other intangibles, which consist primarily of FCC licenses, on a straight-line basis over periods ranging from 15 to 40 years and depreciation of the step-up on fixed assets on a straight-line basis over five years, net of Infinity's amortization and depreciation, as adjusted for the transactions described in Note 8 below.


(5) Income tax expense on the pro forma results of operations of Infinity and the pro forma adjustments, excluding non-deductible amortization, at a 40% rate.

(6) The average common and common stock equivalent shares outstanding used in calculating pro forma earnings per share are calculated assuming the estimated shares issued in connection with the Merger were outstanding from January 1, 1995, reduced by the assumed repurchase of shares from the exercise proceeds of options, warrants and other stock equivalents.

(7) The results of operations from Continuing Operations for Westinghouse for the six months ended June 30, 1996 include special charges of approximately $870 million related to restructuring projects, litigation, recoverability of certain long-lived assets, divested businesses and environmental remediation obligations. For additional information refer to the Westinghouse Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

(8) The following pro forma combined condensed statements of operations for the six months ended June 30, 1996 and the year ended December 31, 1995 are presented as if, at the beginning of each such period, Infinity had completed the acquisitions described below. Each of the acquisitions has been accounted for under the purchase method of accounting:

      - On April 21, 1995 radio station KLUV-FM was acquired for approximately $51 million;

      - On January 16, 1996 seven radio stations were acquired from various entities affiliated with Alliance Broadcasting, L.P., for approximately $275 million;

      - On March 26, 1996 all of the outstanding common stock of TDI, a seller of advertising space on buses and transit systems, was acquired for approximately $300 million; and

      - On June 27, 1996 the acquisition of twelve radio stations from Granum Holdings, L.P. for approximately $425 million including working capital was completed.

     The purchase price for the above acquisitions was funded by borrowings under Infinity's credit agreement and the issuance of approximately 2.4 million shares of Infinity Class A Common Stock.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
              FOR THE SIX MONTHS ENDED JUNE 30, 1996 FOR INFINITY

                                                                            PRO FORMA        INFINITY,
                                                               INFINITY    ADJUSTMENTS      AS ADJUSTED
                                                               --------    -----------      -----------
                                                                            (IN MILLIONS)
    Sales of products and services..........................    $   261       $  77(a)         $ 338
    Costs of products and services..........................       (165)        (62)(a)         (227)
    Administrative and general expenses.....................        (40)         (9)(b)          (49)
    Interest expense........................................        (25)        (17)(c)          (42)
                                                                -------       -----            -----
    Income (loss) before income taxes.......................         31         (11)              20
    Income tax (expense) benefit............................         (1)          1(d)             0
                                                                -------       -----            -----
    Net income (loss).......................................    $    30       $ (10)           $  20
                                                                =======       =====            =====

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
               FOR THE YEAR ENDED DECEMBER 31, 1995 FOR INFINITY

                                                                            PRO FORMA        INFINITY,
                                                               INFINITY    ADJUSTMENTS      AS ADJUSTED
                                                               --------    -----------      -----------
                                                                            (IN MILLIONS)
    Sales of products and services..........................    $   326       $ 331(a)         $ 657
    Costs of products and services..........................       (167)       (252)(a)         (419)
    Administrative and general expenses.....................        (57)        (38)(b)          (95)
    Other expenses, net.....................................         (2)                          (2)
    Interest expense........................................        (44)        (61)(c)         (105)
                                                                -------       -----            -----
    Income (loss) before income taxes.......................         56         (20)              36
    Income tax (expense) benefit............................         (2)          2(d)             0
                                                                -------       -----            -----
    Net income (loss).......................................    $    54       $ (18)           $  36
                                                                =======       =====            =====

Pro forma adjustments giving effect to the acquisitions described above in the unaudited pro forma combined condensed statements of operations reflect the following:

    (a) Historical operating results of the acquired entities described above from January 1 of each period through the end of the period presented or the date of their respective acquisition, if sooner.

    (b) Depreciation and amortization expense based on a preliminary allocation of the purchase price for the acquired entities described above based on the following: (1) FCC licenses, franchise costs and related intangibles of approximately $229 million ($477 million for the year ended December 31, 1995) generally over periods of 40 years; (2) goodwill of approximately $534 million over a period of 40 years; and (3) property and equipment of approximately $20 million ($24 million for the year ended December 31, 1995) over a period of 5 years.

    (c) Additional interest expense of bank borrowings at an interest rate of approximately 6.6% for the six months ended June 30, 1996 and approximately 7.0% for the year ended December 31, 1995 to finance the acquisitions described above.

    (d) Change in deferred tax liability relating to the difference in book and tax bases on fixed and intangible assets.

(9) The following pro forma combined condensed statement of operations for the year ended December 31, 1995 reflects the acquisition of CBS by Westinghouse for an aggregate purchase price of $5,351 million. This acquisition has been accounted for under the purchase method of accounting.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1995 FOR WESTINGHOUSE

                                                HISTORICAL     HISTORICAL     PRO FORMA        WESTINGHOUSE,
                                               WESTINGHOUSE       CBS        ADJUSTMENTS        AS ADJUSTED
                                               ------------    ----------    -----------       -------------
                                                                       (IN MILLIONS)
    Sales of products and services..........     $  5,923       $  3,030                          $ 8,953
    Costs of products and services..........       (4,125)        (2,719)       $   1(a)           (6,843)
    Restructuring actions...................          (86)           (32)                            (118)
    Marketing, administrative and general
      expenses..............................       (1,611)          (568)        (135)(b)(c)       (2,207)
                                                                                  107 (d)
    Other income, net.......................          149             35                              184
    Interest expense........................         (237)           (44)        (429)(e)            (710)
                                                 --------       --------        -----             -------
    (Loss) income from Continuing Operations
      before income taxes and minority
      interest in income of consolidated
      subsidiaries..........................           13           (298)        (456)               (741)
    Income tax (expense) benefit............          (14)           128          141 (f)             255
    Minority interest in income of
      consolidated subsidiaries.............          (11)             0            0                 (11)
                                                 --------       --------        -----             -------
    (Loss) from Continuing Operations.......     $    (12)      $   (170)       $(315)            $  (497)
                                                 ========       ========        =====             =======

Pro forma adjustments giving effect to the acquisition in the unaudited pro forma combined condensed statement of operations reflect the following:

    (a) Additional depreciation resulting from the step-up in value of property and equipment acquired. Depreciation is provided on a straight-line basis over periods ranging from 6 to 27.5 years.

    (b) Amortization of identified intangible assets, including FCC licenses and film libraries, on a straight-line basis over periods ranging from 23 to 40 years.

    (c) Amortization of goodwill of approximately $4,794 million on a straight-line basis over 40 years, net of elimination of CBS's historical amortization of goodwill.

    (d) Elimination of acquisition-related costs charged to the results of operations of CBS.

    (e) Increase in interest expense resulting from interest costs associated with borrowings under Westinghouse's $7.5 billion credit agreement to finance the acquisition of CBS and repay certain existing borrowings and amortization of related debt issuance costs. Rate assumptions used for these borrowings include an average LIBOR of 6.05% plus a 1.75% spread for the period January 1 though the date of acquisition.

   (f) Income tax effect of pro forma adjustments, excluding amortization of non-deductible goodwill, at a 40% rate.

                     DESCRIPTION OF INFINITY CAPITAL STOCK


     Pursuant to the Infinity Charter, the total number of shares of capital stock that Infinity has authority to issue is 348,500,000 shares, consisting of:
300,000,000 shares of Infinity Class A Common Stock, 78,265,000 of which were issued and outstanding at the Infinity Record Date; 17,500,000 shares of Infinity Class B Common Stock, 8,310,465 of which were issued and outstanding at such date; 30,000,000 shares of Infinity Class C Common Stock, none of which were issued and outstanding at such date; and 1,000,000 shares of Preferred Stock, $.01 par value, none of which were issued or outstanding at such date.



     Holders of shares of Infinity Common Stock are entitled to receive such dividends as may be declared by the Infinity Board out of funds legally available for such purpose. Holders of shares of Infinity Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Infinity Class A Common Stock and Infinity Class C Common Stock entitled to one vote and each share of Infinity Class B Common Stock entitled to ten votes, except (i) for the election of directors, (ii) with respect to any proposed "going private transaction" between Infinity and any Principal Stockholder (or any affiliate thereof) and (iii) as otherwise provided by law. In the election of directors, the holders of Infinity Class A Common Stock, voting as a separate class, are entitled to elect two of Infinity's nine directors and holders of Infinity Class C Common Stock, voting as a separate class, are also entitled to elect two of Infinity's nine directors. The holders of Infinity Common Stock, voting as a single class with each share of Infinity Class A Common Stock and Infinity Class C Common Stock entitled to one vote, and each share of Infinity Class B Common Stock entitled to ten votes, are entitled to elect the remaining five directors. Holders of Infinity Common Stock are not entitled to cumulative votes in the election of directors. Pursuant to the Lehman Agreement, on September 30, 1996, the Lehman Investors caused the resignation from the Infinity Board of the two directors most recently elected by the holders of Infinity Class C Common Stock. It is not presently contemplated that a meeting of Infinity stockholders will be called prior to the Closing Date to elect successors to such resigning directors. On October 4, 1996, the Lehman Investors exchanged all their shares of Infinity Class C Common Stock for shares of Infinity Class A Common Stock.


     Upon the liquidation, dissolution or winding-up of Infinity, the holders of Infinity Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors. No preemptive or subscription rights are applicable to the Infinity Common Stock. Harris Trust Company of New York is the Transfer Agent and Registrar for Infinity Class A Common Stock. See "COMPARISON OF THE RIGHTS OF WESTINGHOUSE AND INFINITY STOCKHOLDERS."

                   DESCRIPTION OF WESTINGHOUSE CAPITAL STOCK


     Under the Westinghouse Charter, Westinghouse is currently authorized to issue 25,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock") and 630,000,000 shares of Westinghouse Common Stock. At the Westinghouse Record Date, 421,641,372 shares of Westinghouse Common Stock and 3,600,000 shares of Series C Preferred Stock (as defined below) were issued and outstanding. Assuming approval and adoption of the Charter Amendment, Westinghouse will be authorized to issue 1,100,000,000 shares of Westinghouse Common Stock.


Common Stock

     Each holder of Westinghouse Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders. In the election of directors, no stockholder has cumulative voting rights. Each share of Westinghouse Common Stock is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the Westinghouse Board. Upon liquidation or dissolution of Westinghouse, whether voluntary or involuntary, each share of Westinghouse Common Stock is entitled to share equally in the assets of Westinghouse available for distribution to the holders of the Westinghouse Common Stock. No conversion or preemptive rights or redemption or sinking fund provisions are applicable to the Westinghouse Common Stock. The First Chicago Trust Company of New York (the "Trust Company") is the Transfer Agent for the Westinghouse Common Stock, and is also Westinghouse's Registrar.

Preferred Stock

     Shares of Preferred Stock may be issued from time to time in one or more series with such designations, voting powers, dividend rights, rights of redemption, conversion rights, other special rights, preferences and limitations as may be stated in the resolutions providing for the issue of such shares of Preferred Stock adopted by the Westinghouse Board.


     Series C Preferred Stock. In March 1994, Westinghouse sold in a private placement pursuant to Rule 144A under the Securities Act, 36,000,000 Depositary Shares ("$1.30 Depositary Shares"), each of which represents ownership of one-tenth of a share of Westinghouse's Series C Conversion Preferred Stock (the "Series C Preferred Stock") deposited with the Trust Company as successor Depositary, and entitles the owner to all of the proportionate rights, preferences and privileges of the Series C Preferred Stock. The shares of Series C Preferred Stock are referred to herein as Participating Equity Preferred Stock (the "PEPS").


     The PEPS rank senior to the Westinghouse Common Stock as to the payment of dividends and distribution of assets upon liquidation.

     Annual dividends are $1.30 per $1.30 Depositary Share (equivalent to $13.00 for each PEPS) and are payable quarterly in arrears on the first day of March, June, September and December. Dividends are cumulative and must be declared by the Westinghouse Board to be payable.

     The PEPS have a liquidation preference equal to the sum of $144.40 (equivalent to a liquidation preference for each $1.30 Depositary Share of $14.44) and all accrued and unpaid dividends thereon and no more.

     The holders of PEPS will not have voting rights except as required by law and except (i) with respect to certain amendments to the Westinghouse Charter (such voting rights not being applicable to the Charter Amendment) and (ii) in the event of the failure of Westinghouse to pay dividends on the PEPS for the equivalent of six quarterly dividend periods, in which event the holders of the PEPS (together with the holders of all other series of Westinghouse's Preferred Stock entitled to vote thereon) will be entitled to elect two additional directors to the Westinghouse Board until the default is cured.

     Unless called on May 30, 1997 by Westinghouse or redeemed at any time prior to June 1, 1997 by the holder, on June 1, 1997, each outstanding $1.30 Depositary Share will automatically convert into (i) one share of Westinghouse Common Stock, as adjusted under certain circumstances, and (ii) the right to receive on such date an amount in cash equal to all proportionate accrued and unpaid dividends thereon or, in certain circumstances in lieu of cash dividends, a number of shares of Westinghouse Common Stock equal to 110% of such cash amount divided by the market value of the Westinghouse Common Stock as of the second trading day prior to the mandatory conversion. If called by Westinghouse, each $1.30 Depositary Share will convert into Westinghouse Common Stock at a rate not less than .885 per share, as adjusted under certain circumstances. Dividends on the $1.30 Depositary Shares redeemed will be paid in cash on the date fixed for redemption. If redeemed by the holder, each $1.30 Depositary Share will convert into .885 of a share of Westinghouse Common Stock, as adjusted under certain circumstances. Conversion of the outstanding $1.30 Depositary Shares (and the PEPS) will also occur, among other things, upon certain mergers or consolidations of Westinghouse.

     Series A Preferred Stock--Rights Plan. In December 1995, the Westinghouse Board adopted a Shareholder Rights Plan (the "Rights Plan") and in connection therewith Westinghouse entered into the Westinghouse Rights Agreement. To effect the Rights Plan, the Westinghouse Board declared a dividend distribution of one Preferred Stock Purchase Right ("Right") on each outstanding share of Westinghouse Common Stock on January 9, 1996. The Rights also attach to each share of Westinghouse Common Stock issued after January 9, 1996. Each right entitles the registered holder to purchase from Westinghouse one one-hundredth of a share (subject to adjustment) of Series A Preferred Stock at a price (the "Exercise Price") of $64.00 per one one-hundredth of a share (subject to adjustment). As of the date hereof, there are no shares of Series A Preferred Stock outstanding.

     The Rights, unless earlier redeemed by the Westinghouse Board, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of Westinghouse (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the Westinghouse Board prior to such time as any person or group affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 30% or more of Westinghouse's outstanding voting stock (even if no shares are actually purchased pursuant to such offer); prior thereto, the Rights will not be exercisable, will not be represented by separate certificates, and will not be transferable apart from the Westinghouse Common Stock, but will instead be evidenced, with respect to any of the Westinghouse Common Stock certificates outstanding, by such Westinghouse Common Stock certificates. An Acquiring Person does not include (A) Westinghouse, (B) any subsidiary of Westinghouse, (C) any employee benefit plan, employee stock or deferral plan or director compensation plan of Westinghouse or of any subsidiary of Westinghouse, or any trust or other entity organized, appointed, established or holding Westinghouse Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of the shares of voting stock of Westinghouse then outstanding results solely from (i) any action or transaction or transactions approved by the Westinghouse Board (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% or more of Westinghouse's outstanding voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii)).

     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on January 9, 2006, unless earlier redeemed by Westinghouse as described below.


     The Series A Preferred Stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of Westinghouse's preferred stock, including the Series C Preferred Stock. The Series A Preferred Stock may not be issued except upon exercise of the Rights. Each share of Series A Preferred Stock is entitled to receive, when, as and if declared, a dividend in an amount equal to (i) 100 times the per share amount of any cash dividend declared on the Westinghouse Common Stock and (ii) a quarterly preferred cash dividend of $1.00 less the per share amount of all cash dividends declared on the preferred stock pursuant to clause (i) of this sentence. In addition, Series A Preferred Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities or certain rights or warrants) declared on the Westinghouse Common Stock, in like kind. In the event of the liquidation of Westinghouse, the holder of Series A Preferred Stock will be entitled to receive, for each share of Series A Preferred Stock, a payment in an amount equal to the greater of $100.00 or 100 times the payment made per share of Westinghouse Common Stock. Each share of Series A Preferred Stock has 100 votes, voting together with the Westinghouse Common Stock. In the event of any merger, consolidation or other transaction in which Westinghouse Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Westinghouse Common Stock. The rights of Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

     Unless the Rights are earlier redeemed or the transaction is approved by the Westinghouse Board and the Continuing Directors (as defined in the Westinghouse Rights Agreement), if Westinghouse at any time after the Distribution Date were to be acquired in a merger or other fundamental transaction (in which any shares of Westinghouse Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of Westinghouse and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Westinghouse Rights Agreement provides that proper provisions will be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price. In addition, unless the Rights are earlier redeemed, in the event that a person or group becomes the beneficial owner of 15% or more of Westinghouse's voting stock (other than pursuant to a tender or exchange offer (a "Qualifying Tender Offer") for all outstanding shares of Westinghouse Common Stock that is approved by the Westinghouse Board after taking into account the long-term value of Westinghouse and all other factors they consider relevant in the circumstances), the Westinghouse Rights Agreement provides that proper provisions will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of Series A Preferred Stock having a market value at the time of the transaction equal to two times the Exercise Price (such market value to be determined with reference to the market value of the Westinghouse Common Stock as provided in the Westinghouse Rights Agreement).

     At any time on or prior to the close of business on the earlier of (i) the tenth day after the time that a person has become an Acquiring Person (or such later date as a majority of the Westinghouse Board and, if applicable, a majority of the Continuing Directors may determine) or (ii) January 9, 2006, Westinghouse may redeem the Rights in whole, but not in part, at a value of $.01 per Right, subject to adjustment (the "Redemption Price"). The Rights may be redeemed after the time that any Person has become an Acquiring Person only if approved by a majority of the Continuing Directors. Immediately upon the effective time of the action of the Westinghouse Board authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For as long as the Rights are then redeemable, Westinghouse may, except with respect to the Redemption Price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, Westinghouse may amend the Rights in any manner that does not materially adversely affect the interests of a holder of the Rights as such. Amendments to the Westinghouse Rights Agreement from and after the time that any person becomes an Acquiring Person require the approval of a majority of the Continuing Directors.

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of Westinghouse, including, without limitation, the right to vote or to receive dividends.

                    COMPARISON OF THE RIGHTS OF WESTINGHOUSE
                           AND INFINITY STOCKHOLDERS

     The statements set forth under this heading with respect to the PBCL, the DGCL, the Westinghouse Charter, the Westinghouse By-Laws, the Infinity Charter and the Infinity By-Laws are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the PBCL, the DGCL, the Westinghouse Charter, the Westinghouse By-Laws, the Infinity Charter and the Infinity By-Laws. See "AVAILABLE INFORMATION."

     The following summary compares certain rights of the holders of Westinghouse Common Stock to the rights of the holders of Infinity Common Stock. The rights of Infinity stockholders are governed principally by the DGCL, the Infinity Charter and the Infinity By-Laws. Upon consummation of the Merger, such stockholders will become holders of Westinghouse Common Stock, and their rights will be governed principally by the PBCL, the Westinghouse Charter and the Westinghouse By-Laws.

DIVIDEND RIGHTS

     Under the PBCL, a corporation is prohibited from making a distribution to stockholders if, after giving effect thereto: (i) such corporation would be unable to pay its debts as they become due in the usual course of its business; or (ii) the total assets of such corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the Westinghouse Charter) the amount that would be needed, if such corporation were then dissolved, to satisfy the rights of stockholders having superior preferential rights upon dissolution to the stockholders receiving such distribution. Under the DGCL, a corporation may pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no such surplus exists, out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, provided, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Holders of both Westinghouse Common Stock and Infinity Common Stock are entitled to receive such dividends as may be declared by the Westinghouse Board and the Infinity Board, respectively, out of funds legally available for such purpose. With respect to Westinghouse, no dividends may be paid on shares of Westinghouse Common Stock if dividends on Preferred Stock are in arrears. With respect to Infinity, no dividends may be declared or paid in cash, property or Infinity securities on any share of any class of Infinity Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Infinity Common Stock. In the case of any stock dividend, holders of a class of Infinity Common Stock shall be entitled to receive such dividend at the same rate as each other class of Infinity Common Stock, except that (i) holders of Infinity Class A Common Stock shall be entitled to receive only shares of Infinity Class A Common Stock, (ii) holders of Infinity Class B Common Stock shall be entitled to receive only shares of Infinity Class B Common Stock and (iii) holders of Infinity Class C Common Stock shall be entitled to receive only shares of Infinity Class C Common Stock. Infinity has never declared or paid a cash dividend on shares of Infinity Common Stock, and does not anticipate declaring or paying any dividends on shares of Infinity Common Stock in the foreseeable future.

VOTING RIGHTS


     Holders of Westinghouse Common Stock vote as a single class on all matters submitted to a vote of the common stockholders, with each share entitled to one vote. Except as otherwise provided by law, the Westinghouse Charter or the Westinghouse By-Laws, matters submitted to a vote of the Westinghouse common stockholders must be approved by a majority of the votes cast by the holders of Westinghouse Common Stock. Holders of Westinghouse Common Stock are not entitled to cumulative votes in the election of directors.


     The Westinghouse Charter provides that certain Business Combinations (as defined in Article SIXTH of the Westinghouse Charter) involving an Interested Stockholder (as defined in the Westinghouse Charter) require the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of Westinghouse stock entitled to vote generally in an election of directors ("Voting Stock") and the holders of at least a majority of the combined voting power of the then outstanding shares of Voting Stock held by Disinterested Stockholders (as defined in the Westinghouse Charter) unless such transaction is approved by a majority of the Disinterested Directors (as defined in the Westinghouse Charter) or meets certain "fair value" criteria set forth in the Westinghouse Charter. Article SIXTH of the Westinghouse Charter also provides that such Article cannot be amended without the same stockholder vote described above to approve a Business Combination. The Westinghouse Charter also provides that, in addition to any requirements of law, other provisions of the Westinghouse Charter or the terms or provisions of any series of Preferred Stock, the affirmative vote of holders of 80% or more of the outstanding Voting Stock is required to take stockholder action to: (i) remove a director without cause; (ii) adopt, amend, alter or repeal any provision of the Westinghouse By-Laws, except that By-Law XVI (relating to employee stock option and purchase plans) may be amended or altered by a majority vote of the outstanding Voting Stock if a majority of the entire Westinghouse Board has first recommended the amendment or alteration for approval by the Westinghouse stockholders; (iii) amend, alter or repeal, or adopt any provision inconsistent with, Articles SEVENTH (relating to the determination of the number, qualification, term of office, compensation, powers and duties and classification of directors, pursuant to the Westinghouse By-Laws, except as otherwise determined by the terms of the Preferred Stock), EIGHTH (relating to the adoption, repeal, alteration or amendment of the Westinghouse By-Laws by the Westinghouse Board) or NINTH (relating to the stockholder vote required for stockholder action to remove directors without cause and to adopt, amend, alter or repeal certain provisions of the Westinghouse Charter or the Westinghouse By-Laws) of the Westinghouse Charter or (iv) amend, alter or repeal or adopt any provision inconsistent with any provision, other than Articles SIXTH (relating to supermajority stockholder voting in respect of certain business combinations), SEVENTH, EIGHTH or NINTH of the Westinghouse Charter, unless first recommended and approved by a majority of the entire Westinghouse Board or, if there is an Interested Stockholder, by a majority of the Disinterested Directors, in which cases a majority vote of the outstanding Voting Common Stock is required.

     Holders of Infinity Common Stock vote as a single class on all matters submitted to a vote of stockholders, with each share of Infinity Class A Common Stock and each share of Infinity Class C Common Stock entitled to one vote and each share of Infinity Class B Common Stock entitled to ten votes, except (i) for the election of directors, (ii) with respect to any proposed "going private transaction" between Infinity and any of the Principal Stockholders (or their affiliates) and (iii) as otherwise provided by law.

     In the election of directors, the holders of Infinity Class A Common Stock and Infinity Class C Common Stock, each voting as a separate class, are each entitled to elect two of Infinity's nine directors. The holders of Infinity Common Stock, voting as a single class, with each share of Infinity Class A Common Stock and Infinity Class C Common Stock entitled to one vote and each share of Infinity Class B Common Stock entitled to ten votes, are entitled to elect, at the next regular stockholders meeting (or any special meeting called for the purpose of electing directors), the remaining five directors. Holders of Infinity Common Stock are not entitled to cumulative votes in the election of directors.


     Due to the conversion of all of the issued and outstanding shares of Infinity Class C Common Stock into shares of Infinity Class A Common Stock in accordance with the Lehman Agreement, the holders of the remaining shares of the outstanding classes of Infinity Common Stock, voting as a single class, with each share of Infinity Class A Common Stock entitled to one vote and each share of Infinity Class B Common Stock entitled to ten votes, are entitled to elect the directors previously elected by the holders of the Infinity Class C Common Stock. It is not presently contemplated that a meeting of Infinity stockholders will be called prior to the Closing Date to elect successors to such resigning directors.


     The holders of Infinity Common Stock vote as a single class with respect to any proposed "going private transaction" between Infinity and any of the Principal Stockholders (or their affiliates), with each share of Infinity Common Stock entitled to one vote per share.

     Under the DGCL, the affirmative vote of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the aggregate number of authorized shares of such class, the par value of the shares of such class, or the powers, preferences or special rights of the shares of such class in a manner adversely affecting such shares.

DIRECTORS

     Number and Election of Directors. Under both the PBCL and the DGCL, the charter document or by-laws of a corporation may specify the number of directors. The Westinghouse By-Laws currently provide that the Westinghouse Board shall consist of not less than three nor more than twenty-four directors, each serving for a term of one year, with the Westinghouse Board determining the exact number of directors (subject to the rights of holders of Preferred Stock, in certain circumstances, to elect two directors). The Westinghouse By-Laws also provide that nominees for director be such that a majority of directors on the Westinghouse Board, assuming the election of such nominees, would be Independent Directors (as defined in the Westinghouse By-Laws). The Westinghouse Board may fill vacancies and newly created directorships, subject to any rights of holders of Preferred Stock.

     The Westinghouse Charter provides that cumulative voting will not apply to the election of directors. The Westinghouse By-Laws provide that, subject to the rights of holders of Preferred Stock, nominations for directors can be made by the Westinghouse Board or by any stockholder entitled to vote for the election of directors at a stockholder meeting. Any such stockholder may nominate persons for election as directors only if written notice of such holder's intent to make such nomination at such meeting is received by the Secretary of Westinghouse in the manner and within the time period specified in the Westinghouse By-Laws.


     The Infinity By-Laws provide that the Infinity Board shall consist of five directors, unless such number is modified by resolution of the Infinity Board. The Infinity Board currently consists of nine members. However, pursuant to the Lehman Agreement, the Lehman Investors caused the two directors most recently elected by the holders of Infinity Class C Common Stock to resign from the Infinity Board as of September 30, 1996. Subject to applicable law and the Infinity Charter, vacancies and newly created directorships may be filled by the Infinity Board or by vote of the Infinity stockholders. It is not presently contemplated that a meeting of Infinity stockholders will be called prior to the Closing Date to elect successors to such resigning directors.


     Fiduciary Duties of Directors. Under the PBCL, directors have a fiduciary relationship to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of such corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider the effects of any action upon employees, suppliers and customers of such corporation, and upon communities in which offices or other establishments of such corporation are located and all other pertinent factors. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of such corporation.

     Under the DGCL, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with an unyielding fiduciary duty to protect the interests of the corporation and to act in the best interests of its stockholders. In recognition of the managerial prerogatives granted to the directors of a Delaware corporation, Delaware law presumes that, in making a business decision, such directors are disinterested and act on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of such corporation, which presumption is known as the "business judgment rule." A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumption of the business judgment rule by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties-- good faith, loyalty and due care. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be judicially second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of such control.

     Liability of Directors. Both the PBCL and the DGCL permit a corporation to limit the personal liability of its directors, with specified exceptions. The PBCL permits a corporation to include in its by-laws a provision, adopted by vote of its stockholders, which eliminates the personal liability of its directors, as such, for monetary damages for any action taken or failure to take any action unless (i) such directors have breached or failed to perform their duties as directors and (ii) the breach or failure to perform constitutes selfdealing, willful misconduct or recklessness. However, a Pennsylvania corporation is not empowered to eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to any federal, state or local law. The Westinghouse Charter and the Westinghouse By-Laws eliminate director liability to the maximum extent permitted by the PBCL.

     The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (i) a breach of the duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. The Infinity Charter eliminates director liability to the maximum extent permitted by the DGCL.

CALL OF SPECIAL MEETINGS

     The PBCL permits a special meeting of stockholders to be called by the board of directors or by such officers or other persons as may be provided in the by-laws. The PBCL also permits such meetings to be called by stockholders entitled to cast at least 20% of the votes entitled to be cast at the meeting. However, as a company with a class of stock entitled to vote generally in an election of directors registered under the Exchange Act (a "registered corporation"), the stockholder portion of such provision is inapplicable to Westinghouse (except in the context of stockholder approval of certain business combinations with interested shareholders under Section 2555 of the PBCL). Under the DGCL, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or by-laws.

     Special meetings of the stockholders of Westinghouse, subject to the rights of holders of Preferred Stock, may be called only by the Westinghouse Board or the Chairman of the Westinghouse Board. Special meetings of the stockholders of Infinity may be called by the Chairman of the Infinity Board, the President of Infinity, the Infinity Board or any officer designated by the Infinity Board. A special meeting is also required to be called by the President or Secretary of Infinity upon the written request of stockholders holding in the aggregate not less than 25% of the shares of any class of Infinity capital stock then issued and outstanding and entitled to vote at such special meeting.

ACTION BY STOCKHOLDERS WITHOUT A MEETING

     Under the PBCL, stockholders of a registered corporation such as Westinghouse may authorize an action without a meeting by less than unanimous consent only if such action without a meeting is permitted by the corporation's articles of incorporation. The Westinghouse Charter does not currently permit such less than unanimous action by stockholders without a meeting. Under the DGCL and the Infinity By-Laws, the holders of outstanding Infinity Common Stock having not less than the minimum number of votes that would be necessary to authorize or take a corporate action at a meeting at which all shares entitled to vote thereon were present and voted may take such action by consenting to such action in writing.

AMENDMENT TO CHARTER DOCUMENT

     Under the PBCL, stockholders of a registered corporation such as Westinghouse are not entitled to propose amendments to the articles of incorporation of such corporation; any such amendment must be initiated by the corporation's board of directors. Under the Westinghouse Charter, except as provided in the PBCL or as described under "--Voting Rights," and subject to any rights of Preferred Stock, any provision thereof may be amended by approval of the Westinghouse Board and the affirmative vote of a majority of the outstanding Voting Stock.

     Under the Infinity Charter and the DGCL, any provision of the Infinity Charter may be amended by approval of the Infinity Board and the affirmative vote of a majority of the combined voting power of the outstanding shares of Infinity stock entitled to vote thereon.

AMENDMENT TO BY-LAWS

     The Westinghouse By-Laws may be amended by the Westinghouse Board upon the affirmative vote of a majority of the entire Westinghouse Board, or by the Westinghouse stockholders upon the affirmative vote of the holders of 80% of the Westinghouse stock entitled to vote thereon.

     The Infinity By-Laws may be amended by resolution adopted by a majority of the directors in office at any special or regular meeting of the Infinity Board, except that the Infinity Board may not amend any provision of the Infinity By-Laws with respect to the removal of directors or the filling of vacancies on the Infinity Board. The Infinity By-Laws also may be amended at any regular or special meeting of the Infinity stockholders, by the vote of a majority of the combined voting power of the outstanding shares of Infinity Common Stock entitled to vote thereon. Notwithstanding the preceding two sentences, no provision of Article VI ("INDEMNIFICATION") of the Infinity By-Laws may be amended other than by resolution adopted by the two-thirds vote of the directors in office at any special or regular meeting of the Infinity Board, or at any regular or special meeting of the Infinity stockholders upon the affirmative vote of the holders of 75% or more of the outstanding shares eligible to vote at such meeting.

APPROVAL OF MERGERS AND ASSET SALES

     Under the PBCL, unless required by the by-laws of a constituent corporation (the Westinghouse By-Laws contain no such requirement), stockholder approval is not required for a plan of merger or consolidation if: (i)(A) the surviving or new corporation is a domestic corporation whose articles of incorporation (defined in the PBCL and hereinafter referred to as "Articles") are identical to the Articles of such constituent corporation (except changes which may be made without stockholder approval under the PBCL); (B) each share of such constituent corporation outstanding immediately prior to the merger or consolidation will continue as or be converted into (except as otherwise agreed to by the holder thereof) an identical share of the surviving or new corporation; and (C) such plan provides that the stockholders of such constituent corporation will hold in the aggregate shares of the surviving or new corporation having a majority of the votes entitled to be cast generally in an election of directors; (ii) immediately prior to the adoption of such plan, another corporation that is a party to such merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of such constituent corporation; or (iii) no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors pursuant to
Section 1922 of the PBCL. Under the PBCL, stockholder approval is required for the sale, lease, exchange or other disposition (other than by means of a distribution to stockholders or by a division) of all, or substantially all, of the property and assets of a corporation when not made in the usual and regular course of the business of such corporation or for the purpose of relocating the business of such corporation or in certain transactions with subsidiaries. Under the PBCL, stockholder approval is required for the division of a domestic corporation into two or more domestic or foreign business corporations unless:
(i) the dividing corporation has only one class of shares outstanding and the shares and other securities, if any, of each resulting corporation are distributed pro rata to the stockholders of the dividing corporation; (ii) the dividing corporation survives the division and all the shares and other securities and obligations, if any, of the new corporations resulting from the division are owned solely by the surviving corporation; or (iii) the transfer effected by the division, if effected by means of a sale, lease, exchange or other disposition, would not require stockholder approval. In cases where stockholder approval is required, a merger, consolidation, division, sale, lease, exchange or other disposition must be approved by a majority of the votes cast by the holders of the securities entitled to vote thereon, unless the corporation's articles require a higher vote.

     Under the DGCL, unless required by its certificate of incorporation (the Infinity Charter contains no such requirement), no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if: (i) the agreement of merger does not amend the certificate of incorporation of such constituent corporation; (ii) each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger; (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and (iv) certain other conditions are satisfied. In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's stockholders or board of directors. Whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the holders of a majority of outstanding shares of such corporation entitled to vote thereon; provided, that under the DGCL, where a corporation's certificate of incorporation provides for more or less than one vote per share on any matter, the required vote is a majority of the combined voting power of the corporation's stock. Thus, an agreement by Infinity for a merger or consolidation, or the sale, lease or exchange by Infinity of all or substantially all of its assets, must be approved by the affirmative vote of a majority of the combined voting power of the outstanding shares of Infinity Common Stock entitled to vote thereon.

RIGHTS OF APPRAISAL


     The PBCL provides that stockholders of a corporation have a right of appraisal (i.e., the right to dissent from a proposed corporate action and to obtain payment of the judicially-determined "fair value" of their shares) with respect to specified corporate actions, including: (i) certain plans of merger, consolidation, division (within the meaning of Section 1951 of the PBCL), share exchange (within the meaning of Section 1931 of the PBCL) or conversion (within the meaning of Section 1961 of the PBCL); (ii) certain other plans or amendments to its Articles in which disparate treatment is accorded to the holders of shares of the same class or series; and (iii) certain sales or transfers of all or substantially all of such corporation's assets. However, appraisal rights are not provided to the holders of shares of any class or series that is either listed on a national securities exchange or held of record by more than 2,000 stockholders (such as Westinghouse Common Stock) unless (i) such shares are not converted solely into shares of the acquiring, surviving, new or other corporation and cash in lieu of fractional shares; (ii) if such shares constitute a preferred or special class of stock, the articles of such corporation, the corporate action under consideration or the express terms of the transaction encompassed in such corporate action do not entitle all holders of the shares of such class to vote thereon and require for the adoption thereof the affirmative vote of a majority of the votes cast by all stockholders of such class; or (iii) if such shares constitute a group of a class or series which are to receive the same special treatment in the corporate action under consideration, the holders of such group are not entitled to vote as a special class in respect of such corporate action.


     The DGCL provides for appraisal rights on the part of the stockholders of a corporation only in the case of certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the Infinity Charter does not) in the case of other mergers, a sale or transfer of all or substantially all of such corporation's assets or an amendment to such corporation's certificate of incorporation. Moreover, the DGCL does not provide for appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the Infinity Charter does not) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 stockholders (such as Infinity Class A Common Stock), unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. In addition, the DGCL denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require for its approval the vote of the stockholders of such surviving corporation. See "--Approval of Mergers and Asset Sales."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The PBCL provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The PBCL permits similar indemnification in the case of actions by or in the right of the corporation, provided that indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless there is a judicial determination that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The PBCL also provides that the indemnification permitted or required by the PBCL is not exclusive of any other rights to which a person seeking indemnification may be entitled; provided that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The Westinghouse Charter and the Westinghouse By-laws provide in effect that, with respect to Proceedings based on acts or omissions on or after January 27, 1987, and unless prohibited by applicable law, Westinghouse will indemnify directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such Proceedings (subject to certain limitations in the case of actions by such persons against Westinghouse) in which they were involved by reason of representing Westinghouse or other entities at Westinghouse's request. The Westinghouse Charter also provides that Westinghouse will advance amounts to any director or officer during the pendency of any such Proceedings against expenses incurred, provided that, if required by law, Westinghouse receives an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to such indemnification. The indemnification provided for in the Westinghouse Charter and the Westinghouse By-Laws is in addition to any rights to which any director or officer may otherwise be entitled. The Westinghouse By-Laws also provide that the right of a director or officer to indemnification and advancement of expenses shall be a contract right and further provides procedures for the enforcement of such right.

     Westinghouse has purchased directors' and officers' liability insurance policies indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with Westinghouse or its subsidiaries as directors and officers.

     The provisions of the DGCL regarding indemnification are substantially similar to those of the PBCL. The Infinity Charter and the Infinity By-Laws provide for indemnification of directors and officers of Infinity to the maximum extent permitted under the DGCL. The Infinity By-Laws further provide for the advancement of certain expenses in accordance with the DGCL, subject to certain limitations, including the delivery of an undertaking to reimburse all amounts so advanced to which a person is determined by a court not to be entitled.

ANTI-TAKEOVER PROVISIONS

     Chapter 25 of the PBCL contains several anti-takeover provisions which apply to "registered" corporations, including Westinghouse.

     Transactions with Interested Shareholders. Section 2538 of the PBCL provides that if (i) an "interested shareholder" (as such term is defined in the PBCL) of a "registered" corporation (together with others acting jointly or in concert therewith and affiliates thereof) is to be a party to a merger or consolidation, a share exchange or certain sales of assets involving such corporation or a subsidiary thereof; (ii) such interested shareholder is to receive a disproportionate amount of any of the securities of any corporation surviving or resulting from a division of such corporation; (iii) such interested shareholder is to be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) such interested shareholder's percentage of voting or economic share interest in such corporation is materially increased relative to substantially all other shareholders in a reclassification; then the transactions being proposed must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all shareholders (other than the interested shareholder) are entitled to cast with respect to such transaction, excluding all such voting shares beneficially owned by such interested shareholder. Such special voting requirement does not apply if the transaction being proposed has been approved in a prescribed manner by such corporation's board of directors or certain other conditions (including the amount of consideration to be paid to certain shareholders) are satisfied or the transaction involves certain subsidiaries.

     Section 2555 of the PBCL may apply to a transaction between a registered corporation and an interested shareholder thereof, notwithstanding that Section 2538 is also applicable. Section 2555 prohibits such a corporation from engaging in a "business combination" (as such term is defined in the PBCL) with an interested shareholder unless: (i) the board of directors of such corporation gives prior approval to the proposed transaction or gives prior approval to the interested shareholder's acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum "fair price" for their shares in the transaction, and the other conditions of Section 2556 of the PBCL are met, (iii) holders of all outstanding common stock approve the transaction,
(iv) no earlier than 5 years after the interested shareholder acquired the 20%, a majority of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than 5 years after the interested shareholder acquired the 20%, a majority of all the shares approve the transaction, all shareholders receive a minimum "fair price" for their shares (as set forth in Section 2556 of the PBCL), and certain other conditions are met.

     Stockholder "Put" in Control Transactions. Under Sections 2542 through 2548 of the PBCL, when a person or group of persons acting in concert holds 20% of the shares of a registered corporation entitled to vote in the election of directors (a "control group"), on the occurrence of the transaction that makes the group a control group, any other stockholder of the registered corporation who objects can, under procedures set forth in the statute, require the control group to purchase his or her shares at "fair value" as defined in the PBCL.

     Certain Share Acquisitions. The PBCL also contains certain provisions applicable to a "registered" corporation such as Westinghouse which, under certain circumstances, permit a corporation to redeem Control Shares (as defined in the PBCL), remove the voting rights of Control Shares and require the disgorgement of profits by a Controlling Person (as defined in the PBCL). The Westinghouse By-Laws expressly provide that each such provision shall not be applicable to Westinghouse.

     Section 203 of the DGCL applies to a broad range of business combinations (as defined in the DGCL) between a Delaware corporation and an interested stockholder (as defined). The DGCL definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (i) the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and by certain employee stock plans, or (iii) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

RIGHTS OF INSPECTION

     Under both the PBCL and the DGCL, every stockholder, upon proper written demand stating the purpose thereof, may inspect the corporate books and records during usual business hours as long as such inspection is for a proper purpose and during normal business hours. Under both statutes, a "proper purpose" is any purpose reasonably related to the interest of the inspecting person as a stockholder.

LIQUIDATION RIGHTS

     The rights of the holders of Westinghouse Common Stock upon the liquidation or dissolution of Westinghouse are substantially the same as the holders of Infinity Common Stock upon the liquidation or dissolution of Infinity. See "DESCRIPTION OF INFINITY CAPITAL STOCK" and "DESCRIPTION OF WESTINGHOUSE CAPITAL STOCK--Common Stock".

CASE LAW AND COURT SYSTEMS

     There is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretation does not yet exist in Pennsylvania. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the DGCL. In Pennsylvania, matters arising under the PBCL are adjudicated by the general state courts. As a result of these factors, there may be less certainty as to the outcome of matters governed by the PBCL, and therefore it may be more difficult to obtain legal guidance as to such matters, than would be the case under Delaware law.

                            BUSINESS OF WESTINGHOUSE

     Westinghouse is a diversified, global company which engages in a wide variety of businesses through its Westinghouse/CBS Group and its Industries & Technology Group. The Westinghouse/CBS Group combines the broadcasting operations of CBS, which the Company acquired in 1995, and Group W Broadcasting. The Industries & Technology Group provides services, fuel and equipment for the nuclear energy market, services and equipment for the power generation market, transport temperature control equipment, management services at government-owned facilities, and communication and information systems. In addition, Westinghouse has classified a number of businesses as Discontinued Operations. Included in Discontinued Operations are financial services, which is being liquidated, and a number of other businesses which are being sold. In March of 1996, Westinghouse classified its environmental services line of business as Discontinued Operations. See Westinghouse's Annual Report on Form 10-K for the year ended December 31, 1995.

Westinghouse/CBS Group

     The Westinghouse/CBS Group includes the CBS Television Network; CBS Entertainment, News and Sports; the CBS Station Group; CBS Production and Distribution; Group W Satellite Communications ("GWSC"); and CBS Telenoticias.

     Through the CBS Television Network, the Westinghouse/CBS Group distributes a comprehensive schedule of news and public affairs broadcasts, entertainment and sports programming and feature films to over 200 independently-owned affiliated stations and its 18 owned and operated television stations, which in the aggregate serve the 50 states and the District of Columbia, and to certain overseas affiliated stations. The CBS Television Network is responsible for sales of advertising time for the CBS Television Network broadcasts and related merchandising and sales promotion activities.

     The CBS Entertainment division produces and otherwise acquires entertainment series and other programs for all time periods, and acquires feature films for distribution by the CBS Television Network for broadcast. The CBS News division operates a worldwide news gathering and production organization which produces regularly scheduled news and public affairs broadcasts and special reports for the CBS Television and Radio Station Groups. The CBS Sports division produces and otherwise acquires sports programs for distribution by the television network for broadcast.

     The CBS Station Group includes the CBS Television Station and the CBS Radio Station Groups. The CBS Television Station Group operates and serves as national sales representative for the 14 owned television stations. The larger markets served by the owned television stations include New York, Los Angeles, Chicago, Philadelphia, San Francisco and Boston. The CBS Radio Station Group operates 18 owned AM radio stations and 21 owned FM radio stations. The division also serves as broadcast sales representative for independently owned AM and FM radio stations and operates the CBS Radio Network, which serves approximately 585 affiliated stations nationwide.

     CBS Production and Distribution produces and distributes syndicated and off-network programming for the domestic and international marketplace.

     GWSC is the Westinghouse/CBS Group's cable television programming, satellite distribution and new media division. GWSC provides marketing and advertising for two country music entertainment channels.

     CBS Telenoticias, which was acquired by Westinghouse in June 1996, is the world's leading Spanish-language news channel. It provides 24-hour Spanish-language news services in Latin America and Spain and is distributed to over 200 million homes in 22 countries.

Industries & Technology Group

     The Industries & Technology Group consists of the following businesses:
Power Systems, Thermo King, Government Operations, Communication & Information Systems, and Other Businesses.

     Power Systems. The Power Systems segment consists of the Energy Systems and Power Generation Business Units which together serve the worldwide market for electrical power generation.

     The Energy Systems Business Unit primarily serves the worldwide nuclear energy market through three major areas: operating plant, process control and new plant. About 40% of the world's operating commercial nuclear power plants incorporate Westinghouse technology. The business unit supplies a wide range of operating plant services, ranging from performance based maintenance programs to new products and services that enhance plant performance. It also has complete capabilities for supplying customers with nuclear fuel for pressurized water reactors. The business unit designs and develops process control systems for nuclear as well as fossil-fueled power plants and industrial facilities. The business unit is actively marketing new nuclear power plans and components for new plants to the worldwide market. The business unit is also working with government agencies and industry leaders to revitalize the nuclear energy option, and is developing a simplified nuclear power plan design that incorporates passive safety systems.

     The Power Generation Business Unit designs, manufactures and services steam turbine-generators for nuclear and fossil-fueled power plants and combustion turbine-generators for natural gas and oil-fired power plants, and constructs turnkey power plants worldwide. In addition to serving the electric utility industry, the business unit supplies power generation equipment and independent power producers and supplies power generation equipment and services to other non-utility customers.

     Thermo King. Thermo King Company manufactures a complete line of transport temperature control equipment, including units and service parts for trucks, trailers, seagoing containers, buses and rail cars, and it supplies mapping software for the truck industry through its Innovating Computing Corporation subsidiary.

     Government Operations. Government Operations performs management services at certain government-owned facilities and at U.S. naval nuclear reactors programs.

     Through certain subsidiaries and divisions of Westinghouse's Government Operations, Westinghouse manages certain government-owned facilities under contracts with the United States Department of Energy. The principal mission at these sites is cleanup, waste management and the safe management of the nation's nuclear materials inventory.

     The government-funded U.S. naval nuclear reactors programs consist of Westinghouse's Navy nuclear and technical support businesses.

     Communication & Information Systems. The Communication and Information Systems Company was formed in November 1995 to focus attention on a number of smaller, yet high-potential businesses in the areas of security, network communications and wireless communications.

     Additional information concerning Westinghouse is included in the documents incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                              BUSINESS OF INFINITY

     Infinity is one of the largest owners and/or operators of radio stations in the United States. Infinity currently owns and/or operates 44 radio stations serving 13 of the nation's largest radio markets.

     Historically, Infinity's overall strategy has been to acquire, develop and operate radio stations in the nation's largest radio revenue markets. Infinity believes that its presence in large markets makes it attractive to advertisers and that the overall diversity of its stations reduces its dependence on any single station, local economy or advertiser. Infinity also believes that by serving major markets, it is able to attract highly skilled management, employees and on-air talent.

     In developing its stations, Infinity takes a variety of actions to improve a station's operating cash flow (i.e., operating income plus depreciation and amortization), including instituting strict financial reporting requirements and cost controls, directing promotional activities, developing programming to improve the station's appeal to a targeted audience group and enhancing advertising sales efforts. In particular, Infinity emphasizes increasing local advertising revenues in order to reduce dependence on national advertising revenues.

     The overall mix of a station's programming is designed to fit each station's specific format and serve its local community. Infinity's overall programming strategy includes acquiring significant on-air talent and sports franchises for its radio stations. Infinity believes that this strategy, in addition to developing loyal audiences for its radio stations, enables Infinity to obtain additional revenues, including revenues from syndicating such programming franchises to other radio stations. In addition to their regular programming, all of Infinity's stations provide non-entertainment programming, such as news and public affairs broadcasts.

     In addition to its radio industry activities described above, Infinity participates in the out-of-home media business through its wholly owned subsidiary TDI, which Infinity acquired in March 1996. TDI is one of the largest out-of-home media companies in the U.S., operating some 100 franchises, the majority of which are in large metropolitan areas. TDI sells space on various media including buses, trains, train platforms and terminals throughout commuter rail systems, on painted billboards, on thirty-sheet billboards and on phone booths. TDI also has the franchise to manage advertising space within the London Underground and on certain London buses and has the exclusive rights to all transit advertising in Ireland.

     Infinity also has a minority equity investment in Westwood One, which it manages pursuant to a management agreement. Westwood One is America's largest producer and distributor of radio programming, and is the parent company of the NBC Radio Networks Mutual Broadcasting System, and Westwood One Radio Networks. Westwood One's award-winning News, Sports, Talk and Entertainment programming, along with its 24-hour satellite formats and CNN Radio, air on over 6,000 radio stations around the world. Infinity's affiliation with Westwood One enables it to expand its presence in the radio program distribution business while simultaneously enhancing the programming lineups of Westwood One.

     Additional information concerning Infinity is included in the documents incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                             STOCKHOLDER PROPOSALS



     A stockholder of Westinghouse who intends to present a proposal at the 1997 annual meeting of stockholders for inclusion in Westinghouse's proxy statement and form of proxy relating to such meeting must submit such proposal by November 12, 1996.



     A stockholder of Infinity who intends to present a proposal at the 1997 annual meeting of stockholders for inclusion in Infinity's proxy statement and form of proxy relating to such meeting must submit such proposal by January 21, 1997. In the event the Merger is consummated, there will be no 1997 annual meeting of stockholders of Infinity.


                                    EXPERTS

     The consolidated financial statements of Westinghouse and its subsidiaries incorporated in this Proxy Statement/Prospectus by reference to the restated consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in Westinghouse's Current Report on Form 8-K dated September 19, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements and consolidated financial statement schedule of Infinity and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, have been incorporated by reference in this Proxy Statement/Prospectus in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Alliance Broadcasting, L.P. and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995 incorporated in this Proxy Statement/Prospectus by reference to the Current Report on Form 8-K/A of Infinity dated April 1, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of TDI and subsidiaries incorporated in this Proxy Statement/ Prospectus by reference to the audited historical consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in Infinity's Form 8-K/A dated May 15, 1996, have been so incorporated in this Proxy Statement/Prospectus in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The combined financial statements of the operating subsidiaries of Granum Holdings, L.P., incorporated in this Proxy Statement/Prospectus by reference to Infinity's Form 8-K/A dated September 5, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS


     The validity of the shares of Westinghouse Common Stock being offered hereby is being passed upon for Westinghouse by Louis J. Briskman, Esq. Mr. Briskman beneficially owned 240,385 shares of Westinghouse Common Stock as of the Westinghouse Record Date (including 238,490 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Westinghouse Record Date).


     Cravath, Swaine & Moore, counsel to Westinghouse, and Debevoise & Plimpton, counsel to Infinity, have delivered opinions concerning certain Federal income tax consequences of the Merger. See "THE MERGER AGREEMENT --Conditions to the Obligations of Westinghouse and Sub," "--Conditions to the Obligations of Infinity" and "THE MERGER--Certain Federal Income Tax Consequences."

                   ANNEXES TO THE PROXY STATEMENT/PROSPECTUS

ANNEX I      AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 20, 1996, AS AMENDED (COMPOSITE
             CONFORMED COPY)
ANNEX II     STOCKHOLDER AGREEMENT DATED AS OF JUNE 20, 1996, AS AMENDED (COMPOSITE
             CONFORMED COPY)
ANNEX III    OPINION OF CHASE SECURITIES, INC.
ANNEX IV     OPINION OF SALOMON BROTHERS INC
ANNEX V      OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                                            ANNEX I -- COMPOSITE
                                                                 CONFORMED COPY*

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       WESTINGHOUSE ELECTRIC CORPORATION,
                              R ACQUISITION CORP.

                                      AND

                       INFINITY BROADCASTING CORPORATION

                           DATED AS OF JUNE 20, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* This Composite Conformed Copy reflects an amendment which was entered into on September 20, 1996, relating to the treatment of warrants to purchase shares of Infinity Class C Common Stock and certain other minor technical matters.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                          ARTICLE I
                                         The Merger
SECTION 1.01.   The Merger............................................................    I-1
SECTION 1.02.   Closing...............................................................    I-2
SECTION 1.03.   Effective Time........................................................    I-2
SECTION 1.04.   Effects of the Merger.................................................    I-2
SECTION 1.05.   Certificate of Incorporation and By-laws..............................    I-2
SECTION 1.06.   Directors.............................................................    I-2
SECTION 1.07.   Officers..............................................................    I-2
                                         ARTICLE II
                Effect of the Merger on the Capital Stock of the Constituent
                           Corporations; Exchange of Certificates
SECTION 2.01.   Effect on Capital Stock...............................................    I-3
SECTION 2.02.   Exchange of Certificates..............................................    I-3
                                         ARTICLE III
                               Representations and Warranties
SECTION 3.01.   Representations and Warranties of the Company.........................    I-5
SECTION 3.02.   Representations and Warranties of Parent and Sub......................   I-13
                                         ARTICLE IV
                          Covenants Relating to Conduct of Business
SECTION 4.01.   Conduct of Business...................................................   I-18
SECTION 4.02.   No Solicitation.......................................................   I-20
                                          ARTICLE V
                                    Additional Agreements
SECTION 5.01.   Preparation of the Form S-4 and the Joint Proxy Statement;
                  Stockholders Meetings...............................................   I-21
SECTION 5.02.   Letters of the Company's Accountants..................................   I-21
SECTION 5.03.   Letters of Parent's Accountants.......................................   I-22
SECTION 5.04.   Access to Information; Confidentiality................................   I-22
SECTION 5.05.   Reasonable Efforts....................................................   I-22
SECTION 5.06.   Stock Options; Warrants...............................................   I-23
SECTION 5.07.   Benefit Plans.........................................................   I-25
SECTION 5.08.   Indemnification, Exculpation and Insurance............................   I-25
SECTION 5.09.   Fees and Expenses.....................................................   I-25
SECTION 5.10.   Public Announcements..................................................   I-25
SECTION 5.11.   Affiliates............................................................   I-26
SECTION 5.12.   NYSE Listing..........................................................   I-26
SECTION 5.13.   Stockholder Litigation................................................   I-26
                                         ARTICLE VI
                                    Conditions Precedent
SECTION 6.01.   Conditions to Each Party's Obligation to Effect the Merger............   I-26
SECTION 6.02.   Conditions to Obligations of Parent and Sub...........................   I-27
SECTION 6.03.   Conditions to Obligation of the Company...............................   I-28

                                                                                         PAGE
                                                                                         ----
                                         ARTICLE VII
                              Termination, Amendment and Waiver
SECTION 7.01.   Termination...........................................................   I-28
SECTION 7.02.   Effect of Termination.................................................   I-29
SECTION 7.03.   Amendment.............................................................   I-29
SECTION 7.04.   Extension; Waiver.....................................................   I-29
SECTION 7.05.   Procedure for Termination, Amendment, Extension or Waiver.............   I-30
                                        ARTICLE VIII
                                     General Provisions
SECTION 8.01.   Nonsurvival of Representations and Warranties.........................   I-30
SECTION 8.02.   Notices...............................................................   I-30
SECTION 8.03.   Definitions...........................................................   I-31
SECTION 8.04.   Interpretation........................................................   I-31
SECTION 8.05.   Counterparts..........................................................   I-32
SECTION 8.06.   Entire Agreement; No Third Party Beneficiaries........................   I-32
SECTION 8.07.   Governing Law.........................................................   I-32
SECTION 8.08.   Assignment............................................................   I-32
SECTION 8.09.   Enforcement...........................................................   I-32

          AGREEMENT AND PLAN OF MERGER dated as of June 20, 1996, among WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Parent"), R ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and INFINITY BROADCASTING CORPORATION, a Delaware corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Class A Common Stock, par value $.002 per share, of the Company ("Company Class A Common Stock"), each issued and outstanding share of Class B Common Stock, par value $.002 per share, of the Company ("Company Class B Common Stock") and each issued and outstanding share of Class C Common Stock, par value $.002 per share, of the Company ("Company Class C Common Stock" and, together with the Company Class A Common Stock and the Company Class B Common Stock, the "Company Common Stock"), in each case other than shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c));

     WHEREAS as a condition of the willingness of Parent to enter into this Agreement, those individuals and trusts set forth on Schedule A attached to the Stockholder Agreement (as defined below), as the holders of all the outstanding Company Class B Common Stock (the "Principal Stockholders"), have entered into the Stockholder Agreement dated as of the date hereof (the "Stockholder Agreement") with Parent, which provides, among other things, that, subject to the terms and conditions thereof, each Principal Stockholder will vote his or its shares of Company Common Stock in favor of the Merger and the approval and adoption of this Agreement;

     WHEREAS the Board of Directors of the Company has approved the terms of the Stockholder Agreement;

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     (b) At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 8.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     (c) If at any time prior to the Effective Time Parent creates a new public holding company that becomes the sole shareholder of Parent (the "Holding Company"), the Holding Company shall be substituted for Parent for all purposes hereunder (and shares of common stock of the Holding Company will be issued as the Merger Consideration in the same manner and amount as shares of Parent Common Stock (as defined in Section 2.01(c)) would have otherwise been issued hereunder), and the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 6.01, 6.02 and 6.03) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.01, at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Articles FOUR, FIVE and SIX thereof read in their entirety as follows:

                                 "ARTICLE FOUR

                               CAPITAL STRUCTURE

     The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $1.00 per share (the "Common Stock").

                                  ARTICLE FIVE

                            [INTENTIONALLY OMITTED]

                                  ARTICLE SIX

                           [INTENTIONALLY OMITTED]".

     As so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive 1.71 (the "Conversion Number") fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and cash, if any, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

     (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions List (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source) on the Closing Date.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d))), any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. Except as set forth with respect to a specifically identified representation and warranty on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and each of its significant subsidiaries (as defined in Section 8.03) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its significant subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03(c)) on the Company. The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or comparable organizational documents) of its significant subsidiaries, in each case as amended to date.

          (b) Subsidiaries. As of the date hereof, the Company Disclosure Schedule sets forth a true and complete list of each subsidiary of the Company. All the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 shares of Company Class A Common Stock, 17,500,000 shares of Company Class B Common Stock and 30,000,000 shares of Company Class C Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Company Preferred Stock"). Immediately following the Company's 1996 annual meeting, which is scheduled for July 10, 1996, the number of authorized shares of Company Class A Common Stock will increase to 300,000,000, if such increase is approved by the Company's stockholders. At the close of business on June 12, 1996, (i) 76,337,396 shares of Company Class A

     Common Stock were issued and outstanding, (ii) 8,310,465 shares of Company Class B Common Stock were issued and outstanding, (iii) 1,116,257 shares of Company Class C Common Stock were issued and outstanding, (iv) no shares of Company Preferred Stock were issued and outstanding, (v) 4,320,517 shares of Company Class A Common Stock and no shares of Company Class B Common Stock or Company Class C Common Stock were held by the Company in its treasury, (vi) 10,626,503 shares of Company Class A Common Stock and 9,135,317 shares of Company Class B Common Stock were reserved for issuance pursuant to the Stock Plans (as defined in Section 5.06), (vii) 8,310,465 and 1,116,257 shares of Company Class A Common Stock were reserved for issuance upon conversion of the Company Class B Common Stock and Company Class C Common Stock, respectively, each of which are convertible on a one-for-one basis into shares of Company Class A Common Stock, (viii) 72,989 shares of Company Class A Common Stock and 20,104,934 shares of Company Class C Common Stock were reserved for issuance upon exercise of all outstanding warrants of the Company (the "Company Warrants") and (ix) 270,865 shares of Company Class A Common Stock and 37,988 shares of Company Class B Common Stock were reserved for issuance pursuant to outstanding deferred share awards under the Company's Deferred Share Plan. Except as set forth above, at the close of business on June 12, 1996, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights or rights (other than the Employee Stock Options (as defined in Section 5.06)) to receive shares of Company Common Stock on a deferred basis granted under the Stock Plans or otherwise. The Company Disclosure Schedule sets forth a complete and correct list, as of June 12, 1996, of the holders of all Employee Stock Options, the number of shares subject to each such option and the exercise prices thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, and except for options that may be granted as permitted under clause (z) of Section 4.01(a)(ii), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. There are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries. As of the date of this Agreement, the Principal Stockholders are the record owners of a number of shares of Company Common Stock that in the aggregate constitutes a majority of the votes entitled to be cast at the Company Stockholders Meeting (as defined in Section 5.01(b)).

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.01(l)) with respect to the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses
     (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement or the Stockholder Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Stockholders Meeting (such proxy statement, together with the proxy statement relating to the Parent Shareholders Meeting (as defined in Section .01(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the Federal Communications Commission or any successor entity (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the "Communications Act"), including in connection with the transfer of the FCC Licenses (as defined in Section 3.01(s)) for the operation of the Licensed Facilities (as defined in Section 3.01(s)); (5) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on the Company.

          (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents (as defined in Section 3.01(g)), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed SEC Documents, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Filed SEC Documents"), since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change (as defined in Section 8.03(c)) in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company to any executive officer or other key employee of the Company of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (y) any granting by the Company to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on the Company or
     (vi) except insofar as may have been disclosed in the Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business.

          (h) Litigation. Except as disclosed in the Filed SEC Documents, there is no suit, action or proceeding (including any proceeding by or before the FCC other than proceedings to amend FCC rules of general applicability to the radio industry) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement or the Stockholder Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which could reasonably be expected to have, any effect referred to in clause (i),
     (ii) or (iii) above.

          (i) Absence of Changes in Benefit Plans. Except (x) as disclosed in the Filed SEC Documents or (y) for normal increases in the ordinary course of business consistent with past practice or as required by law, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its significant subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan providing material benefits to any current or former employee, officer or director of the Company or any of its significant subsidiaries. Without limiting the foregoing, except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan (as defined below), or in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, there exist no employment, consulting or severance agreements currently in effect between the Company and any current or former employee, officer or director of the Company providing for annual compensation or annual payments in excess of $250,000.

          (j) ERISA Compliance. (i) The Company has delivered or made available to Purchaser each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan"), each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its significant subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any of its subsidiaries (collectively, "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (z) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan.

          (ii) Each Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. To the knowledge of the Company, there are no investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings pending or threatened against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that, individually or in the aggregate, is reasonably likely to result in a material adverse effect on the Company.

          (iii) (1) There has been no application for waiver or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan and (2) no Pension Plan has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code.

          (iv) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification. The Company has delivered or made available to Parent a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. To the knowledge of the Company, no event has occurred that could subject any Pension Plan to tax under Section 511 of the Code.

          (v) (1) Neither the Company nor any of its significant subsidiaries has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that involves the assets of any Benefit Plan that is reasonably likely to subject the Company, any of its significant subsidiaries, any employee of the Company or its significant subsidiaries or, to the knowledge of the Company, a non-employee trustee, non-employee administrator or other non-employee fiduciary of any trust created under any Benefit Plan to the tax or penalty on prohibited trans-actions imposed by Section 4975 of the Code; (2) within the past five years, no Pension Plan that is subject to Title IV of ERISA has been terminated other than in a standard termination in accordance with Section 4041(b) of ERISA (a "Standard Termination") or, to the knowledge of the Company, has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) and no such Pension Plan is reasonably expected to be terminated other than in a Standard Termination; and (3) none of the Company, any of its significant subsidiaries or, to the knowledge of the Company, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Benefit Plan has breached the fiduciary duty provisions of ERISA or any other applicable law in a manner that, individually or in the aggregate, is reasonably likely to, result in a material adverse effect on the Company.

          (vi) As of the most recent valuation date for each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) (a "Defined Benefit Plan"), there was not any amount of "unfunded benefit liabilities" (based upon the plan's ongoing actuarial assumptions used for funding purposes as set forth in the most recent actuarial report or valuation) under such Defined Benefit Plan in excess of $5 million and the aggregate amount of all such unfunded benefit liabilities under all such Defined Benefit Plans as of such date did not exceed $20 million, and the Company is not aware of any facts or circumstances that would materially change the funded status of any such Defined Benefit Plan as of the date hereof available as of the date hereof. The Company has furnished to Parent the most recent actuarial report or valuation with respect to each Defined Benefit Plan. To the knowledge of the Company, the information supplied to the plan actuary by the Company and any of its subsidiaries for use in preparing those reports or valuations was complete and accurate in all material respects.

          (vii) No Commonly Controlled Entity has incurred any liability under Title IV of ERISA (other than for contributions not yet due to a Defined Benefit Plan and other than for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due), which liability, to the extent currently due, has not been fully paid as of the date hereof and would not, individually or in the aggregate, be reasonably likely to result in a material adverse effect on the Company.

          (viii) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject the Company to liability at any time after the date hereof.

          (ix) No Commonly Controlled Entity has withdrawn from any multiemployer plan where such withdrawal has resulted in any "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid.

          (x) Except as specifically provided in this Agreement, no employee of the Company or any of its subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement or as a result of the transactions contemplated by this Agreement.

          (k) Taxes. (i)Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on the Company. All returns filed by the Company and each of its subsidiaries are complete and accurate in all material respects to the knowledge of the Company. The Company and each of its subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the Company, and no requests for waivers of the time to assess any such taxes have been granted or are pending that individually or in the aggregate would have a material adverse effect on the Company. The statute of limitations on assessment or collection of any Federal income taxes due from the Company or any of its subsidiaries has expired for all taxable years of the Company or any of its subsidiaries through 1991. None of the assets or properties of the Company or any of its subsidiaries is subject to any tax lien, other than any such liens for taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with generally accepted accounting principles ("Permitted Tax Liens").

          (iii) As used in this Agreement, "taxes" shall include all Federal, state and local income, franchise, use, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, domestic or foreign, including any interest, penalties or additions with respect thereto.

          (l) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Company Common Stock, voting as a single class, at the Company Stockholders Meeting (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

          (m) State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement the provisions of Section 203 of the DGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreement or any of the transactions contemplated by this Agreement or the Stockholder Agreement and no provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its subsidiaries that may be acquired or controlled by Parent.

          (n) Labor Matters. Neither the Company nor any of its subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of its subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Company and its subsidiaries. No strike or other labor dispute involving the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which would not have a material adverse effect on the Company.

          (o) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Stockholder Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses may be payable and all indemnification and other agreements related to the engagement of the persons to whom such fees may be payable.

          (p) Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

          (q) Compliance with Applicable Laws. Each of the Company and each of its subsidiaries has in effect all Federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the Company. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company.

          (r) Contracts; Debt Instruments. (i) Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company.

          (ii) The Company has made available to Parent (x) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred and (y) accurate information regarding the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication,
     (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments,
     (C) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (D) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (E) all capitalized lease obligations of such person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such person and (I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

          (s) FCC Licenses; Operations of Licensed Facilities. The Company and its subsidiaries have operated the radio stations for which the Company or any of its subsidiaries holds licenses from the FCC, in each case which are owned or operated by the Company and its subsidiaries (the "Licensed Facilities") in material compliance with the terms of the Permits issued by the FCC to the Company and its subsidiaries (the "FCC Licenses") (complete and correct copies of each of which have been made available to Parent), and in material compliance with the Communications Act. The Company and its subsidiaries have, since acquired by the Company, timely filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Licensed Facilities and have timely paid all FCC regulatory fees with respect thereto. The Company and each of its subsidiaries have, and are the authorized legal holders of, all FCC Licenses necessary or used in the operation of the businesses of the Licensed Facilities as presently operated. All such FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of the Company, each of its subsidiaries (or their respective predecessors) or their respective officers, employees or agents. As of the date hereof, no application, action or proceeding is pending for the renewal or material modification of any of the FCC Licenses and, to the best of the Company's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation, order of forfeiture or complaint against the Company or any of its subsidiaries relating to any of the Licensed Facilities that, if adversely decided, would have a material adverse effect on the Company (and the Company is not aware of any basis that would cause the FCC not to renew any of the FCC Licenses). There is not now pending and, to the Company's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the FCC Licenses that, if adversely decided, would have a material adverse effect on the Company (other than proceedings to amend FCC rules of general applicability to the radio industry).

     SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth with respect to a specifically identified representation and warranty on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent, Sub and Parent's significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Sub and Parent's significant subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its articles of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date hereof.

          (b) Capital Structure. The authorized capital stock of Parent consists of 630,000,000 shares of Parent Common Stock, which Parent proposes to increase pursuant to the Charter Amendment (as defined in Section 3.02(j)), subject to the Parent Shareholder Approval (as defined in Section 3.02(j)), and 25,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). At the close of business on June 18, 1996, (i) 419,550,580 shares of Parent Common Stock were issued and outstanding, (ii) 3,600,000 shares of Parent Preferred Stock, all denominated as Series C Conversion Preferred Stock, were issued and outstanding, (iii) 6,419,541 shares of Parent Common Stock were held by Parent in its treasury, (iv) 36,000,000 shares of Parent Common Stock were reserved for issuance pursuant to the conversion of the Series C Conversion Preferred Stock, (v) 51,379,144 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1993 Long Term Incentive Plan, Parent's 1991 Long Term Incentive Plan, Parent's 1984 Long Term Incentive Plan and Parent's Deferred Compensation and Stock Plan for Directors and other stock-based plans (the "Parent Stock Plans") and (vi) 5,000,000 shares of Parent Preferred Stock, all denominated as Series A Participating Preferred Stock (subject to increase and adjustment as set forth in the Rights Agreement and the Certificate of Designations attached as an exhibit thereto) were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Parent Preferred Stock pursuant to the Rights Agreement dated as of

     December 28, 1995, between Parent and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"). Except as set forth above, at the close of business on June 18, 1996, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and, subject to the Parent Shareholder Approval, all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. At the close of business on June 18, 1996, there were no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above or as otherwise contemplated by this Agreement, at the close of business on June 18, 1996, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. At the close of business on June 18, 1996, there were no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          (c) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject in the case of Parent to the Parent Shareholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent or Sub, as the case may be, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries under, (i) the articles or certificate of incorporation or by-laws of Parent, Sub or such other subsidiary, subject in the case of Parent to the Parent Shareholder Approval, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or such other subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or such other subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate would not (x) have a material adverse effect on Parent,
     (y) impair the ability of Parent and Sub to perform their respective obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement or the Stockholder Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act; (2) the filing with the SEC of the Form S-4, the Joint Proxy Statement relating to the Parent Shareholders Meeting and such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement;
     (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the FCC as may be required under the Communications Act, including in connection with the transfer of the FCC Licenses; (5) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Merger, upon exercise of the Company Warrants and under the Stock Plans to be listed on the NYSE; (6) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (7) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on Parent.

          (d) SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents (as defined in Section 3.02(f)), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed Parent SEC Documents, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to Parent's shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Joint Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, Parent has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in Parent, (ii) except for regular quarterly dividends (in an amount determined in a manner consistent with Parent's past practice) with customary record and payment dates, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any split, combination or reclassification of any Parent Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Parent Common Stock or (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on Parent; it being understood that, except for the creation of the holding company described in Section 1.01(c), the foregoing exception for matters disclosed in the Filed Parent SEC Documents shall not relate to any transaction contemplated by Parent's press release dated as of June 10, 1996, relating to the possible separation of Parent's broadcasting businesses from its other businesses.

          (g) Litigation. Except as disclosed in the Filed Parent SEC Documents, there is no suit, action or proceeding (including any proceeding by or before the FCC other than proceedings to amend FCC rules of general applicability to the radio industry) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) have a material adverse effect on Parent, (ii) impair the ability of Parent or Sub to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which could reasonably be expected to have, any effect referred to in clause (i), (ii) or (iii) above.

          (h) Brokers. No broker, investment banker, financial advisor or other person, other than Chase Securities Inc. and Salomon Brothers Inc, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Stockholder Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (i) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

          (j) Voting Requirements. The affirmative vote at the Parent Shareholders Meeting of the holders of a majority of the voting power of the outstanding shares of Parent Common Stock entitled to vote generally in an annual election of directors is the only vote of the holders of any class or series of Parent's capital stock necessary (i) to approve and adopt the amendment (the "Charter Amendment") to Parent's articles of incorporation to create a sufficient number of authorized shares of Parent Common Stock to permit the issuance of Parent Common Stock pursuant to the Merger (the "Share Issuance"). The affirmative vote at the Parent Shareholders Meeting of the holders of a majority of the votes cast is the only vote of the holders of any class or series of Parent's capital stock necessary to authorize, in accordance with the applicable rules of the NYSE, the Share Issuance, provided that the total number of votes cast at the Parent Shareholders Meeting with respect to the authorization of the Share Issuance represents more than fifty percent of the outstanding shares of Parent Common Stock entitled to vote generally in an annual election of directors. (The above-described approval of the Charter Amendment and authorization of the Share Issuance are referred to collectively herein as the "Parent Shareholder Approval.")

          (k) Taxes. (i) Each of Parent and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Parent. All returns filed by Parent and each of its subsidiaries are complete and accurate in all material respects to the knowledge of Parent. Parent and each of its subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. Of the net operating loss carryovers available to Parent's federal consolidated group as of January 1, 1996, no more than $100,000,000 are subject to "separate return limitation year" restrictions under Section 1502 of the Code.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Parent, and no requests for waivers of the time to assess any such taxes have been granted or are pending that individually or in the aggregate would have a material adverse effect on Parent. The Federal income tax returns of Parent and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through 1989. The statute of limitations on assessment or collection of any Federal income taxes due from Parent or any of its subsidiaries has expired for all taxable years of Parent or such subsidiaries through 1984. None of the assets or properties of Parent or any of its subsidiaries is subject to any tax lien other than Permitted Tax Liens.

          (l) Compliance with Applicable Laws. Each of Parent and each of its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on Parent. Except as disclosed in the Filed Parent SEC Documents, Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

          (m) Opinion of Financial Advisors. Parent has received the opinions of Chase Securities Inc. and Salomon Brothers Inc, in each case dated June 19, 1996, to the effect that, as of such date, the Conversion Number is fair to Parent from a financial point of view, and a signed copy of each such opinion has been delivered to the Company.

          (n) FCC Licenses; Operations of Parent Licensed Facilities. Parent and its subsidiaries have operated the radio stations for which Parent or any of its subsidiaries holds licenses from the FCC, in each case which are owned or operated by Parent and its subsidiaries (the "Parent Licensed Facilities") in material compliance with the terms of the Permits issued by the FCC to the Parent and its subsidiaries ("Parent FCC Licenses") (complete and correct copies of each of which have been made available to the Company), and in material compliance with the Communications Act. Parent and its subsidiaries have timely filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Parent Licensed Facilities and have timely paid all FCC regulatory fees with respect thereto. Parent and each of its subsidiaries have, and are the authorized legal holders of, all Parent FCC Licenses necessary or used in the operation of the businesses of the Parent Licensed Facilities as presently operated. All such Parent FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of Parent, each of its subsidiaries (or their respective predecessors) or their respective officers, employees or agents. As of the date hereof, no application, action or proceeding is pending for the renewal or material modification of any of the Parent FCC Licenses and, to the best of Parent's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation, order of forfeiture or complaint against Parent or any of its subsidiaries relating to any of the Parent Licensed Facilities that, if adversely decided, would have a material adverse effect on Parent (and Parent is not aware of any basis that would cause the FCC not to renew any of the Parent FCC Licenses). There is not now pending and, to Parent's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the Parent

     FCC Licenses that, if adversely decided, would have a material adverse effect on Parent (other than proceedings to amend FCC rules of general applicability to the radio industry).

          (o) FCC Qualifications. Parent and Sub are fully qualified under the Communications Act to be the transferees of control of the FCC Licenses, provided, however, that the parties recognize that the consummation of the Merger would cause Parent to exceed in certain cases (i) the limits on ownership of television and radio stations serving the same market imposed by the FCC's "one-to-a-market" rule, 47 C.F.R. Section 73.3555(c), and (ii) the numerical limits on local multiple radio station ownership imposed by
     Section 202(b) of the 1996 Telecommunications Act.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Conduct of Business. (a) Conduct of Business by the
Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations (including the Communications
Act). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (w) the issuance of Company Class A Common Stock or Company Class B Common Stock, as applicable, upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (x) the issuance of Company Class A Common Stock upon conversion of Company Class B Common Stock and Company Class C Common Stock in accordance with their present terms, (y) the issuance of Company Class A Common Stock, Company Class B Common Stock or Company Class C Common Stock, as applicable, upon the exercise of warrants of the Company outstanding on the date of this Agreement and in accordance with their present terms and (z) grants of options on Company Class A Common Stock to persons other than executive officers of the Company in the ordinary course of business consistent with past practice, and the issuance of Company Class A Common Stock upon exercise of such options, such options not to exceed an aggregate of 500,000 shares);

          (iii) other than as contemplated by the Company's proxy statement for its 1996 annual meeting, amend its certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) except as set forth in Section 4.01 of the Company Disclosure Schedule and subject to Section 4.01(c), acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole or (z) any broadcast radio stations (provided that any such acquisition pursuant to a swap of assets without the payment by the Company of a material amount of cash consideration along therewith shall require only consultation with, and not approval of, Parent);

          (v) except as set forth in Section 4.01 of the Company Disclosure Schedule and subject to Section 4.01(c), sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (x) any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to the Company and its subsidiaries taken as a whole or (y) any broadcast radio stations (provided that any such disposition pursuant to a swap without the payment by the Company of a material amount of cash consideration along therewith shall require only consultation with, and not approval of, Parent);

          (vi) except as set forth in Section 4.01 of the Company Disclosure Schedule (x) incur any indebtedness, except for borrowings for working capital purposes not in excess of $10 million at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between the Company and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

          (vii) make or agree to make any new capital expenditure or capital expenditures which in the aggregate are in excess of $5,000,000;

          (viii) make any tax election that could reasonably be expected to have a material adverse effect on the Company or settle or compromise any material income tax liability;

          (ix) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

          (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or

          (xi) authorize, or commit or agree to take, any of the foregoing actions.

     (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall not:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) with customary record and payment dates or (y) split, combine or reclassify any of its capital stock or, except for the creation of the holding company described in Section 1.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (ii) amend Parent's articles of incorporation or by-laws in a manner that would be materially adverse to the holders of Parent Common Stock;

          (iii) except as set forth in Section 4.01 of the Parent Disclosure Schedule and subject to Section 4.01(c), acquire or agree to acquire any broadcast radio stations (whether through merger or by purchase of assets or otherwise) (provided that any acquisition pursuant to a swap of assets without the payment by Parent of a material amount of cash consideration along therewith shall require only consultation with, and not approval of, the Company);

          (iv) except as set forth in Section 4.01 of the Parent Disclosure Schedule and subject to Section 4.01(c), sell or otherwise dispose of any broadcast radio station (provided that any such disposition pursuant to a swap without the payment by Parent of a material amount of cash consideration along therewith shall require only consultation with, and not approval of, the Company); or

          (v) authorize, or commit or agree to take, any of the foregoing actions.

     (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied. In addition, Parent and Sub, on the one hand, and the Company, on the other hand, further covenant that from and after the date hereof until the Effective Time, without the prior written consent of the Company or Parent, as the case may be, neither Parent nor Sub, on the one hand, nor the Company, on the other hand, shall, except as otherwise set forth in Section 4.01(c) of the Parent Disclosure Schedule or of the Company Disclosure Schedule, take any action that could reasonably be expected to impair or delay in any material respect obtaining the FCC Order (as defined in Section 6.01(b)) or complying with or satisfying the terms thereof.

     (d) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined in Section 8.03), (ii) enter into any agreement with respect to any takeover proposal or give any approval of the type referred to in
Section 3.01(m) with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that if at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited takeover proposal of the sort referred to in clause (x) of Section 8.03(g) that involves consideration to the Company's stockholders with a value that the Company's Board of Directors reasonably believes, after receiving advice from the Company's financial advisor, is superior to the consideration provided for in the Merger, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement to any person making such proposal and (y) participate in negotiations regarding such proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger or (y) approve or recommend, or propose to approve or recommend, any takeover proposal except in connection with a superior proposal (as defined in Section 8.03(g)) and then only at or after the termination of this Agreement pursuant to Section 7.01(c).

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.02, the Company promptly shall advise Parent orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal, the identity of the person making any such request, takeover proposal or inquiry and all the terms and conditions thereof. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders
Meetings. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Parent will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

     (b) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal. The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Section 4.02(b).

     (c) Parent will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of obtaining the Parent Shareholder Approval. Parent will, through its Board of Directors, recommend to its shareholders (i) the approval and adoption of the amendment to its articles of incorporation to increase the authorized number of shares of Parent Common Stock to permit the issuance of the Parent Common Stock pursuant to the Merger and (ii) to authorize, in accordance with the applicable rules of the NYSE, the issuance of Parent Common Stock pursuant to the Merger.

     (d) Parent and the Company will use reasonable efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same date and as soon as practicable after the date hereof.

     SECTION 5.02. Letters of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of KPMG Peat Marwick LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick LLP dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.03. Letters of Parent's Accountants. Parent shall use all reasonable efforts to cause to be delivered to the Company letters of KPMG Peat Marwick LLP, Price Waterhouse LLP and Coopers & Lybrand LLP, Parent's independent public accountants for the relevant periods prior to the date hereof, dated a date within two business days before the date on which the Form S-4 shall become effective and letters of KPMG Peat Marwick LLP, Price Waterhouse LLP and Coopers & Lybrand LLP dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.04. Access to Information; Confidentiality. Subject to the Confidentiality Agreement (as defined below), each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated as of June 12, 1996, between Parent and the Company (the "Confidentiality Agreement").

     SECTION 5.05. Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (including the FCC (the "FCC Application"), which the parties shall file as soon as practicable (and in any event within 30 days) after the date hereof) and the making of all necessary registrations and filings (including filings with Governmental Entities, such as those referred to in Sections 3.01(d)(1)-(5) and 3.02(c)(1)-(5)) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholder Agreement or the consummation of the transactions contemplated by this Agreement or the Stockholder Agreement (such as in connection with the transfer of the FCC Licenses), including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholder Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement or the Stockholder Agreement so as to render inadvisable the consummation of the Merger or (y) to result in the imposition of a condition or restriction of the type referred to in clause (ii),
(iii), (iv) or (v) of Section 6.02(d); provided further that Parent agrees to offer in the FCC Application and to accept the conditions contained in the proviso of Section 6.01(b).

     (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement.

     SECTION 5.06. Stock Options; Warrants. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding (x) employee and director stock options to purchase shares of Company Common Stock ("Employee Stock Options") granted under the Company's Stock Option Plan, and the Company's 1996 Long-Term Incentive Plan (if adopted by the Company's stockholders at the Company's 1996 annual meeting), in each case as amended and restated through the date hereof, or any other stock option plan, program, agreement or arrangement of the Company or its subsidiaries (collectively, the "Stock Plans") and (y) employee deferred share awards with respect to Company Common Stock ("Employee Deferred Shares" and, together with the Employee Stock Options, the "Employee Stock Awards") granted under the Company's Deferred Share Plan or any other deferred share plan, program, agreement or arrangement of the Company or its subsidiaries, in each case as amended or restated through the date hereof (collectively, the "Deferred Share Plans" and, together with the Stock Plans, the "Equity Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, (I) each Employee Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Employee Stock Option, including vesting and the rights of the holder under the terms of such Employee Stock Option, the same number of shares of Parent Common Stock as the holder of such Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Employee Stock Option in full immediately prior to the Effective Time (the "Deemed Parent Share Amount"), at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Employee Stock Option divided by (B) the aggregate Deemed Parent Share Amount with respect to such Employee Stock Option (each, as so adjusted, an "Adjusted Option"); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code and (II) each Employee Deferred Share outstanding immediately prior to the Effective Time shall be deemed to constitute a deferred share, subject to the same terms and conditions as were applicable under the Employee Deferred Share, including the rights of the holder under the terms of such Employee Deferred Share, with respect to the number of shares of Parent Common Stock that the holder of such Employee Deferred Share would have been entitled to receive pursuant to the Merger had such holder held the shares of Company Common Stock covered by such Employee Deferred Share directly immediately prior to the Effective Time; and

          (ii) subject to the consent of Parent, such consent not to be unreasonably withheld, make such other changes to the Equity Plans as the Company and Parent may determine appropriate to give effect to the Merger, including the amendment of the Stock Plans to permit the deferral of the payment of any shares of Parent Common Stock purchased upon the exercise of any Adjusted Stock Option identified on Section 5.06 of the Company Disclosure Schedule pursuant to the election of the holder thereof who is identified on Section 5.06 of the Company Disclosure Schedule but only to the extent any such amendment would not cause any amount that would otherwise be deductible by the Company or Parent to fail to be so deductible.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Employee Stock Awards appropriate notices setting forth such holders' rights pursuant to the respective Equity Plans and the agreements evidencing the grants of such Employee Stock Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger and the provisions of paragraphs
(a)(ii) and (e) of this Section 5.06). Parent shall comply with the terms of the Equity Plans and ensure, to the extent required by, and subject to the provisions of, the Stock Plans, that the Employee Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

     (c) Parent shall take such actions as are reasonably necessary for the assumption of the Equity Plans of the Company pursuant to Section 5.06(a), including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by Section 5.06(a). Upon or prior to the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to shares of Parent Common Stock subject to Employee Stock Awards and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such Employee Stock Awards (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Employee Stock Awards remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use its best efforts to administer the Equity Plans assumed pursuant to Section 5.06(a) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms and the terms of the related Stock Plan by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Stock Plan.

     (e) All restrictions or limitations on transfer and vesting with respect to Employee Stock Options awarded under the Stock Plans, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above, except that effective from and after the Effective Time the restrictions and limitations on the vesting of Employee Options held as of the date hereof by that individual listed on Section
5.06 of the Company Disclosure Schedule shall lapse and shall be of no further effect.

     (f) Parent shall cause the Surviving Corporation to deliver to each holder of Company Warrants to purchase shares of Company Class A Common Stock ("Company Class A Warrants") at or prior to the Effective Time the undertakings required by Section 6.3 of each warrant certificate (as in effect on the date hereof) that represents outstanding Company Class A Warrants.

     (g) Parent agrees at the Effective Time to exchange for each then outstanding Company Warrant to purchase shares of Company Class C Common Stock ("Company Class C Warrants") a number of shares of Parent Common Stock equal to
(i) the number of shares of Parent Common Stock that would have been issuable to the holder of such Company Class C Warrant pursuant to Section 2.01(c) had such Company Class C Warrant been exercised, pursuant to the terms thereof and immediately prior to the Effective Time, for shares of Company Class C Common Stock, less (ii) the number of shares of Parent Common Stock having an aggregate market value, determined by reference to the closing price of a share of Parent Common Stock on the NYSE Composite Transactions List (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source) on the Closing Date, equal to the exercise price of such Company Class C Warrant; provided, that the holder of a Company Class C Warrant entitled to receive shares of Parent Common Stock pursuant to this Section 5.06(g) shall receive cash in lieu of fractional shares of Parent Common Stock, in accordance with and subject to the terms of Section 2.02(e). The shares of Parent Common Stock issued in such exchange shall be duly authorized, validly issued, fully paid and nonassessable.

     SECTION 5.07. Benefit Plans. Except as provided in Section 5.06, Parent hereby agrees that for a period of one year immediately following the Closing, it shall, or shall cause the Surviving Corporation to, continue to maintain employee benefit plans, programs and policies for the employees of the Company and its subsidiaries which, in the aggregate, provide benefits that are no less favorable to those provided to them under such plans, programs and policies on the date hereof.

     SECTION 5.08. Indemnification, Exculpation and Insurance. Parent and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) and indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or cancelled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $581,660.

     SECTION 5.09. Fees and Expenses. (a) Except as provided below in this
Section 5.09, all fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) Parent's Expenses (as defined below) in an amount up to but not to exceed $20,000,000 and (y) $100,000,000 (the "Termination Fee") upon demand if (i) the Company terminates this Agreement pursuant to Section 7.01(c); or
(ii) Parent terminates this Agreement pursuant to Section 7.01(b)(i) or (b)(iv) at any time after a takeover proposal has been made and within one year after such a termination, the person that made the takeover proposal (or an affiliate thereof) completes a merger, consolidation or other business combination with the Company or a significant subsidiary of the Company, or the purchase from the Company or from a significant subsidiary of the Company of 20% or more (in voting power) of the voting securities of the Company or of 20% or more (in market value or book value) of the assets of the Company and its subsidiaries, on a consolidated basis. "Expenses" shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

     SECTION 5.10. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholder Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.11. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement in a form reasonably acceptable to Parent and the Company. The Company shall not register, and shall instruct its transfer agent not to register, the transfer of any certificate representing Company Common Stock held by a Principal Stockholder, unless such transfer is made in compliance with the terms of the Stockholder Agreement.

     SECTION 5.12. NYSE Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger, upon exercise of the Company Warrants and under the Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 5.13. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that Parent shall have the right to prevent the Company from entering into any such settlement without Parent's consent by agreeing to indemnify each director of the Company for the amount of his individual liability (whether as director or in another capacity), if any, arising from the underlying claim, net of insurance, that is in excess of the amount, if any, that such director would have been liable for under such settlement (whether as director or in another capacity).

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

          (b) FCC Order. The FCC shall have issued the FCC Order (as defined below) approving the applications for transfer of control of the FCC Licenses for the operation of the Licensed Facilities in connection with the Merger, and the FCC Order shall have been obtained without the imposition of any conditions or restrictions of the type referred to in
     Section 6.02(d)(ii), (iii), (iv) or (v) that are not acceptable to Parent in its sole discretion; provided that without triggering Parent's right to approve such conditions or restrictions, the FCC Order (i) may condition consummation of the Merger on Parent complying with the numerical limits on local multiple radio ownership imposed by Section 202(b) of the 1996 Telecommunications Act through receipt of a temporary waiver for a period of up to six months following the Effective Time or otherwise, and (ii) may grant Parent temporary, rather than permanent, waivers of the "one-to-a-market" rule, 47 C.F.R. Section 73.3555(c), so long as such temporary waivers shall remain in effect until at least six months following the effective date of FCC action concluding the ongoing rulemaking proceeding in MM Docket Nos. 91-221, 87-8 (FCC 94-322) and any successor rulemaking proceeding, including in particular a rulemaking initiated by the FCC in response to the 1996 Telecommunications Act, that considers the "one-to-amarket" rule. The "FCC Order" shall be an action by the FCC approving the transfer of the FCC Licenses for the operation of the Licensed Facilities pursuant to the Merger which, except in each case as may be waived in writing by Parent in its sole discretion, has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue the Parent Common Stock issuable pursuant to this Agreement.

          (f) NYSE Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement, upon exercise of the Company Warrants and under the Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

     SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (for all purposes of this Section 6.02(a) without giving effect to any "materiality" or "material adverse effect" limitations contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, have a material adverse effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Letters from Company Affiliates. Parent shall have received from each person identified in the letter referred to in Section 5.11 an executed copy of an agreement in a form reasonably acceptable to Parent and the Company.

          (d) No Litigation. There shall not be pending or threatened by any Governmental Entity other than the FCC any suit, action or proceeding (and there shall not be pending by any other person any suit, action or proceeding which has a reasonable likelihood of success), in each case (i) challenging the acquisition by Parent or Sub of any shares of capital stock of the Company or the Surviving Corporation, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as applicable, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as applicable, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as applicable, as a result of the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreement,
     (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, including the right to vote the Company Common Stock, or common stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to prohibit Parent and its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole, or (v) which otherwise could reasonably be expected to have a material adverse effect on the Company or Parent. In addition, there shall not be any statute, rule, regulation, judgment or order enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) through (iv) above.

          (e) Tax Opinions. Parent shall have received from Cravath, Swaine & Moore, counsel to Parent, on the date of the Joint Proxy Statement and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for Parent shall be entitled to rely upon representations of officers of Parent, Sub and the Company reasonably satisfactory in form and substance to such counsel.

          (f) Karmazin Employment Arrangements. The agreement dated as of the date hereof between Mel Karmazin and Parent relating to the terms of employment of Mel Karmazin by Parent, as amended from time to time, shall be in full force and effect and Parent shall not be aware of any basis that would reasonably be expected to cause such agreement to no longer be in full force and effect, in each case other than as a result of breach by Parent thereunder.

          (g) Compliance. After giving effect to the consummation of the Merger, the Company shall be in compliance with the provisions of any agreement referred to in Section 6.02(g) of the Company Disclosure Schedule.

     SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (for all purposes of this Section 6.03(a) without giving effect to any "materiality" or "material adverse effect" limitations contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations expressly relate to an earlier date (in which case as of such date), and except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, have a material adverse effect on Parent. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) Tax Opinions. The Company shall have received from Debevoise & Plimpton, counsel to the Company, on the date of the Joint Proxy Statement and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for the Company shall be entitled to rely upon representations of officers of Parent, Sub and the Company reasonably satisfactory in form and substance to such counsel.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Shareholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

             (i) if, upon a vote at a duly held Company Stockholders Meeting or Parent Shareholders Meeting or any adjournment thereof at which the Company Stockholder Approval or the Parent Shareholder Approval, as the case may be, shall have been voted upon, the Company Stockholder Approval or the Parent Shareholder Approval, as the case may be, shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before June 30, 1997, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 calendar days in the aggregate) during which any party shall be subject to a nonfinal order, injunction, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Company Stockholders Meeting or the Parent Shareholders Meeting;

             (iii) if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable; or

             (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) or Section 6.03(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

          (c) by the Company if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a superior proposal, (ii) the Company shall have given notice to Parent advising Parent that the Company has received a superior proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and that the Company intends to terminate this Agreement in accordance with this Section 7.01(c), (iii) either (A) Parent shall not have revised its takeover proposal within two business days from the time on which such notice is deemed to have been given to Parent, or (B) if Parent within such period shall have revised its takeover proposal, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's takeover proposal is superior to Parent's revised takeover proposal, and (iv) the Company, at the time of such termination, pays the Expenses and the Termination Fee in accordance with Section 5.09.

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(o), Section 3.02(h), the last sentence of Section 5.04, Section 5.09, this Section 7.02 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or the shareholders of Parent without the further approval of such stockholders or shareholders, as the case may be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or, except in the case of Sub or the Company, with respect to any amendment to this Agreement, the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent or Sub, to

          Westinghouse Electric Corporation
          11 Stanwix Street
          Pittsburgh, PA 15222
          Telecopy No.: (412) 642-5224

          Attention: Lou Briskman, Esq.

          with a copy to:

          Cravath, Swaine & Moore
          825 Eighth Avenue
          New York, NY 10019
          Telecopy No.: (212) 474-3700

          Attention: Peter S. Wilson, Esq.; and

      (b) if to the Company, to

          Infinity Broadcasting Corporation
          600 Madison Avenue
          New York, NY 10022
          Telecopy No.: (212) 355-4541

          Attention: Mr. Mel Karmazin

          with a copy to:

          Debevoise & Plimpton
          875 Third Avenue
          New York, NY 10022
          Telecopy No.: (212) 909-6836

          Attention: Richard D. Bohm, Esq.

     SECTION 8.03. Definitions. For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "indebtedness" has the meaning assigned thereto in Section 3.01(r)(ii);

          (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change, effect, event or occurrence that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence relating to the United States economy in general or to the United States radio broadcasting industry in general, and not specifically relating to the Company or Parent or their respective subsidiaries;

          (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (e) a "significant subsidiary" means any subsidiary of the Company or Parent, as applicable, that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC;

          (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (g) "superior proposal" means (x) a bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares and/or voting power of Company Common Stock then outstanding or all or substantially all the assets of the Company, and (y) otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger (based on the written opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay;

          (h) "takeover proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any more than 25% of the voting power of, or a substantial portion of the assets of, the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement; and

          (i) "taxes" has the meaning assigned thereto in Section 3.01(k)(iii).

     SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06 and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        WESTINGHOUSE ELECTRIC CORPORATION,

                                        by /s/ Fredric G. Reynolds
                                           ---------------------------------
                                           Name: Fredric G. Reynolds
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

                                        R ACQUISITION CORP.,

                                        by /s/ Louis J. Briskman
                                           ---------------------------------
                                           Name: Louis J. Briskman
                                           Title: Vice President

                                        INFINITY BROADCASTING CORPORATION,

                                        by /s/ Mel Karmazin
                                           ---------------------------------
                                           Name: Mel Karmazin
                                           Title: President and
                                                  Chief Executive Officer

                                                           ANNEX II -- COMPOSITE
                                                                 CONFORMED COPY*

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             STOCKHOLDER AGREEMENT

                                     AMONG

                       WESTINGHOUSE ELECTRIC CORPORATION

                                      AND

                       THE INDIVIDUALS AND OTHER PARTIES
                          LISTED ON SCHEDULE A HERETO

                           DATED AS OF JUNE 20, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


* This Composite Conformed Copy reflects two amendments which were entered into on September 20, 1996 and October 18, 1996, relating to certain technical matters and Section 4 of the Stockholder Agreement, respectively.

        STOCKHOLDER AGREEMENT dated as of June 20, 1996, among WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Parent"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

     WHEREAS Parent, R Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and INFINITY BROADCASTING CORPORATION, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS each Stockholder owns the number of shares of Class A Common Stock, par value $.002 per share, of the Company (the "Class A Common Stock") and of Class B Common Stock, par value $.002 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") set forth opposite his or its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement;

     NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

     1. Representations and Warranties of each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself or itself as follows:

          (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. If the Stockholder is married and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. Each Stockholder will execute a power of attorney in favor of at least two other Stockholders with respect to the matters covered by Sections 3(a) and (b) in the event of incapacity of any Stockholder.

          (b) The Subject Shares. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his or its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

     2. Representations and Warranties of Parent. (a) Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the articles of incorporation or by-laws of Parent, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent's property or assets.

     3. Covenants of each Stockholder. Until the termination of this Agreement in accordance with Section 7, each Stockholder, severally and not jointly, agrees as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other takeover proposal as such term is defined in Section 8.03(h) of the Merger Agreement (a "Takeover Proposal") or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of each class of Company Common Stock. Subject to Section 9, the Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) Except as provided in the immediately succeeding sentence of this
     Section 3(c), the Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal or (iii) convert (or cause to be converted) any of the Subject Shares consisting of Class B Common Stock into Class A Common Stock, and agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, the following Transfers (and any related conversions of Class B Common Stock into Class A Common Stock) shall be permitted at any time:

          (x) the Stockholder shall have the right, for estate planning purposes, to Transfer Subject Shares to a transferee if and only if such transfer will not result in the automatic conversion of Class B Common

     Stock to Class A Common Stock and only following the due execution and delivery to Parent by each transferee of a counterpart to this Agreement;

          (y) Mel Karmazin, a Stockholder identified on Schedule A attached hereto (the "Designated Stockholder"), shall have the right to Transfer (in the case of clauses (B) and (C) below, after first converting such shares to shares of Class A Common Stock) (A) 353,967 shares of Class A Common Stock to satisfy certain existing obligations, (B) up to 750,000 shares of Class B Common Stock in order to satisfy certain existing obligations and
     (C) up to that number of shares of Class B Common Stock as may be reasonably necessary to pay the reasonably estimated taxes incurred by the Designated Stockholder in connection with any exercise of options pursuant to Section 4(a), in each case so long as all such shares are acquired by the Designated Stockholder pursuant to exercises of options in respect of Class B Common Stock after the date hereof; and

          (z) Gerald Carrus and Michael A. Wiener, each Stockholders identified on Schedule A attached hereto (together with the Designated Stockholder, the "Principal Stockholders"), shall each have the right to Transfer up to 100,000 shares of Class B Common Stock (after first converting such shares to shares of Class A Common Stock).

          (d) Subject to the terms of Section 9, during the term of this Agreement, the Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Stockholder to,
     (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

          (e) Until after the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, each Stockholder shall pay to Parent on demand an amount equal to all profit (determined in accordance with Section 3(f)(ii)) of such Stockholder from the consummation of any Takeover Proposal that is consummated within two years of such termination.

          (ii) For purposes of this Section 3(f), the profit of any Shareholder from any Takeover Proposal shall equal (A) the aggregate consideration received by such Stockholder pursuant to such Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (B) the fair market value, on the date of disposition, of all Subject Shares of such Stockholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation less (C) the fair market value of the aggregate consideration that would have been issuable or payable to such Stockholder if he had received the Merger Consideration pursuant to the Merger Agreement as originally executed, valued as of immediately prior to the first public announcement by the Company of its intention to terminate the Merger Agreement to pursue a superior proposal as if the Merger had been consummated on the date of such public announcement.

          (iii) In the event that (x) prior to the Effective Time, a Takeover Proposal shall have been made and (y) the Effective Time of the Merger shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the "Original Merger Consideration"), each Stockholder shall pay to Parent on demand an amount in cash equal to the product of (i) the number of Subject Shares of such Stockholder and (ii) 100% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by the Stockholder as a result of the Merger, as amended, determined as of the Effective Time of the Merger, over (B) the fair market value of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

          (iv) For purposes of this Section 3(f), the fair market value of any non-cash consideration consisting of:

        (A) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of determination; and

        (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 3(f)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

          (v) Any payment of profit under this Section 3(f) shall (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent and (y) if paid through a mutually agreed transfer of securities, be paid through delivery of such securities, suitably endorsed for transfer.

     4. Additional Agreements of Designated Stockholder. (a) The Designated Stockholder owns validly issued and outstanding options and warrants to acquire a number of shares of Class A Common Stock and of Class B Common Stock, in each case as set forth opposite his name on Schedule A attached hereto. All such options and warrants are fully vested and freely exercisable by the Designated Stockholder to acquire any or all such shares at any time at his option; provided that the Designated Stockholder shall not take any action that would affect such full vesting or continued free exercisability and shall not Transfer such options and warrants except pursuant to Section 3(c)(y). The Designated Stockholder hereby agrees with Parent that, if so requested by Parent at a time and from time to time prior to when Parent believes the record date for a stockholder vote contemplated by Sections 3(a) or (b) is reasonably likely to arise and Parent reasonably believes such exercise will be necessary to ensure the required vote to approve the Merger, the Designated Stockholder will exercise such number of options and/or warrants as are sufficient, after giving effect to the exercises and any Transfers contemplated by Section 3(c)(y)(C), to ensure that the Subject Shares continue to represent a majority of the outstanding voting power of the outstanding capital stock of the Company entitled to vote on the matters referred to in Sections 3(a) and (b) (the "Sufficient Number"); provided, however, that, notwithstanding the foregoing, the Designated Stockholder shall not be obligated to exercise options and/or warrants under this Section 4(a) to the extent that the shortfall in reaching the Sufficient Number of votes results from the death of one or more of the Principal Stockholders. Any shares of Common Stock received by the Designated Stockholder upon such exercise shall automatically at such time become "Subject Shares" for all purposes hereunder


     (b) For a period of two years following the Effective Time, except as otherwise required by law and except for the Transfer during the second year of such two-year period of the greater of (i) up to 20% of the aggregate number of shares of Parent Common Stock received by the Designated Stockholder in the Merger in exchange for the Subject Shares of the Designated Stockholder or following the Effective Time upon the exercise of Adjusted Options or Company Warrants (the "Subject Parent Shares") or (ii) such number of Subject Parent Shares as may be reasonably necessary to pay the reasonably estimated taxes incurred by the Designated Stockholder in connection with the exercise of the portion of the options granted pursuant to that certain Stock Option Agreement dated as of June 27, 1988 between WCK Acquisition Corp. and the Designated Stockholder that remains unexercised as of October 18, 1996, the Designated Stockholder agrees not to Transfer, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any such Subject Parent Shares, provided he can transfer

Subject Parent Shares to his former spouse as part of the currently contemplated settlement so long as she agrees to be bound by the terms of this Section 4(b).


     5. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any holding company of Parent that may be created as contemplated by Section 1.01(c) of the Merger Agreement or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     7. Termination. This Agreement shall terminate upon the earlier of (a) 15 months from the date hereof or (b) the Effective Time of the Merger; provided, however, that the Company is not in breach of its obligations under the Merger Agreement and none of the Stockholders are in breach of their obligations under this Agreement, this Agreement shall terminate at the time the Merger Agreement is terminated (i) pursuant to Section 7.01(a) thereof, (ii) by the Company (A) pursuant to Section 7.01(b)(i) thereof as a result of the Parent Shareholder Approval not having been obtained or (B) pursuant to Section 7.01(b)(ii) thereof (unless a Takeover Proposal has been made), or (iii) (unless a Takeover Proposal has been made) otherwise pursuant to its terms solely because the FCC shall have issued a final, nonappealable order that fails to satisfy the conditions set forth in Section 6.01(b) (after giving effect to any waiver thereof by Parent). Notwithstanding the foregoing, Sections 3(f) and 4(b) shall survive the consummation of the Merger or the termination of the Merger Agreement for the respective periods of time specified therein.

     8. General Provisions.

          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

          (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     9. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

     10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

                                          WESTINGHOUSE ELECTRIC CORPORATION,

                                          By: /s/ FREDRIC G. REYNOLDS
                                            ------------------------------------
                                            Name: Fredric G. Reynolds
                                            Title: Executive Vice President
                                                   and Chief Financial Officer

                                          Stockholders:

                                          GERALD CARRUS

                                          By: /s/ GERALD CARRUS
                                             ----------------------------------
                                             Name: Gerald Carrus
                                             Title:

                                          JRSW PARTNERS, L.P.

                                          By: /s/ GERALD CARRUS
                                             ----------------------------------
                                             Name: Gerald Carrus
                                             Title:

                                          STEVEN D. CARRUS

                                          By: /s/ STEVEN D. CARRUS
                                             ----------------------------------
                                             Name: Steven D. Carrus
                                             Title:

                                          MICHAEL A. WIENER

                                          By: /s/ MICHAEL A. WIENER
                                             -----------------------------------
                                             Name: Michael A. Wiener
                                             Title:

                                          THE ZENA AND MICHAEL A. WIENER
                                          FOUNDATION

                                          By: /s/ MICHAEL A. WIENER
                                            ------------------------------------
                                            Name: Michael A. Wiener
                                            Title: Director & President

                                          ZENA WIENER

                                          By: /s/ ZENA WIENER
                                            ------------------------------------
                                            Name: Zena Wiener
                                            Title:

                                          ZENA WIENER 1994 TRUST

                                          By: /s/ ZENA WIENER
                                            ------------------------------------
                                            Name: Zena Wiener
                                            Title: Trustee

                                          THE MICHAEL WIENER 1993 TRUST

                                          By: /s/ MICHAEL A. WIENER
                                            ------------------------------------
                                            Name: Michael A. Wiener
                                            Title: Trustee

                                          MEL KARMAZIN

                                          By: /s/ MEL KARMAZIN
                                            ------------------------------------
                                            Name: Mel Karmazin
                                            Title:

                                   SCHEDULE A

                                         SHARES OF      SHARES OF
                                          CLASS A        CLASS B        OPTIONS AND
                 NAME                   COMMON STOCK   COMMON STOCK   DEFERRED SHARES   WARRANTS
                 ----                   ------------   ------------   ---------------   --------
Gerald Carrus                                   --       3,897,027              --          --
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022
JRSW Partners, L.P.                             --         225,000              --          --
  (Carrus family limited partnership)
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022
Steven D. Carrus                                --             750              --          --
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022
Michael A. Wiener                               --       3,164,976              --          --
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022
The Zena and Michael A. Wiener                  --          63,000              --          --
  Foundation
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022
Zena Wiener                                     --          14,344              --          --
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022
The Zena Wiener 1994 Trust                      --         165,657              --          --
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022
The Michael Wiener 1993 Trust                   --         163,504              --          --
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022
Mel Karmazin                               353,967         616,207       5,985,480      72,989
  c/o Infinity Broadcasting
  Corporation
  600 Madison Avenue
  New York, New York 10022

                                  [CHASE LOGO]

CHASE SECURITIES INC.
270 Park Avenue
New York, NY 10017-2070
                                                                       ANNEX III

June 19, 1996

Board of Directors
Westinghouse Electric Corporation
Westinghouse Building
11 Stanwix Street
Pittsburgh, PA 15222

Members of the Board:

     You have informed us that Westinghouse Electric Corporation ("Westinghouse"), R Acquisition Corp. ("Sub") and Infinity Broadcasting Corporation (the "Subject Company") propose to enter into an Agreement and Plan of Merger dated as of June 19, 1996 (the "Merger Agreement"), which provides, among other things, for the merger of Sub with and into the Subject Company (the "Merger"), as a result of which the Subject Company will become a wholly-owned subsidiary of Westinghouse. As set forth more fully in the Merger Agreement, as a result of the Merger, each share of Class A Common Stock, Class B Common Stock and Class C Common Stock, each par value of $.002 per share, of the Subject Company (collectively, the "Subject Company Common Stock") will be converted into the right to receive 1.71 shares (the "Exchange Ratio") of Common Stock, par value $1.00 per share, of Westinghouse (the "Westinghouse Common Stock"). You have also informed us that the Merger is expected to be tax-free to each of Westinghouse and the Subject Company and their respective shareholders.

     You have requested that we render our opinion as to the fairness, from a financial point of view, to Westinghouse of the Exchange Ratio in the Merger.

     In arriving at the opinion set forth below, we have, among other things:

     (a) reviewed a draft of the Merger Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

     (b) reviewed certain publicly available business and financial information that we deemed relevant relating to Westinghouse and the Subject Company and the respective industries in which they operate;

     (c) reviewed certain internal non-public financial and operating data provided to us by the managements of Westinghouse and the Subject Company relating to such businesses, including certain forecast and projection information as to future financial results of such businesses;

     (d) discussed with members of Westinghouse's and the Subject Company's senior managements, Westinghouse's and the Subject Company's operations, historical financial statements and future prospects, before and after giving effect to the Merger, as well as their views of the business, operational and strategic benefits and other implications of the Merger;

     (e) compared the financial and operating performance of Westinghouse and the Subject Company with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of the Westinghouse Common Stock, the Subject Company Common Stock and certain publicly traded securities of such other companies;

     (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

                                      III-1

     (g) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available for purposes of this opinion. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Westinghouse or the Subject Company, nor have we conducted a physical inspection of the properties and facilities of Westinghouse or the Subject Company. We have assumed that the financial forecast and projection information provided to us by Westinghouse and the Subject Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of Westinghouse and the Subject Company as to the future financial performance of Westinghouse or the Subject Company, as the case may be. We express no view as to such forecast or projection information or the assumptions on which they were based.

     For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Westinghouse or the Subject Company are party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Westinghouse of the Merger.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to Westinghouse of the Exchange Ratio in the Merger and we express no opinion as to the merits of the underlying decision by Westinghouse to engage in the Merger. This opinion does not constitute a recommendation to any Westinghouse shareholder as to how such shareholder should vote with respect to the Merger or the transactions related thereto.

     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to Westinghouse in connection with the Merger and will receive a fee for our services, including for rendering this opinion. In addition, Westinghouse has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Westinghouse and the Subject Company, including serving as agent bank under Westinghouse's senior credit facility and serving as agent bank under a senior credit facility for the Subject Company. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Westinghouse and the Subject Company for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair, from a financial point of view, to Westinghouse.

     This opinion is for the use and benefit of the Board of Directors of Westinghouse in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                                          Very truly yours,

                                          /s/ CHASE SECURITIES INC.

                                          CHASE SECURITIES INC.

                                      III-2

SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048

212-783-7000
                                                         [SALOMON BROTHERS LOGO]

                                                                        ANNEX IV

June 19, 1996

Board of Directors
Westinghouse Electric Corporation
Westinghouse Building
11 Stanwix Street
Pittsburgh, PA 15222-1384

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Westinghouse Electric Corporation, a Pennsylvania corporation (the "Company"), of the exchange ratio (the "Exchange Ratio") contemplated by the Agreement and Plan of Merger (the "Merger Agreement") to be entered into in connection with the proposed merger (the "Merger") of R Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, with and into Infinity Broadcasting Corporation, a Delaware corporation ("Infinity"). Pursuant to the Merger Agreement, each issued and outstanding share of (a) Class A Common Stock, par value $.002 per share, of Infinity, (b) Class B Common Stock, par value $.002 per share, of Infinity and
(c) Class C Common Stock, par value $.002 per share, of Infinity (collectively, the "Infinity Common Stock") will be converted into the right to receive 1.71 shares of common stock, par value $1.00, of the Company (the "Company Common Stock"). In connection with the Merger, the Company and certain stockholders of Infinity (the "Infinity Stockholders") also propose to enter into an agreement (the "Stockholders' Agreement") pursuant to which each Infinity Stockholder will agree, among other things, to vote its shares of Infinity Common Stock in favor of the Merger.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (a) a draft dated June 19, 1996 of the Merger Agreement; (b) a draft dated June 19, 1996 of the Stockholders' Agreement; (c) certain publicly available information concerning the Company and Infinity, including the Annual Reports on Form 10-K of the Company and Infinity for each of the years in the three-year period ended December 31, 1995 and the Quarterly Reports on Form 10-Q of the Company and Infinity for the quarter ended March 31, 1996; (d) certain financial information provided to us by the Company regarding acquisitions made by Infinity in 1996; (e) certain financial forecasts concerning the businesses and operations of the Company and Infinity that were prepared by the management of the Company; (f) certain information concerning cost savings and synergies expected to result from the Merger that was prepared by the management of the Company; (g) certain publicly available information with respect to other companies that we believe to be comparable in certain respects to Infinity and certain business segments of the Company and the trading markets for such other companies' securities; and (h) certain publicly available information concerning the terms of other acquisition transactions that we believe to be comparable to the Merger. We have also met with certain officers and employees of the Company and Infinity to discuss the foregoing, including the past and current business operations, financial condition and prospects of the Company and Infinity, respectively, and the cost savings and synergies expected to result from the Merger, as well as other matters we believe relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deem relevant.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information.

With respect to the financial forecasts of the Company and Infinity and the cost savings and synergies expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company or Infinity, as the case may be, and such expected cost savings and synergies, and we express no opinion with respect to such projections or expected savings and synergies or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Infinity.

     Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger.

     As you are aware, we will receive a fee from the Company for our services in connection with the Merger. Additionally, we have previously rendered certain investment banking and financial advisory services to Infinity for which we have received customary compensation. In addition, in the ordinary course of our business, we may actively trade the securities of the Company and Infinity for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          /s/ SALOMON BROTHERS INC

                                          SALOMON BROTHERS INC

                                                     Investment Banking

                                                     Corporate and Institutional
                                                     Client Group

                                                     World Financial Center
                                                     North Tower
                                                     New York, New York
                                                     10281-1330

[MERRILL LYNCH LOGO]
                                                                         ANNEX V

June 20, 1996

Infinity Broadcasting Corporation
Board of Directors
600 Madison Avenue
New York, NY 10022

Gentlemen:

     Infinity Broadcasting Corporation (the "Company"), Westinghouse Electric Corporation (the "Acquiror") and a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the "Merger") in which each issued and outstanding Class A, Class B and Class C share of the Company's common stock, par value $.002 per share (collectively, the "Shares"), not owned directly or indirectly by the Acquiror or the Company will be converted into the right to receive such number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of the Acquiror (the "Acquiror Shares") as provided in the Merger Agreement (the "Merger Consideration"). In connection with the Merger, certain individuals and trusts which hold Shares (the "Principal Stockholders") and the Acquiror propose to enter into a Stockholder Agreement (the "Stockholder Agreement") pursuant to which, among other things, the Principal Stockholders will agree to vote their Shares in favor of the Merger.

     You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the holders of the Shares, other than the Acquiror and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996;

     (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Acquiror's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996;

     (3) Conducted discussions with members of the management of the Company concerning its business and prospects and the potential synergies which might be realized following the Merger;

     (4) Conducted discussions with members of the management of the Acquiror concerning its business and prospects and the recently announced potential restructuring of the Acquiror;

     (5) Reviewed the historical market prices and trading activity for the Shares and the Acquiror Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

     (6) Compared the results of operations of the Company and the Acquiror with those of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

     (7) Reviewed the Merger Agreement and the Stockholder Agreement;

     (8) Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of other mergers and acquisitions which we deemed relevant;

     (9) Considered certain pro forma financial effects of the Merger; and

     (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror and we have not independently verified such information. We have not made any independent evaluation or appraisal of the assets or liabilities of the Company or the Acquiror, nor have we been furnished with any such appraisal. In the case of our review with respect to projected financial results, we conducted discussions with members of the management of the Company with respect to certain publicly available forecasted financial information prepared by a third party which was identified to us by the Company and which we have assumed has been reasonably prepared, and with members of the management of the Acquiror with respect to summary financial forecasts prepared by us based upon publicly available information. We have, with your approval, assumed that the Merger will qualify as a tax-free transaction under Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based upon market, economic and other conditions as they exist on the date hereof. In addition, we express no opinion as to prices at which the Acquiror Shares will trade following the consummation of the Merger.

     In connection with our engagement by the Company, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, any third party indications of interest for the acquisition of all or any portion of the Company. In addition, we have not reviewed with the Company or its Board of Directors any other potential transactions in lieu of the Merger.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, payment of a significant portion of which is contingent upon consummation of the Merger. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of the Company and the Acquiror for our own account and for the accounts of our customers and, accordingly, we may from time to time hold long or short positions in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be relied upon or used for any other purpose without our prior written consent; provided, however that this letter may be reproduced in full in the proxy statement/prospectus to be mailed to the Company's stockholders in connection with the Merger. This letter does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that the Merger Consideration is fair from a financial point of view to the holders of the Shares, other than the Acquiror and its affiliates.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED

                                          By /s/ MERRILL LYNCH

                                            Managing Director
                                            Investment Banking Group

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1741 of the PBCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 of the PBCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless there is a judicial determination that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 of the PBCL provides that to the extent a representative of a corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred in defending a Proceeding may be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. However, Section 1746 also provides that such indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Westinghouse provides for indemnification of its directors and officers pursuant to Article ELEVENTH of the Restated Articles of Incorporation of Westinghouse and Article XVII of the By-laws of Westinghouse. Article ELEVENTH of the Restated Articles and Article XVII of the By-laws provide in effect that, with respect to Proceedings based on acts or omissions on or after January 27, 1987, and unless prohibited by applicable law, Westinghouse shall indemnify directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such Proceedings (subject to certain limitations in the case of actions by such persons against Westinghouse). Under Article XVII, Westinghouse shall also advance amounts to any director or officer during the pendency of any such Proceedings against expenses incurred, provided that, if required by law, Westinghouse receives an undertaking to repay such amount if it is ultimately determined that such person is not to be indemnified under such Article. The indemnification provided for in such Articles is in addition to any rights to which any director or officer may otherwise be entitled. Article XVII of the By-laws provides that the right of a director or officer to such indemnification and advancement of expenses shall be a contract right and further provides procedures for the enforcement of such right.

     Westinghouse has purchased directors' and officers' liability insurance policies indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with Westinghouse or its subsidiaries as directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES.

     (a) The following is a list of Exhibits included as part of this Registration Statement.

   2.1   Agreement and Plan of Merger dated as of June 20, 1996, as amended, among
         Westinghouse, R Acquisition Corp. and Infinity Broadcasting Corporation (included as
         Annex I to the Joint Proxy Statement/Prospectus).
   2.2   Stockholder Agreement dated as of June 20, 1996, as amended, among Westinghouse and the stockholders named therein (included as Annex II to the Joint Proxy
         Statement/Prospectus).
   4.1   The Restated Articles of Westinghouse as amended are incorporated herein by reference to Exhibit 3(a) to Form 10-K for the year ended December 31, 1995.
   4.2   The By-Laws of Westinghouse, as amended.
   4.3   Except as set forth below, there are no instruments with respect to long-term debt of
         Westinghouse that involve securities authorized thereunder exceeding 10% of the total assets of Westinghouse and its subsidiaries on a consolidated basis. Westinghouse agrees to provide to the Securities and Exchange Commission, upon request, a copy of instruments defining the rights of holders of long-term debt of Westinghouse and its subsidiaries.
         (1) Form of Senior Indenture, dated as of November 1, 1990, between Westinghouse and
             Citibank, N.A. is incorporated herein by reference to Exhibit 4.1 to
             Westinghouse's Registration Statement No. 33-41417.
   4.4   Rights Agreement between Westinghouse and First Chicago Trust Company of New York is
         incorporated herein by reference to Exhibit 1 to Form 8-A filed with the Securities and Exchange Commission on January 9, 1996.
   5.1   Opinion of Louis J. Briskman, Jr., as to the legality of the securities being registered.
   8.1   Opinion of Cravath, Swaine & Moore, as to certain United States federal income tax consequences of the Merger.
   8.2   Opinion of Debevoise & Plimpton, as to certain United States federal income tax consequences of the Merger.
  23.1   Consent of Price Waterhouse LLP.
  23.2   Consent of Price Waterhouse LLP.
  23.3   Consent of KPMG Peat Marwick LLP.
  23.4   Consent of Coopers & Lybrand L.L.P.
  23.5   Consent of Deloitte & Touche.
  23.6   Consent of Louis J. Briskman, Jr. (included in Exhibit 5.1 to this Registration
         Statement).
  23.7   Consent of Cravath, Swaine & Moore (included in Exhibit 8.1 to this Registration
         Statement).
  23.8   Consent of Debevoise & Plimpton (included in Exhibit 8.2 to this Registration
         Statement).
  24.1   Powers of Attorney.
  99.1   Form of proxy card to be mailed to holders of Westinghouse Common Stock.
  99.2   Form of proxy card to be mailed to holders of Infinity Common Stock.

     (b) Not applicable.

     (c) The opinion of Chase Securities Inc. is included as Annex III to the Joint Proxy Statement/ Prospectus; the opinion of Salomon Brothers Inc is included as Annex IV to the Joint Proxy Statement/

Prospectus; and the opinion of Merrill Lynch, Pierce, Fenner and Smith Incorporated is included as Annex V to the Joint Proxy Statement/Prospectus.

ITEM 22. UNDERTAKING.

     The undersigned Registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (e) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable registration form;

          (f) that every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (g) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

          (h) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

          (i) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on the 21st day of October, 1996.


                                          WESTINGHOUSE ELECTRIC CORPORATION

                                          By  /s/ GARY M. CLARK
                                            ------------------------------
                                            Name: Gary M. Clark
                                            Title: President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 21st day of October, 1996 in the capacities indicated.



                  SIGNATURE                                         TITLE
                  ---------                                         -----
                      *                             Chairman and Chief Executive Officer
---------------------------------------------           (principal executive officer)
             (Michael H. Jordan)                                and director


              /s/ GARY M. CLARK                            President and director
---------------------------------------------
               (Gary M. Clark)


                      *                                           director
---------------------------------------------
             (Frank C. Carlucci)


                      *                                           director
---------------------------------------------
            (Robert E. Cawthorn)


                      *                                           director
---------------------------------------------
            (George H. Conrades)


                      *                                           director
---------------------------------------------
            (William H. Gray III)


                      *                                           director
---------------------------------------------
               (David K.P. Li)


                      *                                           director
---------------------------------------------
            (David T. McLaughlin)


                      *                                           director
---------------------------------------------
           (Richard R. Pivirotto)


                      *                                           director
---------------------------------------------
                (Paula Stern)


                  SIGNATURE                                         TITLE
                  ---------                                         -----

                      *                                           director
---------------------------------------------
             (Robert D. Walter)


                      *                                 Executive Vice President and
---------------------------------------------              Chief Financial Officer
            (Fredric G. Reynolds)                       (principal financial officer)


             /s/ CAROL V. SAVAGE                             Vice President and
---------------------------------------------             Chief Accounting Officer
              (Carol V. Savage)                        (principal accounting officer)


                                                    * By      /s/ GARY M. CLARK
                                                         ------------------------------
                                                               Gary M. Clark
                                                             Attorney-in-Fact

                                 EXHIBIT INDEX

   2.1   Agreement and Plan of Merger dated as of June 20, 1996, as amended, among
         Westinghouse, R Acquisition Corp. and Infinity Broadcasting Corporation (included as
         Annex I to the Joint Proxy Statement/Prospectus).
   2.2   Stockholder Agreement dated as of June 20, 1996, as amended, among Westinghouse and the stockholders named therein (included as Annex II to the Joint Proxy
         Statement/Prospectus).
   4.1   The Restated Articles of Westinghouse as amended are incorporated herein by reference to Exhibit 3(a) to Form 10-K for the year ended December 31, 1995.
   4.2   The By-Laws of Westinghouse, as amended.
   4.3   Except as set forth below, there are no instruments with respect to long-term debt of
         Westinghouse that involve securities authorized thereunder exceeding 10% of the total assets of Westinghouse and its subsidiaries on a consolidated basis. Westinghouse agrees to provide to the Securities and Exchange Commission, upon request, a copy of instruments defining the rights of holders of long-term debt of Westinghouse and its subsidiaries.
         (1) Form of Senior Indenture, dated as of November 1, 1990, between Westinghouse and
             Citibank, N.A. is incorporated herein by reference to Exhibit 4.1 to
             Westinghouse's Registration Statement No. 33-41417.
   4.4   Rights Agreement between Westinghouse and First Chicago Trust Company of New York is
         incorporated herein by reference to Exhibit 1 to Form 8-A filed with the Securities and Exchange Commission on January 9, 1996.
   5.1   Opinion of Louis J. Briskman, Jr., as to the legality of the securities being registered.
   8.1   Opinion of Cravath, Swaine & Moore, as to certain United States federal income tax consequences of the Merger.
   8.2   Opinion of Debevoise & Plimpton, as to certain United States federal income tax consequences of the Merger.
  23.1   Consent of Price Waterhouse LLP.
  23.2   Consent of Price Waterhouse LLP.
  23.3   Consent of KPMG Peat Marwick LLP.
  23.4   Consent of Coopers & Lybrand L.L.P.
  23.5   Consent of Deloitte & Touche.
  23.6   Consent of Louis J. Briskman, Jr. (included in Exhibit 5.1 to this Registration
         Statement).
  23.7   Consent of Cravath, Swaine & Moore (included in Exhibit 8.1 to this Registration
         Statement).
  23.8   Consent of Debevoise & Plimpton (included in Exhibit 8.2 to this Registration
         Statement).
  24.1   Powers of Attorney.
  99.1   Form of proxy card to be mailed to holders of Westinghouse Common Stock.
  99.2   Form of proxy card to be mailed to holders of Infinity Common Stock.

     (b) Not applicable.